     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      THE NEW YORK RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          5812                  58-2350980
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                               1114 FIRST AVENUE
                               NEW YORK, NY 10021
                                 (212) 838-2061
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ALAN N. STILLMAN
                            CHIEF EXECUTIVE OFFICER
                               1114 FIRST AVENUE
                               NEW YORK, NY 10021
                                 (212) 838-2061
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        JAMES WESTRA, ESQUIRE                   THOMAS E. MOLNER, ESQUIRE
     HUTCHINS, WHEELER & DITTMAR           KRAMER LEVIN NAFTALIS & FRANKEL LLP
      A Professional Corporation                     919 Third Avenue
          101 Federal Street                        New York, NY 10022
           Boston, MA 02110                           (212) 715-9100
            (617) 951-6600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / 333-________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM           AMOUNT OF
                           TITLE OF EACH CLASS OF                              AGGREGATE OFFERING        REGISTRATION
                        SECURITIES TO BE REGISTERED                                 PRICE(1)                  FEE
Common Stock, $.01 par value per share......................................       $35,000,000              $9,730

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. THE NEW YORK RESTAURANT GROUP, INC. AND THE UNDERWRITERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 26, 1999

PROSPECTUS
       , 1999

                                        SHARES

                                     [LOGO]

                      THE NEW YORK RESTAURANT GROUP, INC.

                                  COMMON STOCK

                               ------------------

    This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price for our
shares. We are offering       shares in this offering. We anticipate that the
initial public offering price will be between $      and $      per share.

    We have applied for approval for quotation on the Nasdaq National Market under the symbol "NYRG" for the shares we are offering.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

                            ------------------------

                                                                                      PER SHARE      TOTAL
Public price........................................................................  $              $
Underwriting discounts and commissions..............................................  $              $
Proceeds to us......................................................................  $              $

                            ------------------------

    The underwriters have an option to purchase       shares of common stock
from us at the initial public offering price to cover any over-allotments of shares.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BEAR, STEARNS & CO. INC.                              THOMAS WEISEL PARTNERS LLC

    Our registered trademarks and service marks include The Manhattan Ocean Club-Registered Trademark-, Park Avenue Cafe-Registered Trademark-, Cite-Registered Trademark-, Cite Grill-Registered Trademark-, the Grill Room-Registered Trademark-, Maloney & Porcelli-Registered Trademark-, Mrs. Park's Tavern-Registered Trademark- and Wine Week-Registered Trademark- and we license the Smith & Wollensky, Wollensky Grill and Mrs. Wollensky's Cigar Bar trademarks. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                          [inside front cover artwork]

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN OUR COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THIS SUMMARY WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE DISCUSSION OF THE RISKS OF INVESTING IN OUR COMMON STOCK SET FORTH UNDER THE CAPTION "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

OUR COMPANY

    Since opening the original Smith & Wollensky steakhouse in New York City in 1977, we have become one of the leading creators, owners and operators of high-end, high-volume restaurants in the United States. Our core concept, Smith & Wollensky, a classic American steakhouse, is one of the most recognized brand names in the high-end segment of the restaurant industry. Since December 1997, we have opened five owned Smith & Wollensky restaurants in new markets. We currently operate 12 restaurants, eight of which we own and four of which we manage. In addition to Smith & Wollensky, we have created and operate five other successful high-end, high-volume restaurant concepts-- Maloney & Porcelli, Park Avenue Cafe, Cite, The Manhattan Ocean Club and The Post House.

    An overview of our restaurants is provided below:

                                                                                                          AVERAGE
                                                                                     SALES FOR       CHECK/PERSON FOR
                                                                                   THE 12 MONTHS       THE 12 MONTHS
                                                                                       ENDED               ENDED
         RESTAURANT            DESCRIPTION        LOCATION       DATE OPENED     JUNE 28, 1999(1)    JUNE 28, 1999(2)
----------------------------  --------------  ----------------  --------------  -------------------  -----------------
                                                                                   (IN MILLIONS)

SMITH & WOLLENSKY             Classic         New York City(*)  October 1977         $    24.7           $   58.50
  (Includes Wollensky's       American        Miami             December 1997              7.9               56.10
  Grill)                      steakhouse      Chicago           April 1998                 9.9               54.80
                                              New Orleans       October 1998                --(3)            43.60(3)
                                              Las Vegas         December 1998               --(4)            60.50(4)
                                              Washington, D.C.  July 1999                   --                  --

MALONEY & PORCELLI            Updated         New York City(*)  September 1996       $    10.3           $   65.10
                              American
                              classic
                              cuisine

PARK AVENUE CAFE              Cutting-edge    New York City     February 1992        $     8.2(5)        $   64.90
  (Includes Mrs. Park's       new American    Chicago(*)        October 1994               6.4               24.30(6)
  Tavern in Chicago)          cuisine in a
                              cafe
                              atmosphere

CITE                          Parisian grand  New York City     December 1989        $     9.8           $   48.90
  (Includes Cite Grill)       cafe-style
                              restaurant

THE MANHATTAN                 High-end        New York City     January 1984         $     8.7           $   70.10
  OCEAN CLUB                  seafood
                              restaurant

THE POST HOUSE                Steak and chop  New York City(*)  August 1980          $     6.1           $   73.60
                              house with
                              American theme

                                 SEATING
         RESTAURANT             CAPACITY
----------------------------  -------------
SMITH & WOLLENSKY                     480
  (Includes Wollensky's               670
  Grill)                              610
                                      375
                                      675
                                      340
MALONEY & PORCELLI                    410
PARK AVENUE CAFE                      260(5)
  (Includes Mrs. Park's               460
  Tavern in Chicago)
CITE                                  375
  (Includes Cite Grill)
THE MANHATTAN                         235
  OCEAN CLUB
THE POST HOUSE                        175

--------------------------

* REPRESENTS A RESTAURANT WHICH WE DO NOT OWN, BUT WHICH WE MANAGE PURSUANT TO A MANAGEMENT CONTRACT OR ARRANGEMENT.

(1) SALES DATA THROUGHOUT THIS PROSPECTUS INCLUDES BANQUET AND RETAIL MERCHANDISE SALES.

(2) AVERAGE CHECK DATA THROUGHOUT THIS PROSPECTUS DOES NOT INCLUDE RETAIL MERCHANDISE SALES AND BANQUET SALES.

(3) THIS LOCATION, OPEN FOR NINE OF THE 12 MONTHS ENDED JUNE 28, 1999, HAD SALES OF $3.7 MILLION.

(4) THIS LOCATION, OPEN FOR SEVEN OF THE 12 MONTHS ENDED JUNE 28, 1999, HAD SALES OF $7.9 MILLION.

(5) INCLUDES THE TOWNHOUSE, A DEDICATED BANQUET FACILITY ADJACENT TO THE MAIN RESTAURANT.

(6) WE MANAGE ALL FOOD AND BEVERAGE SERVICES AT THIS LOCATION PURSUANT TO A MANAGEMENT CONTRACT WITH AN INTERNATIONAL HOTEL CHAIN. ROOM SERVICE DATA IS INCLUDED IN SALES DATA AND EXCLUDED FROM THE AVERAGE CHECK PER PERSON DATA. THE SALES DATA FOR THIS LOCATION IN THIS PROSPECTUS ARE BASED SOLELY ON REPORTS PROVIDED BY THE HOTEL CHAIN AND ARE NOT SUBJECT TO OUR SYSTEM OF INTERNAL CONTROLS.

    Our restaurants have received numerous national and local dining awards, including the Distinguished Restaurants of North America "DiRoNA Award" and WINE SPECTATOR'S "Grand Award." Six of our eight restaurants that were open for all of 1998 were among the top 100 independent restaurants in the United States in terms of sales according to RESTAURANTS & INSTITUTIONS, a leading trade magazine. For the 12 months ended June 28, 1999, average sales for our restaurants that were open for the full period were $10.2 million and the average check per person was $55.60. During the same period, the restaurants we operate had sales of $103.6 million.

    Each of our restaurants provides a unique fine dining experience, offering distinctive high quality food, creative menus, extensive wine selections and exceptional customer service accompanied by attractive design and decor. We believe that our restaurant concepts have broad national appeal and that, as a result, we have significant opportunities to expand our business and generate favorable returns.

OPERATING STRATEGY

    The critical elements of our operating strategy are as follows:

    - HIGH-END, HIGH-VOLUME RESTAURANTS. We seek to create large restaurants, typically with 275 to 325 seats, which, by virtue of their layout, also provide a distinctive and intimate dining experience for our customers. Our high-volume approach is designed to generate higher sales and operating profitability than other high-end restaurant concepts.

    - PROMINENT RESTAURANT LOCATIONS. We seek to locate our restaurants on attractive, high-profile sites near central business districts within major metropolitan areas to attract business people and affluent diners. In the case of Smith & Wollensky, we create icon-like locations through the use of the signature green and white Smith & Wollensky exterior.

    - CRITICALLY-ACCLAIMED FOOD. We strive to provide our customers with distinctive food of the highest quality for which we have received numerous awards. Our restaurants use only USDA prime grade beef which is dry-aged on the premises, and the freshest, best quality ingredients available. Our desserts are prepared by highly trained pastry chefs on location, and several of our restaurants bake their own bread on the premises. To maintain our high standards, our Corporate Executive Chef oversees menu development and implementation and monitors ongoing quality control at all of our restaurants.

    - EXTENSIVE WINE SELECTION. We complement our commitment to offering the best quality cuisine by also offering an extensive wine list in each of our restaurants and by sponsoring nationally acclaimed wine programs. Our restaurants have won the WINE SPECTATOR'S "Grand Award" from 1987 to 1995 and "Award of Excellence" from 1989 to 1998. We believe our restaurants' aggregate selection of approximately 2,400 listings and 92,000 bottles of wine distinguishes us from our competitors. For the 12 months ended June 28, 1999, wine sales at dinner accounted for $13.40 of the average $65.70 dinner check per person at our restaurants (excluding Park Avenue Cafe in Chicago whose owner was unable to provide us with average dinner check per person data).

    - SIGNIFICANT AND INNOVATIVE MARKETING AND ADVERTISING. We seek to promote strong brand awareness through innovative marketing and advertising programs, in large part, through full-page advertising in leading national publications such as THE NEW YORK TIMES, FORTUNE and FORBES. We believe that our consistent investment in advertising and marketing is substantial compared to other participants in the high-end segment of the restaurant industry.

    - EXCEPTIONAL CUSTOMER SERVICE. We strive to provide a consistent, high-quality dining experience in order to foster customer satisfaction and brand loyalty. To achieve this goal, we focus on providing our customers with attentive and professional service by training and encouraging our employees to exceed guests' expectations.

    - EXPERIENCED MANAGEMENT TEAM. Led by Alan Stillman, our Chief Executive Officer and the creator of the Smith & Wollensky concept, our senior management team has an average of 22 years in the restaurant industry and is experienced in developing and operating high-end, high-volume restaurants. The general managers of our restaurants have an average tenure with us of 15 years, and all of them have worked in the restaurant industry for at least 10 years.

GROWTH STRATEGY

    We intend to expand primarily by opening three to four restaurants per year while continuing to grow and develop recently opened restaurants. The critical elements of our growth strategy include the following:

    - OPEN SMITH & WOLLENSKY RESTAURANTS IN NEW MARKETS. We plan to capitalize on Smith & Wollensky's broad customer appeal and strong brand recognition by opening new units owned by us in major U.S. markets. Our new Smith & Wollensky units incorporate the decor, menu and atmosphere of our New York-based restaurant, while maintaining a flexible and up-to-date design that can be readily adapted to accommodate different geographic regions and locations.

    - GROW AND DEVELOP RECENTLY OPENED RESTAURANTS. Since December 1997, we have opened five Smith & Wollensky restaurants. Our experience has shown that our restaurants take between 15 and 36 months to achieve their expected level of operations. These new restaurants are currently in various stages of the ramp-up phase, and we believe incremental revenue and restaurant level operating profitability can be realized from each of these restaurants as they continue to develop.

    - CLUSTER OUR CONCEPTS IN EXISTING MARKETS. After entering a new market with the Smith & Wollensky concept, we intend to selectively open our other branded concepts in these markets. Our strategy calls for clustering our restaurants in high-profile sites near central business districts to increase revenue and maximize return on investment in a particular market. Additionally, we may consider opportunistic acquisitions of existing restaurants or new management arrangements.

    - LEVERAGE CENTRALIZED OPERATIONS TO INCREASE PROFITABILITY. We have established a central corporate infrastructure to efficiently manage our operations and to enable us to take advantage of volume discounts in marketing, advertising, purchasing and other expenses. As we continue to grow and expand, we will seek to improve operating efficiencies by controlling costs and spreading costs over a larger restaurant base.

    - EXPAND RETAIL OFFERINGS AND DEVELOP BRANDED MERCHANDISE. We have recently developed a comprehensive merchandising strategy to reinforce and capitalize on the upscale image of our Smith & Wollensky brand through the sale of items such as steak knives, steak sauce and cookbooks. While our primary focus is to continue to increase overall food and beverage sales at the restaurant level, we believe that merchandise sales, while currently modest, represent an attractive opportunity for us to generate incremental sales.

    Our principal executive offices are located at 1114 First Avenue, New York, New York 10021 and our telephone number is (212) 838-2061.

                                  THE OFFERING

Common stock offered by us...  shares
Common stock outstanding
  after this offering........  shares
Use of proceeds..............  For development of new restaurants, repayment of debt, working capital and other general corporate purposes. See
                               "Use of Proceeds."

    The number of shares to be outstanding after this offering includes the issuance of 2,172,794 shares of common stock in connection with the conversion of all outstanding shares of preferred stock upon the closing of this offering. It excludes 400,150 shares of common stock issuable upon exercise of options outstanding as of the date of this prospectus. It excludes warrants to purchase 107,983 shares of common stock issued to Magnetite Asset Investors, L.L.C. in connection with a $10.0 million financing completed by us on June 29, 1999.

    References to "we" or "us" include The New York Restaurant Group, Inc. and all wholly-owned subsidiaries and predecessor entities.

    Except as otherwise noted, all information in this prospectus assumes:

    - no exercise of the underwriters' over-allotment option;

    - no exercise of those options and warrants to purchase shares of common stock remaining outstanding after the completion of this offering;

    - the issuance of shares of common stock in connection with the conversion of all outstanding shares of preferred stock upon the closing of this offering; and

    - an increase in our authorized common stock to 20,000,000 shares and an increase in our undesignated preferred stock to 1,000,000 shares effective immediately prior to the closing of this offering.

            SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

                                                                                               THREE MONTHS ENDED
                                                       FISCAL                               ------------------------
                           ---------------------------------------------------------------   MARCH 30,    MARCH 29,
                              1994         1995         1996         1997         1998         1998         1999
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)    (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:

Owned restaurant sales...  $    22,147  $    23,454  $    25,002  $    26,582  $    42,521  $     9,212  $    16,988
Income from owned
  restaurant operations..        2,125        2,400        3,165        3,776        2,190          949        1,274
Management fee income....          687          863          988        1,901        2,968          576          648
Income from owned and
  managed restaurants....        2,812        3,263        4,153        5,677        5,158        1,525        1,922

General and
  administrative
  expenses...............        1,104        1,512        3,557        5,169        6,384        1,405        1,625
Operating income (loss)..        1,708        1,751       (1,904)        (146)      (1,536)          70           90
Interest expense
  (income)--net..........           74            4          275          331          337          (17)         362
Income (loss) before
  income taxes...........        1,634        1,747       (2,179)        (477)      (1,873)          87         (272)
Net income (loss)........        1,503        1,634       (2,063)        (960)      (2,445)         (48)        (410)
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------

Net income (loss)
  applicable to common
  shares.................  $     1,503  $     1,634  $    (2,063) $    (1,208) $    (3,932) $      (420) $      (782)

Net income (loss) per
  share
  Basic and diluted......         --(1)        --(1) $     (0.62 (2) $     (0.34) $     (0.85) $     (0.09) $     (0.17)
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------

Shares used in computing
  net income (loss) per
  share
  Basic and diluted......         --(1)        --(1)   3,333,450(2)   3,567,134   4,619,551   4,599,891    4,625,891
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------

SELECTED OPERATING DATA:

Number of owned
  restaurants at end of
  period.................            3            3            3            4            7            4            7
Number of managed
  restaurants at end of
  period.................            3            3            4            4            4            4            4
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total number of owned and
  managed restaurants at
  end of period..........            6            6            7            8           11            8           11
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Average owned restaurant
  sales for units open
  for entire year........  $     7,382  $     7,818  $     8,334  $     8,739  $     8,544           --           --
Comparable owned
  restaurant sales
  increase(3)............          9.7%         5.9%         6.6%         4.9%         3.0%         3.3%         3.4%

            SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

                                                                                               THREE MONTHS ENDED
                                                       FISCAL                               ------------------------
                           ---------------------------------------------------------------   MARCH 30,    MARCH 29,
                              1994         1995         1996         1997         1998         1998         1999
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                  (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Comparable managed
  restaurant sales
  increase(3)............          1.6%         2.2%         3.0%         3.7%         0.9%         6.9%         1.6%
Total sales for owned and
  managed restaurants      $    51,006  $    56,979  $    62,254  $    72,323  $    88,671  $    20,439  $    28,392
EBITDA from owned
  restaurant
  operations(4)..........  $     2,790  $     3,066  $     3,711  $     4,205  $     3,500  $     1,164  $     1,904
EBITDA(5)................  $     2,373  $     2,417  $      (936) $       789  $       408  $       440  $       918

                                                                                                 MARCH 29, 1999
                                                                                                  (UNAUDITED)
                                                                                             ----------------------

                                                                                              ACTUAL     ADJUSTED
                                                                                             ---------  -----------
                                                                                             (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................................................  $      --   $
Total assets...............................................................................     59,027
Long-term debt, including current portion..................................................     17,600
Convertible redeemable preferred stock.....................................................     21,487
Total stockholders' equity.................................................................      8,714

--------------------------

(1) PRIOR TO JANUARY 1, 1996, THE COMPANY WAS COMPRISED OF A SERIES OF PARTNERSHIP INTERESTS AND LIMITED LIABILITY COMPANIES AFFILIATED WITH A COMMON CONTROL GROUP, ACCORDINGLY THERE WERE NO MEMBERSHIP UNITS OR COMMON SHARES OUTSTANDING. AS SUCH, PRIOR TO 1996, EARNINGS (LOSS) PER MEMBERSHIP UNITS OR SHARES OF COMMON STOCK INFORMATION IS NOT APPLICABLE.

(2) MEMBERSHIP UNITS WERE OUTSTANDING FROM JANUARY 1, 1996 THROUGH OCTOBER 31, 1997. ALL INCOME (LOSS) PER SHARE INFORMATION HAS BEEN ADJUSTED FOR A THREE FOR TWO MEMBERSHIP UNIT SPLIT AND THE CONVERSION OF MEMBERSHIP UNITS INTO SHARES OF COMMON STOCK ON OCTOBER 31, 1997. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-- TRANSACTIONS INVOLVING MANAGEMENT--ROLL-UP TRANSACTIONS."

(3) IN CALCULATING COMPARABLE RESTAURANT SALES, WE INTRODUCE A RESTAURANT INTO OUR COMPARABLE RESTAURANT BASE ONCE IT HAS BEEN IN OPERATION FOR 15 CALENDAR MONTHS.

(4) EBITDA FROM OWNED RESTAURANT OPERATIONS CONSISTS OF INCOME FROM OWNED RESTAURANT OPERATIONS BEFORE RESTAURANT LEVEL DEPRECIATION AND AMORTIZATION INCLUDED IN TOTAL COST OF OWNED RESTAURANT SALES. DOES NOT INCLUDE MANAGEMENT FEE INCOME, GENERAL AND ADMINISTRATIVE EXPENSE, ROYALTY EXPENSE AND CORPORATE-LEVEL DEPRECIATION AND AMORTIZATION. EBITDA FROM OWNED RESTAURANT OPERATIONS SHOULD NOT BE CONSTRUED (A) AS AN ALTERNATIVE TO OPERATING INCOME (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS AN INDICATOR OF OUR OPERATING PERFORMANCE, OR (B) AS AN ALTERNATIVE TO CASH FLOWS FROM OPERATING ACTIVITIES (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS A MEASURE OF LIQUIDITY. EBITDA FROM OWNED RESTAURANT OPERATIONS AS CALCULATED BY US MAY BE CALCULATED DIFFERENTLY THAN EBITDA FROM OWNED RESTAURANT OPERATIONS FOR OTHER COMPANIES.

(5) EBITDA REPRESENTS NET INCOME (LOSS) BEFORE INTEREST EXPENSE, TAXES AND DEPRECIATION AND AMORTIZATION AND CORPORATE LEVEL DEPRECIATION AND AMORTIZATION WHICH IS INCLUDED IN GENERAL AND ADMINISTRATIVE EXPENSES. EBITDA SHOULD NOT BE CONSTRUED AS (A)AS AN ALTERNATIVE TO OPERATING INCOME (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS AN INDICATOR OF OUR OPERATING PERFORMANCE, OR (B) AS AN ALTERNATIVE TO CASH FLOWS FROM OPERATING ACTIVITIES (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS A MEASURE OF LIQUIDITY. EBITDA AS CALCULATED BY US MAY BE CALCULATED DIFFERENTLY THAN EBITDA FOR OTHER COMPANIES.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. MANY FACTORS, INCLUDING THOSE DESCRIBED BELOW, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS. IN ANY SUCH CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO TRANSLATE OUR CURRENT SUCCESS TO
  NEW MARKETS

    We do not believe that we can significantly increase our annual revenue from our New York restaurants because all but one have been open for more than seven years. We have only recently expanded our business outside of New York City. We cannot assure you that existing or new restaurants will be successful. In addition, as we expand our business into additional markets, we anticipate that such markets will support lower average checks, and as a result, the average check for our consolidated results may decline.

OPENING OF NEW RESTAURANTS INVOLVES RISKS WHICH COULD ADVERSELY AFFECT OUR
  OPERATING RESULTS

    Our future growth and profitability depend on our ability to open new restaurants efficiently. Our ability to expand is subject to a number of factors, including:

    - selection and availability of suitable restaurant sites;

    - negotiation of acceptable lease or purchase terms for such sites;

    - adequate supervision of construction;

    - our ability to secure required governmental permits and approvals;

    - adequate capital; and

    - general economic conditions.

These factors could affect our ability to open new restaurants on a timely basis. Delays in opening or failure to open new restaurants could materially and adversely affect our business and results of operations.

OUR RESOURCES MAY BE STRAINED IN IMPLEMENTING OUR BUSINESS STRATEGY

    Our growth strategy will place a strain on our management, financial, information systems and other resources. To manage our growth effectively, we must maintain the level of quality and service at our existing and future restaurants. We must also continue to enhance our operational, information, financial and management systems and locate, hire, train and retain qualified personnel, particularly restaurant managers. We may not be able to effectively manage any one or more of these or other aspects of our expansion. Failure to do so could have a material adverse effect on our business and results of operations.

BECAUSE WE MAINTAIN A SMALL NUMBER OF RESTAURANTS, WE COULD BE MATERIALLY AND
  ADVERSELY AFFECTED BY THE NEGATIVE PERFORMANCE OF A SINGLE RESTAURANT

    We currently operate 12 restaurants, eight of which we own. Due to this relatively small number of restaurants, poor financial performance at any owned restaurant could materially affect our profitability as a whole. Future growth in sales and profits will depend to a substantial extent on our ability to increase the number of our restaurants. The results achieved to date by our relatively small restaurant base may not be indicative of the results of a larger number of restaurants in a more geographically dispersed area with varied demographic characteristics.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO SEASONALITY AND OTHER
  FACTORS WHICH COULD HAVE A NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK

    Our business is subject to seasonal fluctuations which may vary greatly depending upon the region of the United States in which a particular restaurant is located. In addition to seasonality, our quarterly and annual operating results and comparable unit sales may fluctuate significantly as a result of a variety of factors, including:

    - the amount of sales contributed by new and existing restaurants;

    - the timing of new openings;

    - labor costs for our personnel;

    - our ability to achieve and sustain profitability on a quarterly or annual basis;

    - consumer confidence;

    - changes in consumer preferences;

    - the level of competition from existing or new competitors in the high-end segment of the restaurant industry; and

    - economic conditions generally and in each of the markets in which we are located.

    Additionally, when we open a new restaurant, integrating the restaurant into our operations may adversely affect our near-term operating results. Our new restaurants generally take about 15 to 36 months to reach planned operating levels. This is due to temporary inefficiencies typically associated with expanding into new regions and opening new restaurants, such as lack of market awareness and acceptance and unavailability of experienced staff. As a result, our continued expansion may result in an increase in these operating costs.

OUR MANAGEMENT ARRANGEMENT WITH THE SMITH & WOLLENSKY IN NEW YORK MAY BE
  TERMINATED AT ANY TIME

    We do not own the Smith & Wollensky restaurant in New York. While we manage the Smith & Wollensky restaurant in New York in exchange for annual management fees equal to 2.3% of this restaurant's annual revenue, we do not have a written management contract with St. James Associates, the owner of this restaurant. Although one of the two general partners of St. James Associates is an entity controlled by our Chief Executive Officer, the other general partner of St. James Associates is not. The general partners may cancel the management arrangement at any time without notice to us. Additionally, under the terms of the St. James Partnership Agreement, if the entity providing management services on our behalf is not operated and directed by Mr. Stillman, the other general partner may terminate retention of that entity by St. James and replace the entity with any person, firm or corporation which the other general partner chooses. We cannot assure you that our management arrangement will remain in effect. The cancellation of this management arrangement could materially and adversely affect us, including the loss of revenue and the inability to control our flagship restaurant and to coordinate marketing and promotions with other units.

WE DEPEND ON OUR CHIEF EXECUTIVE OFFICER

    Our success has been, and will continue to be, dependent on Alan Stillman, our Chief Executive Officer, and other members of our senior management group. The loss of Mr. Stillman's services could materially and adversely affect our business and development. We cannot assure you that we could find an adequate replacement for Mr. Stillman in the event of his unavailability. Moreover, pursuant to provisions contained in our agreements with St. James Associates and The Post House, these parties have the right to terminate the management services provided by us to the Smith & Wollensky restaurant in New York and The Post House restaurant if those services provided to them cease to be operated or directed by Alan Stillman. Additionally, pursuant to provisions contained in our management agreement with the Doubletree Hotel (which owns Mrs. Park's Tavern in Chicago), Doubletree may terminate the agreement if Alan Stillman ceases to own at least 20% of our common stock, and serve as our Chief Executive Officer. We entered into an employment agreement with Mr. Stillman in 1998 for a term of five years and are the beneficiary of a life insurance policy in the amount of $5 million on the life of Mr. Stillman. We cannot assure you that such insurance will be available in the future.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN QUALITY SENIOR AND
  RESTAURANT-LEVEL MANAGEMENT

    The development and success of our restaurants depend, in large part, on the efforts, abilities, experience and reputations of the general managers and chefs at such restaurants. Our inability to recruit and retain such individuals may delay the opening of new restaurants or result in higher employee turnover in existing restaurants which could materially and adversely affect our results of operations or business. We are also dependent on our senior management. The loss of any of these individuals could materially and adversely affect our business and results of operations.

MR. STILLMAN'S EXISTING INTERESTS IN ST. JAMES ASSOCIATES COULD PRESENT A
  CONFLICT OF INTEREST WITH US

    Some of our stockholders hold limited partnership interests in St. James Associates which owns the Smith & Wollensky restaurant in New York and the rights to the trademark "Smith & Wollensky." Additionally, an entity controlled by Mr. Stillman is a general partner of St. James Associates. As a result, in the event that a dispute arose between us and St. James Associates, it is possible that Mr. Stillman would have a conflict of interest as a result of his duties to both parties. Such a conflict of interest could make the resolution of any such dispute more difficult and could materially and adversely affect our business.

UNANTICIPATED COSTS OR DELAYS IN THE DEVELOPMENT OR CONSTRUCTION OF OUR
  RESTAURANTS COULD PREVENT OUR TIMELY AND COST-EFFECTIVE OPENING OF NEW RESTAURANTS

    We depend on contractors and real estate developers to construct our restaurants. Many factors may adversely affect the cost and time associated with the development and construction of our restaurants, including:

    - labor disputes;

    - shortages of materials or skilled labor;

    - adverse weather;

    - unforeseen engineering problems;

    - environmental problems;

    - construction or zoning problems;

    - local government regulations;

    - modifications in design; and

    - other unanticipated increases in costs.

    Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within our anticipated budgets or time periods or at all. Any such failure could have a material adverse effect on our business and results of operations.

THE FAILURE TO ENFORCE AND MAINTAIN OUR TRADEMARKS AND TRADENAMES COULD
  ADVERSELY AFFECT OUR ABILITY TO ESTABLISH AND MAINTAIN BRAND AWARENESS

    Subject to the terms of a license agreement, we license from St. James Associates the exclusive and perpetual right to use and sublicense the trademarks "Smith & Wollensky" and "Wollensky's Grill" and any variations thereof. We own the following trademarks used in our business: The Manhattan Ocean Club, Park Avenue Cafe, Cite, Cite Grill, the Grill Room, Maloney & Porcelli, Mrs. Park's Tavern and Wine Week. Our current operations and marketing strategy depend significantly on the strength of trademarks and service marks, especially Smith & Wollensky. The success of our expansion strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products. Although we are not aware of any infringing uses of any of the trademarks or service marks that we believe could materially affect us, we cannot assure you that we will be free from such infringements in the future.

    The name "Smith & Wollensky" represents our core concept and flagship restaurant. The termination of our right to use this name or our failure to maintain any of our other existing trademarks could materially and adversely affect us and our business.

THE RESTAURANT INDUSTRY IS INTENSELY COMPETITIVE AND OUR SUCCESS DEPENDS UPON
  OUR ABILITY TO MAINTAIN OUR COMPETITIVE POSITION

    The restaurant industry is intensely competitive. There are a great number of restaurants, both locally owned and members of regional or national chains, with which we compete directly and indirectly. While we believe that our restaurants are distinctive in design and operating concept, our principal competitors are other restaurants that operate in the high-end segment of the restaurant industry. Some of our competitors are significantly larger, have greater financial and other resources, have been in existence longer and are better established in areas where our restaurants are, or will be, located.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN FEDERAL, STATE AND LOCAL PERMITS
  NECESSARY FOR OUR RESTAURANTS

    Our business is subject to extensive Federal, state and local government regulations, including regulations relating to:

    - alcoholic beverage control;

    - the preparation and sale of food;

    - public health and safety;

    - sanitation, building, zoning and fire codes; and

    - employment and related tax matters.

    All these regulations impact not only our current operations but also our ability to open new restaurants. We will be required to comply with applicable state and local regulations in new locations into which we expand. Any difficulties, delays or failures in obtaining licenses, permits or approvals in such new locations could delay or prevent the opening of a restaurant in a particular area or reduce operations at an existing location, either of which would materially and adversely affect us and our operations.

WE ARE SUBJECT TO AND MAY FACE LIABILITY UNDER DRAM SHOP STATUTES.

    We are subject in certain states to "dram shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to such person. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, a judgment against us under a dram shop statute in excess of our liability coverage, or our inability to continue to obtain such insurance coverage at reasonable costs, could materially and adversely affect us.

INCREASED FOOD COSTS COULD MATERIALLY AFFECT OUR OPERATING RESULTS

    Our profitability is dependent in large measure on our ability to anticipate and react to changes in food costs. Various factors beyond our control, including climatic changes and government regulations, may affect food costs. Specifically, our dependence on frequent, timely deliveries of fresh prime beef, poultry, seafood and produce subjects us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. While we have been able to anticipate and react to increasing food costs through purchasing practices, menu changes and price adjustments in the past, we cannot assure you that we will be able to do so in the future. The failure to react to these increases could materially and adversely affect our business and result of operations.

WE COULD FACE LABOR SHORTAGES, INCREASED LABOR COSTS AND OTHER ADVERSE EFFECTS
  OF VARYING LABOR CONDITIONS

    Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, especially in light of our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants. A significant delay in finding qualified employees or high turnover of existing employees could materially and adversely affect our business and results of operations. Also, competition for qualified employees could require us to pay higher wages to attract sufficient qualified employees which could result in higher labor costs. In addition, increases in the minimum hourly wage, unemployment tax rates, and similar matters over which we have no control may adversely affect our operating costs.

    Additionally, the employees of two of our managed restaurants in New York, Smith & Wollensky and The Post House, are members of a union. Our collective bargaining agreement with these employees will expire in August 2000. The terms of a future collective bargaining agreement could result in increased labor costs. In addition, our failure to negotiate an agreement in a timely manner could result in an interruption of operations at those two managed locations which could materially and adversely affect our business and our results of operations.

WE MAY BE UNABLE TO FUND OUR SUBSTANTIAL WORKING CAPITAL REQUIREMENTS AND MAY
  NEED ADDITIONAL FUNDING SOONER THAN WE ANTICIPATE

    We believe that the proceeds from this offering, together with anticipated cash flow from operations and funds available from a credit facility, will be sufficient to satisfy our working capital requirements through at least December 31, 2000. We plan to incur substantial costs over the near-term in connection with our expansion plans. We may need to seek additional financing sooner than we anticipate as a result of the following factors:

    - changes in our operating plans;

    - acceleration of our expansion plans;

    - lower than anticipated sales;

    - increased costs of expansion, including construction costs;

    - increased food and/or operating costs; and

    - potential acquisitions.

    Additional financing may not be available on acceptable terms or at all. If we fail to get additional financing as needed, our business and results of operations would likely suffer. Please see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for a discussion of our expected capital needs and current resources available.

AS A RESTAURANT SERVICE PROVIDER, WE COULD BE SUBJECT TO ADVERSE PUBLICITY OR
  CLAIMS FROM OUR GUESTS AND EMPLOYEES

    We may be the subject of complaints or litigation from guests alleging food-related illness, injuries suffered on the premises or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect us and our restaurants, regardless of whether such allegations are true or whether we are ultimately held liable. We may also be the subject of complaints or allegations from current, former or prospective employees from time to time. A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business and results of operations. We may also be subject to litigation which, regardless of the outcome, could result in adverse publicity. Such litigation, adverse publicity or damages could have a material adverse effect on our business and results of operations.

OUR CURRENT INSURANCE MAY NOT PROVIDE ADEQUATE LEVELS OF COVERAGE AGAINST CLAIMS

    There are types of losses, such as punitive damages, we may incur that may be uninsurable or that we believe are not economically insurable. Further, we do not currently maintain any insurance coverage for employee-related litigation or the effects of adverse publicity. In addition, we may not be able to maintain in the future the type of insurance we currently maintain at rates we think appropriate or at all. If we incur any unusual losses, our lack of adequate insurance may have a material adverse effect.

WE MAY FAIL TO BE YEAR 2000 COMPLIANT

    We and third parties with whom we do business rely on numerous computer programs for day to day operations. We cannot ensure that we will be able to effectively address any Year 2000 issues in a timely and cost-efficient manner and without interruption to our business. We have initiated discussions with and sent surveys to our significant suppliers regarding their plans to solve Year 2000 issues where their systems interface with our systems or otherwise impact our operations. We cannot ensure that Year 2000 difficulties encountered by our suppliers or other third parties with whom we do business will not materially or adversely affect our business or results of operations. Additionally, we are in the process of upgrading our current point of sale system, which is not Year 2000 compliant, to a system which is Year 2000 compliant. We cannot ensure this upgrade will be completed in a timely manner or at all, and any such failure could materially adversely affect us.

OUR COMMON STOCK MAY NOT DEVELOP AN ACTIVE, LIQUID TRADING MARKET

    We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or the level of trading volume that will exist for our common stock after this offering. Low trading volumes may adversely affect your ability to sell your shares quickly at the market price. The initial public offering price for the shares will be determined by negotiations among us and the representatives of the underwriters. This initial price may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DELAY OR PREVENT A CHANGE OF
  CONTROL TRANSACTION

    Delaware corporate law contains, and our Amended and Restated Certificate of Incorporation and by-laws contain, provisions that could have the effect of delaying, deferring or preventing a change in control of our Company on terms which you may deem advantageous. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

    - authorize the issuance of "blank check" preferred stock (preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of common stock;

    - provide for a board of directors with staggered terms;

    - prohibit stockholder action, without a meeting of stockholders, by less than unanimous written consent; and

    - establish advance notice requirements for proposing matters to be acted upon by stockholders at a meeting.

A LIMITED NUMBER OF STOCKHOLDERS WILL HAVE THE ABILITY TO DETERMINE OUR POLICIES
  FOLLOWING THIS OFFERING

    A substantial majority of our capital stock is held by a limited number of stockholders. After completion of this offering, our officers and directors and parties affiliated with or related to such persons or to us will own
approximately   % of the shares of common stock outstanding. Accordingly, such stockholders will likely control major decisions of corporate policy and determine the outcome of any major transaction or other matters submitted to our stockholders or board of directors, including potential mergers or acquisitions, and amendments to our Amended and Restated Certificate of Incorporation. Stockholders other than these principal stockholders are therefore likely to have little or no influence on decisions regarding such matters.

THE PRICE OF OUR STOCK COULD DECREASE AS A RESULT OF SHARES BEING SOLD IN THE
  MARKET AFTER THIS OFFERING

    The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

    There will be       shares of common stock outstanding immediately after
this offering. Of these shares, the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining shares of common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act. In addition, additional shares of common stock subject to outstanding vested stock options could also be sold. Other holders of shares of common stock will also have registration rights allowing them to cause us to register their shares under the Securities Act. Finally, the holders of warrants to purchase 107,983 shares of common stock could purchase additional shares which also could be sold in the
future, subject to compliance with Rule 144.       shares subject to outstanding
options may also be sold upon vesting, when applicable.

    In connection with this offering, our executive officers, directors and
stockholders owning, in the aggregate,       shares have agreed that, without
the consent of Bear, Stearns & Co. Inc., they will not sell any shares of common stock for at least 180 days after the date of this prospectus.

THE MARKET PRICE OF OUR STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY

    The stock market has experienced extreme price and volume fluctuations. The trading price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

    - fluctuations in our quarterly or annual results of operations;

    - changes in published earnings estimates by analysts and whether our earnings meet or exceed such estimates;

    - additions or departures of key personnel; and

    - changes in overall stock market conditions, including the stock prices of other comparable restaurant companies.

    In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were subject to securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the shares of common
stock offered by us will be approximately $            , after deducting
underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering as follows:

    - $       for the development of new restaurants.

    - $       to repay all amounts outstanding under our $15.0 million senior credit facility, dated September 1, 1998, as amended, with Fleet Bank, N.A. Our interest rate under the Fleet facility is, at our option, prime rate or 3.25% above the LIBOR rate. As of March 29, 1999, the interest rate on certain loans outstanding was 8.38%, while the interest rate on LIBOR loans ranged from 8.18% to 8.22%. All amounts outstanding under the Fleet facility are required to be pre-paid upon consummation of this offering. Amounts outstanding under the Fleet facility as of January 15, 2000 convert to a term loan maturing on January 15, 2003. Proceeds from the Fleet facility have been used to fund the development of our restaurants and for working capital purposes. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."

    - $       to repay all amounts outstanding under our 12.5% Senior
      Subordinated Note due June 29, 2006 dated June 29, 1999 held by Magnetite Asset Investors, L.L.C., in the original principal amount of $10.0 million. Amounts borrowed under the Magnetite senior subordinated note were used to repay a portion of outstanding advances under our Fleet facility and to meet working capital needs. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."

    Pending these uses, we intend to invest the proceeds in investment grade, interest-bearing investments.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain all available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors. In addition, our Fleet facility prohibits us from paying any cash dividends without our lender's consent, and our ability to pay dividends is also restricted by our senior subordinated note purchase agreement with Magnetite.

                                    DILUTION

    Our net tangible book value as of March 29, 1999 was $               million
or $       per share of common stock. After giving effect to the sale of the common stock pursuant to this offering at an assumed initial public offering
price of $       per share, and after deducting underwriting discounts and
commissions and estimated expenses of this offering, our adjusted pro forma net
tangible book value at March 29, 1999, would have been $               or
$               per share.

    Net tangible book value per share before this offering has been determined by dividing our total tangible assets less total liabilities by the number of shares of common shares outstanding at March 29, 1999. This offering will result
in an increase in net tangible book value per share of $               to
existing stockholders and dilution in net pro forma tangible book value per
share of $               to new investors who purchase common stock in this
offering. Dilution is determined by subtracting pro forma net tangible book value per share from the assumed per share initial public offering price of
$               . The following table illustrates this per share dilution:

Assumed initial public offering price per share.........             $
Net tangible book value per share at March 29, 1999.....             $
Increase attributable to sale of shares in this
  offering..............................................
Pro forma net tangible book value per share after this
  offering..............................................
Pro forma dilution of net tangible book value per share
  to persons who purchase shares in this offering.......             $
                                                                     ---------
                                                                     ---------

    The following table summarizes, on a pro forma basis as of March 29, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

                                                           SHARES(1)                TOTAL CONSIDERATION
                                                  ---------------------------  ------------------------------
                                                                                                               AVERAGE PRICE PER
                                                    NUMBER        PERCENT         AMOUNT          PERCENT            SHARE
                                                  ----------      -------      -------------      -------      -----------------
Existing stockholders...........................                          %    $                          %        $
New investors...................................
Total...........................................                          %    $                          %        $

------------------------

(1) DOES NOT INCLUDE WARRANT OF MAGNETITE ASSET INVESTORS, L.L.C. TO PURCHASE 107,983 SHARES OF COMMON STOCK AT AN EXERCISE PRICE OF $.01 PER SHARE, OR 400,150 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS OUTSTANDING AT A WEIGHTED AVERAGE EXERCISE PRICE OF $6.96 PER SHARE, OR 234,375 SHARES AVAILABLE FOR ISSUANCE UNDER OUR STOCK OPTION PLANS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES" AND "MANAGEMENT--BENEFIT PLANS."

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 29, 1999. Our capitalization is presented:

    - on an actual basis;

    - on a pro forma basis to give effect to the conversion of all outstanding shares of preferred stock which will occur upon the closing of this offering and the exercise of a warrant issued to Magnetite Asset Investors, L.L.C. to purchase 107,983 shares of common stock at an exercise price of $.01 per share; and

    - on a pro forma as adjusted basis to reflect our receipt of the net
      proceeds from the sale of       shares of common stock in this offering at
      an assumed initial public offering price of $               per share
      after deducting the underwriting discounts and commissions and estimated offering expenses and after application of proceeds to the repayment of debt.

    It excludes:

    - 400,150 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $6.96 per share;

    - 234,375 shares available for issuance under our stock option plans.

    SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- LIQUIDITY AND CAPITAL RESOURCES" AND "MANAGEMENT--BENEFIT PLANS."

                                                                                           MARCH 29, 1999
                                                                                 -----------------------------------
                                                                                             (UNAUDITED)

                                                                                                          PRO FORMA
                                                                                                             AS
                                                                                  ACTUAL     PRO FORMA    ADJUSTED
                                                                                 ---------  -----------  -----------
                                                                                           (IN THOUSANDS)
Cash and cash equivalents......................................................  $      --   $            $
                                                                                 ---------       -----        -----
                                                                                 ---------       -----        -----

Long-term debt, net of current portion.........................................  $  17,070   $            $
Convertible redeemable preferred stock: $.01 par value; 5,000,000 shares authorized; 2,172,794 shares issued and outstanding on an actual basis;
  shares issued and outstanding on a pro forma basis; and         shares issued
  and outstanding on a pro forma as adjusted basis.............................     21,487
Stockholders' equity:
  Common stock: $.01 par value; 10,000,000 shares authorized; 4,625,891 shares
    issued and outstanding on an actual basis;          shares issued and
    outstanding on a pro forma basis; and         shares issued and outstanding
    on a pro forma as adjusted basis...........................................         46
  Additional paid-in capital...................................................     14,248
  Accumulated deficit..........................................................     (5,580)
                                                                                 ---------       -----        -----
      Total stockholders' equity...............................................      8,714
                                                                                 ---------       -----        -----
      Total capitalization.....................................................  $  47,271   $            $
                                                                                 ---------       -----        -----
                                                                                 ---------       -----        -----

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 29, 1997 and December 28, 1998 and the consolidated balance sheet data at December 29, 1997 and December 28, 1998 are derived from our consolidated financial statements which have been audited by KPMG LLP, independent auditors, and the consolidated statement of operations and balance sheet data for the year ended December 30, 1996 are derived from our consolidated financial statements which have been audited by Goldstein Golub Kessler LLP, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended January 2, 1995 (fiscal 1994) and January 1, 1996 (fiscal 1995), are derived from audited consolidated financial statements not included in this prospectus. The unaudited consolidated statement of operations for the three months ended March 30, 1998 and March 29, 1999 and the consolidated balance sheet data at March 29, 1999 have been derived from the unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of results for the entire year.

                                                                                                   THREE MONTHS ENDED
                                                               FISCAL                            ----------------------
                                     ----------------------------------------------------------  MARCH 30,   MARCH 29,
                                        1994        1995        1996        1997        1998        1998        1999
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                                      (UNAUDITED)

                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Owned restaurant sales.............  $   22,147  $   23,454  $   25,002  $   26,582  $   42,521  $    9,212  $   16,988
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Cost of owned restaurant sales:
  Food and beverage costs..........       5,854       6,190       6,642       7,031      12,188       2,699       4,970
  Salaried and related benefits....       6,713       7,178       7,230       8,022      14,058       2,844       5,143
  Restaurant operating expenses....       3,716       4,001       4,046       3,998       7,318       1,437       2,782
  Occupancy and related expenses...       1,528       1,582       1,620       1,624       2,656         570       1,064
  Marketing and promotional
    expenses.......................       1,546       1,437       1,753       1,702       2,801         498       1,125
  Depreciation and amortization....         665         666         546         429       1,310         215         630
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total cost of owned restaurant
  sales............................      20,022      21,054      21,837      22,806      40,331       8,263      15,714
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income from owned restaurant
  operations.......................       2,125       2,400       3,165       3,776       2,190         949       1,274
Management fee income..............         687         863         988       1,901       2,968         576         648
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income from owned and managed
  restaurants......................       2,812       3,263       4,153       5,677       5,158       1,525       1,922
General and administrative
  expenses.........................       1,104       1,512       3,557       5,169       6,384       1,405       1,625
Royalty expense....................          --          --          --           7         310          50         207
Write-off of offering and financing
  costs............................          --          --          --         647          --          --          --
Acquisition of management
  contract.........................          --          --       2,500          --          --          --          --
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating income (loss)............       1,708       1,751      (1,904)       (146)     (1,536)         70          90
Interest expense (income)--net of
  interest income..................          74           4         275         331         337         (17)        362
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before income
  taxes............................       1,634       1,747      (2,179)       (477)     (1,873)         87        (272)
Provision (benefit) for income
  taxes............................         131         113        (116)        483         572         135         138
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss)..................       1,503       1,634      (2,063)       (960)     (2,445)        (48)       (410)
Accrual of dividends and
  amortization of issuance costs on
  preferred shares.................          --          --          --        (248)     (1,487)       (372)       (372)
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss) applicable to
  common shares....................  $    1,503  $    1,634  $   (2,063) $   (1,208) $   (3,932) $     (420) $     (782)
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss) per share
  Basic and diluted................            (1)           (1) $    (0.62  (2) $    (0.34  (2) $    (0.85) $    (0.09) $    (0.17)
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Shares used in computing net
  income (loss) per share
  Basic and diluted................            (1)           (1)  3,333,450(2)  3,567,134(2)  4,619,551  4,599,891  4,625,891
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                                   THREE MONTHS ENDED
                                                               FISCAL                            ----------------------
                                     ----------------------------------------------------------  MARCH 30,   MARCH 29,
                                        1994        1995        1996        1997        1998        1998        1999
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                                      (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Number of owned restaurants at end
  of period........................           3           3           3           4           7           4           7
Number of managed restauarants at
  end of period....................           3           3           4           4           4           4           4
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total of owned and managed
  restaurants at
  end of period....................           6           6           7           8          11           8          11
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Average owned restaurant sales for
  units open for entire period.....  $    7,382  $    7,818  $    8,334  $    8,739  $    8,544          --          --
Comparable owned restaurant sales
  increase(3)......................         9.7%        5.9%        6.6%        4.9%        3.0%        3.3%        3.4%
Comparable managed restaurant sales
  increase.........................         1.6%        2.2%        3.0%        3.7%        0.9%        6.9%        1.6%
Total sales for owned and managed
  restaurants......................  $   51,006  $   56,979  $   62,254  $   72,323  $   88,671  $   20,439  $   28,392
EBITDA from owned restaurant
  operations(4)....................  $    2,790  $    3,066  $    3,711  $    4,205  $    3,500  $    1,164  $    1,904
EBITDA(5)..........................  $    2,373  $    2,417  $     (936) $      789  $      408  $      440  $      918

                                                                                                    FISCAL
                                                                             -----------------------------------------------------
                                                                               1994       1995       1996       1997       1998
                                                                             ---------  ---------  ---------  ---------  ---------

                                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................................  $   1,385  $   2,349  $   1,549  $   9,638  $      --
Total assets...............................................................      6,692      7,545     20,612     44,347     58,376
Long-term debt, including current portion..................................        275        175      7,397      3,515     17,104
Convertible redeemable preferred stock.....................................         --         --         --     19,628     21,115
Equity.....................................................................      2,075      2,254      7,018     13,177      9,496

                                                                             -------------
                                                                               MARCH 29,
                                                                                 1999
                                                                             -------------
                                                                              (UNAUDITED)

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................................    $      --
Total assets...............................................................       59,027
Long-term debt, including current portion..................................       17,600
Convertible redeemable preferred stock.....................................       21,487
Equity.....................................................................        8,714

------------------------------

(1) PRIOR TO JANUARY 1, 1996, THE COMPANY WAS COMPRISED OF A SERIES OF PARTNERSHIP INTERESTS AND LIMITED LIABILTY COMPANIES AFFILIATED WITH A COMMON CONTROL GROUP, ACCORDINGLY THERE WERE NO MEMBERSHIP UNITS OR SHARES OF COMMON STOCK OUTSTANDING. AS SUCH PRIOR TO 1996, EARNINGS (LOSS) PER MEMBERSHIP UNITS OR COMMON SHARES INFORMATION IS NOT APPLICABLE.

(2) MEMBERSHIP UNITS WERE OUTSTANDING FROM JANUARY 1, 1996 THROUGH OCTOBER 31, 1997. ALL INCOME (LOSS) PER SHARE INFORMATION HAS BEEN ADJUSTED FOR A THREE FOR TWO MEMBERSHIP UNIT SPLIT AND THE CONVERSION OF MEMBERSHIP UNITS INTO COMMON SHARES ON OCTOBER 31, 1997.

(3) IN CALCULATING COMPARABLE RESTAURANT SALES, WE INTRODUCE A RESTAURANT INTO OUR COMPARABLE RESTAURANT BASE ONCE IT HAS BEEN IN OPERATION FOR 15 CALENDAR MONTHS.

(4) EBITDA FROM OWNED RESTAURANT OPERATIONS CONSISTS OF INCOME FROM OWNED RESTAURANT OPERATIONS BEFORE RESTAURANT LEVEL DEPRECIATION AND AMORTIZATION INCLUDED IN TOTAL COST OF OWNED RESTAURANT SALES. DOES NOT INCLUDE MANAGEMENT FEE INCOME, GENERAL AND ADMINISTRATIVE EXPENSE, ROYALTY EXPENSE AND CORPORATE-LEVEL DEPRECIATION AND AMORTIZATION. EBITDA FROM OWNED RESTAURANT OPERATIONS SHOULD NOT BE CONSTRUED (A) AS AN ALTERNATIVE TO OPERATING INCOME (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS AN INDICATOR OF OUR OPERATING PERFORMANCE, OR (B) AS AN ALTERNATIVE TO CASH FLOWS FROM OPERATING ACTIVITIES (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS A MEASURE OF LIQUIDITY. EBITDA FROM OWNED RESTAURANT OPERATIONS AS CALCULATED BY US MAY BE CALCULATED DIFFERENTLY THAN EBITDA FROM OWNED RESTAURANT OPERATIONS FOR OTHER COMPANIES.

(5) EBITDA REPRESENTS NET INCOME (LOSS) BEFORE INTEREST EXPENSE, TAXES AND DEPRECIATION AND AMORTIZATION AND CORPORATE LEVEL DEPRECIATION AND AMORTIZATION WHICH IS INCLUDED IN GENERAL AND ADMINISTRATIVE EXPENSES. EBITDA SHOULD NOT BE CONSTRUED AS (A)AS AN ALTERNATIVE TO OPERATING INCOME (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS AN INDICATOR OF OUR OPERATING PERFORMANCE, OR (B) AS AN ALTERNATIVE TO CASH FLOWS FROM OPERATING ACTIVITIES (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS A MEASURE OF LIQUIDITY. EBITDA AS CALCULATED BY US MAY BE CALCULATED DIFFERENTLY THAN EBITDA FOR OTHER COMPANIES.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes appearing elsewhere in this prospectus.

OVERVIEW

    We opened our first restaurant in 1977 and by the end of 1996 we were operating seven units. In 1996, in order to facilitate the expansion of our core concept, Smith & Wollensky, we acquired the rights to use the name outside of the New York metropolitan area. In December 1997, we opened our first Smith & Wollensky unit outside of New York, in Miami Beach. We accelerated the number of openings which targeted major metropolitan areas of the United States with the opening of new Smith & Wollensky units in Chicago, New Orleans and Las Vegas in 1998, and Washington, D.C. in 1999. We believe that the particularly large size of these markets warranted investment in restaurants with seating capacities from 375 to 675. Our current expansion plan is to open one new unit in the last quarter of 1999 or the first quarter of 2000. In addition, we plan to open three to four new restaurants per year for the next several years, with seating capacities between 275 and 325 seats. We believe our expansion into slightly smaller markets will require smaller units at lower per unit initial investment. We believe these new restaurants will require, on average, a total cash investment of $4.5 million to $5.0 million excluding pre-opening expenses of $400,000 to $500,000. See "BUSINESS--EXPANSION PLANS, SITE SELECTION OF RESTAURANT DEVELOPMENT."

    Starting in 1996, we implemented a plan to build our infrastructure to position ourselves for growth. We recruited certain executives in the areas of operations and finance, leased additional corporate office space and began developing a system to electronically link the corporate office with the restaurants for sales and financial reporting purposes. In connection with the growth of our infrastructure, we significantly increased our advertising expenditures in 1998 primarily to promote, through full-page print advertisement, the new Smith & Wollensky units.

    As a result of our recent expansion, period to period comparisons of our financial results may not be meaningful. When a new restaurant opens, we typically incur higher than normal levels of food and labor costs as a percentage of sales during the first year of operations. Average sales for owned units open for all of 1998 was $8.5 million. We currently have five units outside of New York, of which only one was open for all of 1998. The three units that we own and operate in New York, The Manhattan Ocean Club, Park Avenue Cafe and Cite, had comparable restaurant sales growth of 3.0% in 1998 (in calculating comparable restaurant sales, we introduce a restaurant into our comparable restaurant base once it has been in operation for 15 calendar months). We believe that growth at these units will be modest as they currently operate at or near capacity.

    Pursuant to management contracts and arrangements, we operate, but do not own, the original Smith & Wollensky located in New York, as well as Maloney & Porcelli and The Post House, also located in New York, and Park Avenue Cafe in Chicago. See "BUSINESS--MANAGEMENT ARRANGEMENTS."

    On June 29, 1999 we entered into a senior subordinated note purchase agreement with Magnetite Asset Investors, L.L.C. which we expect to prepay with a portion of the proceeds of this offering. A portion of this facility was used to repay a portion of our Fleet credit facility. During the third-quarter of 1999, we expect to incur an extraordinary charge of approximately $
      million related to the prepayment of the Magnetite senior subordinated note. We also have outstanding $21.5 million of convertible redeemable preferred stock that is convertible, at the option of the holders, into common stock. All of the outstanding convertible redeemable preferred stock is being converted into shares of common stock in connection with this offering. We are currently accruing a cumulative 6.0% dividend per year on such convertible redeemable preferred stock which dividend will be
surrendered upon conversion. In addition, the $               outstanding under
the Fleet credit facility is required to be repaid upon the completion of the offering. See "USE OF PROCEEDS."

    Owned restaurant sales include gross sales less sales taxes and other discounts. Cost of owned restaurant sales include food and beverage costs, salaries and related benefits, restaurant operating expenses, occupancy and related expenses, marketing and promotional expenses and restaurant level depreciation and amortization. Salaries and related benefits include components of restaurant labor, including direct hourly and management wages, bonus and fringe benefits. Restaurant operating expenses include operating supplies, utilities, maintenance and repairs and other operating expenses. Occupancy and related expenses include rent, real estate taxes and other occupancy costs.

    Management fee income relates to fees that we receive from our managed units. These fees are based on a percentage of sales from the managed units, ranging from 1.5% to 6.0%. Management fee income includes fees from Maloney & Porcelli equal to 50.0% of the unit's net operating cash flow generated during each fiscal year (provided that the Maloney & Porcelli owner receives a minimum amount per year ranging from $144,000 to $480,000) and fees from the Doubletree Hotel's profits, based on the hotel's profits pursuant to the terms of our management agreement with Doubletree. See "BUSINESS--MANAGEMENT ARRANGEMENTS."

    General and administrative expenses include all corporate and administrative functions that support existing owned and managed operations and provide infrastructure to facilitate our growth. General and administrative expenses are comprised of management, supervisory and staff salaries and employee benefits, travel, information systems, training, corporate rent and professional and consulting fees. General and administrative expenses also include the depreciation of corporate-level property and equipment and the amortization of certain corporate intangible assets, such as goodwill, licensing agreements and management contracts.

    Royalty expense represent fees paid, pursuant to the licensing agreement, based upon 2.0% of sales for restaurants utilizing the Smith & Wollensky name. See "BUSINESS--MANAGEMENT ARRANGEMENTS."

    In this prospectus, wherever we refer to a particular year, we refer to our 52- or 53-week fiscal year ending on the Monday nearest December 31, unless otherwise noted. Fiscal years ended December 30, 1996, December 29, 1997 and December 28, 1998 each consisted of 52 weeks. The periods ended March 30, 1998 and March 29, 1999 each consisted of 13 weeks.

RESULTS OF OPERATIONS

    Our operating results, expressed as a percentage of sales, were as follows:

                                                                                                 THREE MONTHS ENDED
                                                                                              ------------------------
                                                                                               MARCH 30,    MARCH 29,
                                                          1996         1997         1998         1998         1999
                                                       -----------  -----------  -----------  -----------  -----------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:                                                          (UNAUDITED)

Owned restaurant sales...............................       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of owned restaurant sales:
  Food and beverage costs............................        26.6         26.5         28.7         29.3         29.3
  Salaries and related benefits......................        28.9         30.2         33.1         30.9         30.3
  Restaurant operating expenses......................        16.2         15.0         17.2         15.6         16.4
  Occupancy and related expenses.....................         6.5          6.1          6.2          6.2          6.2
  Marketing and promotional expenses.................         7.0          6.4          6.6          5.4          6.6
  Depreciation and amortization......................         2.2          1.6          3.1          2.3          3.7
                                                       -----------  -----------  -----------  -----------  -----------
Total cost of owned restaurant sales.................        87.4         85.8         94.9         89.7         92.5
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
Income from owned restaurant operations..............        12.6         14.2          5.1         10.3          7.5
Management fee income................................         4.0          7.2          7.0          6.3          3.8
Income from owned and managed restaurants............        16.6         21.4         12.1         16.6         11.3
General and administrative expenses..................        14.2         19.5         15.0         15.3          9.6
Royalty expense......................................          --           --          0.7          0.5          1.2
Write-off of offering and financing costs............          --          2.4           --           --           --
Acquisition of management contract...................        10.0           --           --           --           --
                                                       -----------  -----------  -----------  -----------  -----------
Operating income (loss)..............................        (7.6)        (0.5)        (3.6)         0.8          0.5
Interest expense (income)--net of interest income....         1.1          1.3          0.8         (0.2)         2.1
                                                       -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes....................        (8.7)        (1.8)        (4.4)         1.0         (1.6)
Provision (benefit) for income taxes.................        (0.5)         1.8          1.4          1.5          0.8
                                                       -----------  -----------  -----------  -----------  -----------
Net loss.............................................        (8.2)%       (3.6)%       (5.8)%       (0.5)%       (2.4)%
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------

QUARTER ENDED MARCH 29, 1999 COMPARED TO THE QUARTER ENDED MARCH 30, 1998

    OWNED RESTAURANT SALES. Owned restaurant sales increased $7.8 million, or 84.4%, to $17.0 million in the three months ended March 29, 1999 from $9.2 million in the three months ended March 30, 1998. The increase was primarily due to sales of $7.5 million at the three Smith & Wollensky units that opened after the first quarter of 1998. While sales at the Chicago and Las Vegas locations have met management's expectations, sales at the New Orleans location have not. Drawing on our experience with other restaurants, we are seeking to increase sales in New Orleans through an increase in advertising and promotional events. The increase in comparable store sales was $312,000, or 3.4%, primarily as a result of an increase in sales at the Smith & Wollensky in Miami partially offset by a decrease in sales at The Manhattan Ocean Club.

    FOOD AND BEVERAGE COSTS. Food and beverage costs increased $2.3 million to $5.0 million in the three months ended March 29, 1999 from $2.7 million in the three months ended March 30, 1998, primarily due to the three Smith & Wollensky units that opened after the first quarter of 1998. Food and beverage costs as a percent of owned restaurant sales remained constant at 29.3% in the three months ended March 29, 1999 and the three months ended March 30, 1998.

    SALARIES AND RELATED BENEFITS. Salaries and related benefits increased by $2.3 million to $5.1 million in the three months ended March 29, 1999 from $2.8 million in the three months ended

March 30, 1998. Salaries and related benefits as a percent of owned restaurant sales decreased to 30.3% in the three months ended March 29, 1999 from 30.9% in the three months ended March 30, 1998, primarily due to cost efficiencies achieved at the Smith & Wollensky in Miami.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses increased $1.4 million to $2.8 million in the three months ended March 29, 1999 from $1.4 million in the three months ended March 30, 1998. Restaurant operating expenses as a percent of owned restaurant sales increased to 16.4% in the three months ended March 29, 1999 from 15.6% in the three months ended March 30, 1998, primarily due to the three Smith & Wollensky units that opened after the first quarter of 1998.

    OCCUPANCY AND RELATED EXPENSES. Occupancy and related expenses increased $494,000 to $1.1 million in the three months ended March 29, 1999 from $570,000 in the three months ended March 30, 1998, primarily due to the Smith & Wollensky in Chicago and Las Vegas that opened after the first quarter of 1998. Occupancy and related expenses as a percent of owned restaurant sales remained constant at 6.2% in the three months ended March 29, 1999 and the three months ended March 30, 1998.

    MARKETING AND PROMOTIONAL EXPENSES. Marketing and promotional expenses increased $627,000 to $1.1 million in the three months ended March 29, 1999 from $498,000 in the three months ended March 30, 1998, primarily due to an increase in full-page print advertisements related to the new Smith & Wollensky units. Marketing and promotional expenses as a percent of owned restaurant sales increased to 6.6% in the three months ended March 29, 1999 from 5.4% in the three months ended March 30, 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $415,000 to $630,000 in the three months ended March 29, 1999 from $215,000 in the three months ended March 30, 1998 as result of the addition of approximately $26.3 million of new assets put into service after the first quarter of 1998 relating directly to the construction of the new Smith & Wollensky restaurants. These new Smith & Wollensky units are larger than the previously owned units and required significant capital expenditures.

    MANAGEMENT FEE INCOME. Management fee income increased $72,000 to $648,000 in the three months ended March 29, 1999 from $576,000 in the three months ended March 30, 1998, primarily due to an increase in fees from Maloney & Porcelli.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $220,000 to $1.6 million in the three months ended March 29, 1999 from $1.4 million in the three months ended March 30, 1998, primarily due to additional travel by corporate personnel relating to the new Smith & Wollensky units. General and administrative expenses as a percent of owned restaurant sales decreased to 9.6% in the three months ended March 29, 1999 from 15.3% in the three months ended March 30, 1998, primarily due to the distribution of general and administrative expenses over an increasing revenue base.

    ROYALTY EXPENSE. Royalty expense increased $157,000 to $207,000 in the three months ended March 29, 1999 from $50,000 in the three months ended March 30, 1998, primarily due to the new Smith & Wollensky units that were open after the first quarter of 1998.

    INTEREST EXPENSE--NET OF INTEREST INCOME. Interest expense, net of interest income, increased $379,000 to $362,000 in the three months ended March 29, 1999 from ($17,000) in the three months ended March 30, 1998, which increase relates directly to the amounts outstanding under our $15.0 million Fleet credit facility.

    PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) for income taxes for the three months ended March 29, 1999 and the three months ended March 30, 1998 represents certain state and city taxes based on pretax book income adjusted by certain taxable factors. The Company has not provided for federal income taxes in light of its cumulative net operating losses.

1998 COMPARED TO 1997

    OWNED RESTAURANT SALES. Owned restaurant sales increased $15.9 million, or 60.0%, to $42.5 million in 1998 from $26.6 million in 1997, primarily due to the opening of three new Smith & Wollensky units during 1998 as well as the Smith & Wollensky in Miami which opened in December 1997. The Smith & Wollensky in Miami contributed $6.8 million of incremental sales in 1998 over 1997. In addition, the three new owned units that were opened in 1998 contributed an additional $8.3 million in sales in 1998. The increase in comparable store sales, was $795,000, or 3.0%, due to an increase in sales at Park Avenue Cafe and, to a lesser extent, Cite.

    FOOD AND BEVERAGE COSTS. Food and beverage costs increased by $5.2 million to $12.2 million in 1998 from $7.0 million in 1997. Food and beverage costs as a percent of owned restaurant sales increased to 28.7% in 1998 from 26.5% in 1997, as a result of the new Smith & Wollensky unit openings. In the first 15 months of new restaurant operations, it is not uncommon to experience higher than normal food and beverage costs as a percent of sales as a result of initial startup inefficiencies and a lower revenue base.

    SALARIES AND RELATED BENEFITS. Salaries and related benefits increased by $6.1 million to $14.1 million in 1998 from $8.0 million in 1997. Salaries and related benefits as a percent of owned restaurant sales increased to 33.1% in 1998 from 30.2% in 1997, primarily due to the additional staffing required during the ramp-up phase to support the opening of the new Smith & Wollensky units in 1998.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses increased $3.3 million to $7.3 million in 1998 from $4.0 million in 1997. Restaurant operating expenses as a percent of owned restaurant sales increased to 17.2% in 1998 from 15.0% in 1997, as a result of the new Smith & Wollensky unit openings. In the first 15 months of new restaurant operations, it is not uncommon to experience higher than normal restaurant operating costs as a percent of sales related to the opening of the new units.

    OCCUPANCY AND RELATED EXPENSES. Occupancy and related expenses increased $1.0 million to $2.6 million in 1998 from $1.6 million in 1997, primarily due to the new Smith & Wollensky unit openings. Occupancy and related expenses as a percent of owned restaurant sales increased to 6.2% in 1998 from 6.1% in 1997.

    MARKETING AND PROMOTIONAL EXPENSES. Marketing and promotional expenses increased $1.1 million to $2.8 million in 1998 from $1.7 million in 1997, primarily due to an increase in full-page print advertisements related to the new Smith & Wollensky units opened in 1998. Marketing and promotional expenses as a percent of owned restaurant sales increased to 6.6% in 1998 from 6.4% in 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $881,000 to $1.3 million in 1998 from $429,000 in 1997 as result of the addition of approximately $26.3 million of new assets put into service throughout 1998 relating to the construction of the new Smith & Wollensky units. These new Smith & Wollensky units are larger than the previously owned units and required significant capital expenditures.

    MANAGEMENT FEE INCOME. Management fee income increased $1.1 million to $3.0 million in 1998 from $1.9 million in 1997, primarily due to an increase of $987,000 in fees from Maloney & Porcelli in 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $1.2 million to $6.4 million in 1998 from $5.2 million in 1997, primarily due to an increase in corporate management necessary to facilitate the expansion plan and training personnel required for the opening of additional units, resulting in additional payroll and related benefits of approximately $800,000. General and administrative expenses decreased as a percent of restaurant sales to 15.0% in 1998 from 19.5% in 1997.

    ROYALTY EXPENSE. Royalty expense increased $303,000 to $310,000 in 1998 from $7,000 in 1997, primarily due to the new Smith & Wollensky units opened in 1998 and the Smith & Wollensky in Miami which opened in December 1997.

    INTEREST EXPENSE--NET OF INTEREST INCOME. Interest expense, net of interest income, increased $6,000 to $337,000 in 1998 from $331,000 in 1997.

    PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) for income taxes for 1997 and 1996 represents certain state and city taxes based on pretax book income adjusted by certain taxable factors. The Company has not provided for federal income taxes in light of its cumulative net operating losses.

1997 COMPARED TO 1996

    OWNED RESTAURANT SALES. Owned restaurant sales increased $1.6 million, or 6.3%, to $26.6 million in 1997 from $25.0 million in 1996, primarily due to sales increase of $1.2 million, or 4.9%, for comparable store sales, along with $367,000 in sales generated by the Smith & Wollensky unit in Miami that opened in December 1997. The comparable store sales increase was primarily due to the YEAR OF THE GRAPE promotion at Cite and an increase in banquet sales at Park Avenue Cafe.

    FOOD AND BEVERAGE COSTS. Food and beverage costs increased by $389,000 to $7.0 million in 1997 from $6.6 million in 1996. Food and beverage costs as a percent of owned restaurant sales decreased to 26.5% in 1997 from 26.6% in 1996.

    SALARIES AND RELATED BENEFITS. Salaries and related benefits increased by $791,000 to $8.0 million in 1997 from $7.2 million in 1996. Salaried and related benefits as a percent of owned restaurant sales increased to 30.2% in 1997 from 28.9% in 1996, primarily due to the additional staffing required to support the opening of the Smith & Wollensky in Miami in December 1997.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses remained constant at $4.0 million in 1997 and 1996. Restaurant operating expenses as a percentage of owned restaurant sales decreased to 15.0% in 1997 from 16.2% in 1996, primarily due to continued efficiencies of comparable units that helped offset the increase due to the Smith & Wollensky in Miami opening.

    OCCUPANCY AND RELATED EXPENSES. Occupancy and related expenses remained constant at $1.6 million in 1997 and 1996. Occupancy and related expenses as percentage of owned restaurant sales decreased to 6.1% in 1997 from 6.5% in 1996.

    MARKETING AND PROMOTIONAL EXPENSES. Marketing and promotional expenses decreased to $1.7 million in 1997 from $1.8 million in 1996. Marketing and promotional expenses as a percent of owned restaurant sales decreased to 6.4% in 1997 from 7.0% in 1996.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased $117,000 to $429,000 in 1997 from $546,000 in 1996, primarily attributable to certain fixed assets at Cite that were in their final year of depreciation in 1996.

    MANAGEMENT FEE INCOME. Management fee income increased $913,000 to $1.9 million in 1997 from $1.0 million in 1996. The increase relates primarily to Maloney & Porcelli which commenced operations in August 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $1.6 million to $5.2 million in 1997 from $3.6 million in 1996, primarily due to an increase in corporate management necessary to facilitate the expansion plan and training personnel required for the opening of the Smith & Wollensky in Miami, resulting in additional payroll and related benefits of approximately $1.4 million in fiscal 1997. General and administrative expenses increased as a percentage of owned restaurant sales to 19.5% in 1997 from 14.2% in 1996.

    WRITE-OFF OF OFFERING AND FINANCING COSTS. The write-off of offering and financing costs of $647,000 reflects the write-off of certain professional fees associated with the proposed raising of additional capital.

    ACQUISITION OF MANAGEMENT CONTRACT. The acquisition of the management contract represents the $2.5 million charge, paid in the form of common stock, for Alan Stillman's assignment of his right to receive management fees from certain owned restaurants.

    INTEREST EXPENSE--NET OF INTEREST INCOME. Interest expense, net of interest income, increased $56,000 to $331,000 in 1997 from $275,000 in 1996. The increase in interest expense of $73,000 is primarily due to the sale of $4.0 million in subordinated notes in February 1997. The increase in interest expense was offset by an increase in interest income associated with the investment of the net proceeds from our $21.0 million preferred stock private placement in October 1997.

    PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) for income taxes for 1997 and 1996 represents certain state and city taxes based on pretax book income adjusted by certain taxable factors. The 1996 benefit for income tax includes the recognition of a deferred tax asset. The deferred tax asset was reserved for in 1997, as utilization of this asset in future periods was deemed uncertain. The Company has not provided for federal income taxes in light of its cumulative net operating losses.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our capital requirements in recent years through cash flow from operations, private placements of preferred stock, the sale of subordinated notes and bank debt. Net cash provided by operating activities amounted to $1.7 million in 1997 and $924,000 for the three months ended March 29, 1999 and we had net cash used of $781,000 in 1998.

    Net cash provided by financing activities was $19.8 million, $13.8 million and $496,000 for 1997 and 1998, and for the three months ended March 29, 1999, respectively. In 1997, we raised approximately $19.4 million, net of financing costs, from the sale of preferred stock. In 1996 and 1997 we raised approximately $11.4 million from the sale of subordinated notes and in June 1999 we received $10.0 million from the sale of the Magnetite senior subordinated note.

    We use cash primarily to fund the development and construction of new restaurants. Net cash used in investing activities was $13.5 million, $22.7 million and $1.4 million for 1997 and 1998, and for the three months ended March 29, 1999, respectively. Due to our use of funds for the construction of new restaurants and the costs associated with the ramp-up phases of such restaurants, we had no cash on hand at March 29, 1999 or December 28, 1998, as compared to $9.6 million of cash on hand at December 29, 1997.

    Total capital expenditures are expected to be approximately $7.0 million in 1999 and $15.0 million in 2000. Our current expansion plans call for us to open three to four new units per year for the next several years. We intend to develop restaurants that will require, on average, a total cash investment of $4.5 million to $5.0 million excluding pre-opening costs of approximately $400,000 to $500,000. See "BUSINESS--GROWTH STRATEGY, EXPANSION PLANS, SITE SELECTION AND RESTAURANT DEVELOPMENT.".

    We may require additional capital which we would seek to obtain through commercial borrowings or the private or public issuance of debt or equity securities.

    We entered into a revolving credit facility with Fleet on September 1, 1998, as amended on June 8, 1999 and June 29, 1999. We may borrow up to a maximum of $15.0 million under the Fleet facility for restaurant construction and to provide a maximum of $5.0 million for working capital. We may select a rate of interest at the prime rate or 3.25% above the LIBOR rate. Amounts outstanding under the

Fleet facility must be repaid upon consummation of this offering. Revolving loans in an amount up to $12.2 million outstanding under the Fleet facility convert to a three-year term loan on January 15, 2000. The Fleet facility is secured by a first security interest in all of our personal property (excluding licensed names), specified restaurant leases and our management agreements. The Fleet facility is guaranteed by all of our subsidiaries. The Fleet facility prohibits the payment of dividends. SEE "NOTE 8 TO CONSOLIDATED FINANCIAL STATEMENTS." We are in the process of negotiating a new $20.0 million credit facility with Fleet to take effect upon consummation of this offering. As of December 28, 1998, the Company was not in compliance with certain financial covenants. On June 29, 1999, the financial institution waived the covenant violations and amended certain of the financial covenants. Additionally, the loan agreement includes restrictions and limitations on the payment of dividends and capital expenditures.

    On June 29, 1999, we entered into a senior subordinated note purchase agreement with Magnetite. In connection with such purchase agreement, we issued a $10.0 million senior subordinated note bearing interest at 12.5%. The senior subordinated note becomes due in June 2006, but we plan to prepay the note with the proceeds of this offering at a 1% prepayment premium. The Magnetite senior subordinated note is guaranteed by all of our subsidiaries, but is not secured. The note purchase agreement contains restrictions on our ability to incur indebtedness and pay dividends. In addition, in connection with such financing, we issued Magnetite a warrant to purchase up to 107,983 shares of our common stock at an exercise price of $.01 per share. Magnetite has piggyback registration rights with respect to the common stock underlying the warrant but does not have the right to include the common stock underlying the warrant in this offering.

    In 1997, we assumed certain debt from two bankrupt corporations in connection with the acquisition of our lease for the Smith & Wollensky in Miami. Pursuant to the terms of the bankruptcy resolution, we are obligated to make quarterly and annual payments over a six-year period. This debt bears interest at rates ranging from 9.0% to 12.0%. The aggregate amount of such debt was approximately $636,000 at March 29, 1999. Also, we assumed a mortgage on the Miami property that requires monthly installments, expires in June 2004, and bears interest at 9.5% per year. In addition, we assumed a loan payable to a financing institution that requires monthly installments through the year 2014 which bears interest at 7.67% per year. The aggregate balance of the mortgage and loan payable was approximately $2.0 million at March 29, 1999.

    We believe that the proceeds from this offering, together with anticipated cash flow from operations and funds available from our credit facility, will be sufficient to satisfy our working capital and capital expenditure requirements through at least December 31, 2000. We plan to incur substantial costs over the near term in connection with our expansion program. Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses, potential acquisitions or other events may cause us to seek additional financing sooner than anticipated. Additional financing may not be available on acceptable terms, or at all. Failure to obtain financing as needed could have a material adverse effect on our business and results of operations.

ACCOUNTING STANDARD TO BE ADOPTED

    In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"), was issued which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Statement 133 standardizes the accounting for derivative instruments and requires that all derivative instruments be carried at fair value. We have not determined the impact that Statement 133 will have on its financial statements and believe that such determination will not be meaningful until closer to the date of the initial adoption in January 2001.

SEASONALITY

    Our business is somewhat seasonal in nature, with revenues being less in the third quarter than in other quarters due to reduced summer volume. As we continue to expand in other locations, the seasonality pattern may change.

QUARTERLY RESULTS

    The following tables set forth unaudited quarterly information for the last five quarters. This quarterly information has been prepared on a basis consistent with the audited consolidated financial statements and, we believe, includes all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the information shown. Our quarterly operating results may fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full year.

                                                                                  1998                          1999
                                                             ----------------------------------------------  -----------
                                                                FIRST      SECOND       THIRD      FOURTH       FIRST
                                                               QUARTER     QUARTER     QUARTER     QUARTER     QUARTER
                                                             -----------  ---------  -----------  ---------  -----------
                                                                                     (UNAUDITED)
                                                                            (DOLLAR AMOUNTS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Owned restaurant sales.....................................   $   9,212   $  10,095   $   8,963   $  14,251   $  16,988
Cost of owned restaurant sales:
  Food and beverage costs..................................       2,699       2,861       2,486       4,142       4,970
  Salaries and related benefits............................       2,844       3,509       3,086       4,619       5,143
  Restaurant operating expenses............................       1,437       1,734       1,536       2,611       2,782
  Occupancy and related expenses...........................         570         663         616         807       1,064
  Marketing and promotional expenses.......................         498         651         511       1,141       1,125
  Depreciation and amortization............................         215         312         252         531         630
                                                             -----------  ---------  -----------  ---------  -----------
Total cost of owned restaurant sales.......................       8,263       9,730       8,487      13,851      15,714
                                                             -----------  ---------  -----------  ---------  -----------
Income from owned restaurant
  operations...............................................         949         365         476         400       1,274
Management fee income......................................         576         564         585       1,243         648
Income from owned and managed restaurants..................       1,525         929       1,061       1,643       1,922
General and administrative expenses........................       1,405       1,590       1,477       1,912       1,625
Royalty expense............................................          50          65          70         125         207
                                                             -----------  ---------  -----------  ---------  -----------
Operating income (loss)....................................          70        (726)       (486)       (394)         90
Interest expense (income)--net of interest income..........         (17)         22          61         271         362
                                                             -----------  ---------  -----------  ---------  -----------
  Income (loss) before income taxes........................          87        (748)       (547)       (665)       (272)
Provision for income taxes.................................         135         152         118         167         138
                                                             -----------  ---------  -----------  ---------  -----------
Net loss...................................................   $     (48)  $    (900)  $    (665)  $    (832)       (410)
                                                             -----------  ---------  -----------  ---------  -----------
                                                             -----------  ---------  -----------  ---------  -----------
Number of owned restaurants at end of period...............           4           5           5           7           7
Number of managed restaurants at end of period.............           4           4           4           4           4

                                                                                       1998                             1999
                                                                --------------------------------------------------  -------------
                                                                   FIRST       SECOND        THIRD       FOURTH         FIRST
                                                                  QUARTER      QUARTER      QUARTER      QUARTER       QUARTER
                                                                -----------  -----------  -----------  -----------  -------------
                                                                                           (UNAUDITED)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Owned restaurant sales........................................       100.0%       100.0%       100.0%       100.0%        100.0%
Cost of owned restaurant sales:
  Food and beverage costs.....................................        29.3         28.3         27.7         29.1          29.3
  Salaries and related benefits...............................        30.9         34.8         34.4         32.4          30.3
  Restaurant operating expenses...............................        15.6         17.2         17.1         18.3          16.4
  Occupancy and related expenses..............................         6.2          6.6          6.9          5.7           6.2
  Marketing and promotional expenses..........................         5.4          6.4          5.7          8.0           6.6
  Depreciation and amortization...............................         2.3          3.1          2.8          3.7           3.7
                                                                     -----        -----        -----        -----         -----
Total cost of owned restaurant sales..........................        89.7         96.4         94.6         97.2          92.5
                                                                     -----        -----        -----        -----         -----
Income from owned restaurant operations.......................        10.3          3.6          5.4          2.8           7.5
Management fee income.........................................         6.3          5.6          6.5          8.7           3.8
                                                                     -----        -----        -----        -----         -----
Income from owned and managed restaurants.....................        16.6          9.2         11.9         11.5          11.3
General and administrative expenses...........................        15.3         15.8         16.5         13.4           9.6
Royalty expense...............................................         0.5          0.6          0.8          0.9           1.2
Operating income (loss).......................................         0.8         (7.2)        (5.4)        (2.8)          0.5
Interest expense (income)--net of interest income.............        (0.2)         0.2          0.7          1.9           2.1
                                                                     -----        -----        -----        -----         -----
Income (loss) before income taxes.............................         1.0         (7.4)        (6.1)        (4.7)         (1.6)
Provision for income taxes....................................         1.5          1.5          1.3          1.2           0.8
                                                                     -----        -----        -----        -----         -----
Net loss......................................................        (0.5)%       (8.9)%       (7.4)%       (5.9)%        (2.4)%
                                                                     -----        -----        -----        -----         -----
                                                                     -----        -----        -----        -----         -----

    We anticipate our quarterly operating results will fluctuate significantly as a result of a variety of factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, vacation schedules and weather conditions. In the past, we have experienced significant variability in preopening costs from quarter to quarter. These fluctuations are primarily a function of the timing of restaurant openings. We typically incur the most significant portion of preopening costs associated with a given restaurant within the three months immediately preceding the opening of the restaurant. In addition, our experience to date has been that labor and direct and occupancy costs associated with a newly opened restaurant are materially higher during the ramp-up phase than what can be expected after such time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs and labor and direct and occupancy costs.

YEAR 2000 READINESS DISCLOSURE

    Historically, most computer databases, as well as embedded microprocessors in computer systems and industrial equipment, were designed with date using only two digits of the year. Most computer programs, computers and embedded microprocessors controlling equipment were programmed to assume that all two digit dates were preceded by "19," causing "00" to be interpreted as the year 1900. This formerly common practice now could result in a computer system or embedded microprocessor which fails to recognize properly a year that begins "20," rather than "19." This in turn could result in computer system miscalculations or failures, as well as failures of equipment controlled by date sensitive microprocessors, and is generally referred to as the "Year 2000" issue.

    We have instituted a company wide initiative to examine the implications of the Year 2000 on our computer systems and applications to ensure that our computer systems will function properly in the Year 2000 and thereafter. We anticipate completing our Year 2000 project by the end of the third quarter of 1999 and believe that the Year 2000 issue will not pose significant operational problems for our computer systems. We have not determined the impact, if any, on our operations if outside third parties with which we have a business relationship fail to comply with Year 2000 requirements. Management currently believes that the costs related to our compliance with the Year 2000 issue should not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

FORWARD-LOOKING STATEMENTS

    Forward-looking statements, written, oral or otherwise made, represent our expectation or belief concerning future events. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. We caution that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially, or otherwise, from those in the forward-looking statements, including, without limitation, risks of the restaurant industry and the impact of changes in consumer tastes, local, regional and national economic conditions, demographic trends, cost increases and other risks. In addition, our ability to expand is dependent upon various factors, including our ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants and the ability to obtain various government permits and licenses and the recruitment and training of skilled management and restaurant employees. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore there can be no assurance that any forward-looking statements contained herein will prove to be accurate.

INFLATION

    Components of our operations subject to inflation include food, beverage, lease and labor costs. Our leases require us to pay taxes, maintenance, repairs, insurance, and utilities, all of which are subject to inflationary increases. We believe inflation has not had a material impact on our results of operations in recent years.

PROPERTIES

    We lease restaurant and office facilities and real property under operating leases expiring through 2024. As of the date of this prospectus, our future minimum lease payments of our headquarters and restaurants are as follows: remainder of 1999--$2.7 million; 2000--$3.7 million; 2001--$4.0 million;
2002--$3.9 million; 2003--$4.1 million; and thereafter--$60.5 million.

                                    BUSINESS

OUR COMPANY

    Since opening the original Smith & Wollensky steakhouse in New York City in 1977, we have become one of the leading creators, owners and operators of high-end, high-volume restaurants in the United States. In 1980, three years after opening our first Smith & Wollensky, we developed The Post House, a distinctive steak and chop house with an American theme. In 1984, we opened the Manhattan Ocean Club, an upscale seafood restaurant, and in 1989, we opened Cite, a Parisian grand-cafe style restaurant. The Park Avenue Cafe concept, begun in 1992, combines country-style new American cuisine in a cafe atmosphere, while Maloney & Porcelli, developed in 1996, presents updated classic American cuisine. We believe that our restaurant concepts have broad national appeal and that, as a result, we have significant opportunities to expand our business. Each of our restaurants provides a fine dining experience, offering distinctive high-quality food, creative menus and extensive wine lists accompanied by attractive design interior and decor. For over 20 years, our restaurants have been receiving local and national dining awards including the Distinguished Restaurants of North America "DiRoNA Award" and WINE SPECTATOR'S "Grand Award."

    Our core concept, Smith & Wollensky, is one of the most recognized brand names in the restaurant industry. We currently operate 12 restaurants, eight of which we own and four of which we manage. Six of our eight restaurants that were open for all of 1998 were among the top 100 independent restaurants in the United States in 1998 in terms of sales, according to RESTAURANTS & INSTITUTIONS, a leading industry magazine. For the 12 months ended June 28, 1999, average sales for our restaurants that were open for the full period were $10.2 million and the average check per person for all restaurants was $55.60.

THE SMITH & WOLLENSKY CONCEPT

    We opened the first Smith & Wollensky in New York City in 1977. With the Smith & Wollensky concept, we have sought to create a unique dining experience which provides high quality steaks and other entrees in an upscale environment. The Smith & Wollensky restaurant in New York typifies our approach and has been described by GOURMET as the "quintessential New York steakhouse." The only two Smith & Wollensky restaurants open for all of 1998 were among the top 100 independent restaurants in the United States in 1998 in terms of sales, according to RESTAURANTS & INSTITUTIONS, with Smith & Wollensky in New York ranking number three.

    DRY-AGED STEAKS AND MORE. Smith & Wollensky restaurants feature USDA prime grade beef, served in generous portions. Unlike most other high-end steakhouses, Smith & Wollensky dry ages and butchers its beef on the premises. During this dry aging process, which takes three to four weeks to complete, the beef generally loses approximately 20% of its weight. This process tenderizes and intensifies the flavor of the beef. Although the dry aging process is expensive and time consuming, we believe it produces a more flavorful and tender steak than alternative processes.

    Our menu also offers the highest quality veal, lamb, poultry, fish and other seafood, including three- to thirteen-pound lobsters. Freshly baked bread is served as well. Complementing our substantial main courses, our dessert menu features traditional desserts such as pecan pie and cheesecake as well as other specialized confections prepared on location by our highly trained pastry chefs.

    EXTENSIVE WINE SELECTION. Fine wine is an integral part of the Smith & Wollensky dining experience. Smith & Wollensky restaurants boast an extensive wine list of 49,000 bottles, and our Smith & Wollensky in New York, which has 20,000 bottles of wine, has received WINE SPECTATOR'S "Grand Award" each year from 1987 through 1995, and WINE SPECTATOR'S "Award of Excellence" from 1996 through 1998. Additionally, our Smith & Wollensky in New York won the Distinguished Restaurants of North America "DiRoNA Award" in 1994, given to restaurants in business for more than three years that exemplify the highest standards for food, beverage service and atmosphere. Our

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nationally acclaimed wine programs, such as Wine Week, have been written about extensively by THE NEW YORK TIMES and WINE SPECTATOR.

    DISTINCTIVE DESIGN AND DECOR. We believe that a unique decor is essential to the creation of a fine dining experience for the customer. Each of our Smith & Wollensky restaurants has a decor that suggests "turn-of-the-century" ambiance, featuring hardwood floors, polished brass and dark wood accents and authentic folk-art from 1900-1940 Americana. Menus are presented under glass in stained wooden frames, while blackboards located around the dining rooms display daily specials. Each restaurant's exterior, complete with traditional awnings, incorporates the Smith & Wollensky concept's signature green and white colors, giving the restaurant a distinctive appearance.

    In addition to appealing and distinctive decor, our Smith & Wollensky restaurants feature a design layout which both provides an intimate atmosphere and enhances efficiency. Our large square footage is broken into small areas which create a private, more intimate dining experience while maintaining a large seating capacity. In order to ensure the hottest food and most efficient service, Smith & Wollensky has kitchens located on each floor. This flexible design allows us to close off sections of our restaurants, and thus reduce operating costs, during non-peak hours.

    We also offer customers a chance to view our chefs in action. Each Smith & Wollensky has a "kitchen table" in a glass-enclosed area inside of the main kitchen. Diners at the kitchen table can eat, drink wine and watch our expert chefs prepare dinner. Additionally, each of our Smith & Wollensky locations offers outdoor cafe dining.

    WOLLENSKY'S GRILL. Each Smith & Wollensky also incorporates a Wollensky's Grill, a more informal alternative to Smith & Wollensky, which offers menu selections similar to those offered at Smith & Wollensky in smaller, lower-priced portions, as well as hamburgers and sandwiches. Wollensky's Grill provides flexibility for Smith & Wollensky, and the two dining areas have the ability to expand and contract relative to one another to accommodate customer demand. Wollensky's Grill generally has a separate entrance and offers expanded late-night hours. A Wollensky's Grill typically seats up to 125 customers.

    MAJOR LOCATIONS.

       NEW YORK The first Smith & Wollensky, opened in October 1977, is located in midtown Manhattan within blocks of many major hotels and office buildings. Its distinctive green and white architecture has made it a Manhattan landmark. Our Smith & Wollensky in New York was the third largest independent restaurant in terms of sales in 1998, according to RESTAURANTS & INSTITUTIONS, a leading industry magazine. Thomas Hart is our general manager in New York and has been with us for 23 years. Victor Chavez is our chef in New York and has been with us for 22 years. This location has a seating capacity of 480, and for the 12 months ended June 28, 1999, its average check per person was $58.50. We manage the Smith & Wollensky in New York under a management arrangement described below. See "--MANAGEMENT ARRANGEMENTS."

       MIAMI The Smith & Wollensky in Miami, opened in December 1997, is located in South Beach overlooking Fisher's Island. Our Miami restaurant features the popular Mrs. Wollensky's Cigar Bar. Arthur Forgette is our general manager in Miami and has been with us since we opened this location. Robert Mignola is our chef in Miami and has been with us for seven years. This location has a seating capacity of 670, and for the 12 months ended June 28, 1999, its average check per person was $56.10.

       CHICAGO The Smith & Wollensky in Chicago, opened in April 1998, is located near the city's central business district and overlooks the Chicago River. Our Chicago restaurant takes advantage of its location overlooking the river with an outdoor bar and dining area open in the spring and summer months. Patrick Norton is our general manager in Chicago and has

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       been with us for 13 years. Hans Aeschbacher is our chef in Chicago and has been with us since we opened this restaurant. This location has a seating capacity of 610, and for the 12 months ended June 28, 1999, its average check per person was $54.80.

       NEW ORLEANS The Smith & Wollensky in New Orleans, opened in October 1998, is in the city's central business district, near the French Quarter. The site of our New Orleans restaurant is a registered National Landmark and features outdoor dining in keeping with the character of the French quarter. Eli Levy is our general manager in New Orleans and has been with us for one and one half years. Robert Bruce is our chef in New Orleans and has been with us since we opened this restaurant. This location has a seating capacity of 375, and for the nine months ended June 28, 1999, its average check per person was $43.60.

       LAS VEGAS The Smith & Wollensky in Las Vegas, opened in December 1998, is located on the famous Las Vegas strip across from major hotels such as the Bellagio, New York/New York, and the Monte Carlo and within walking distance of the MGM Grand and the soon to be opened Paris and Aladdin Hotels. Smith & Wollensky in Las Vegas was named "Steakhouse of the Year" for 1998 by the LAS VEGAS REVIEW-JOURNAL. Michael Feighery is our general manager in Las Vegas and has been with us for 13 years. John Piccolino is our chef in Las Vegas and has been with us since we opened this restaurant. This location has a seating capacity of 675, and for the seven months ended June 28, 1999, its average check per person was $60.50.

       WASHINGTON, D.C. The Smith & Wollensky in Washington, D.C., opened in July 1999, is located on 19th Street in the central business district. We have leased 20,000 square feet of space for the Smith & Wollensky in Washington, D.C., allowing plenty of room for expansion. Darren McDonald is our general manager in Washington, D.C. and has been with us for 10 years. Thomas Elbershari is our chef in Washington, D.C. and has been with us for five years. The 13,000 square feet currently used in operating this location has a seating capacity of 340.

OUR OTHER RESTAURANT CONCEPTS

    In addition to Smith & Wollensky, we have developed other restaurant concepts that we plan to selectively expand into new locations.

    MALONEY & PORCELLI. Maloney & Porcelli, opened in New York in September 1996 and located in midtown Manhattan, highlights Corporate Executive Chef David Burke's creative approach to food, featuring updated classic American cuisine. This restaurant won USA TODAY'S award for Top Dish of 1997 for its Crackling Pork Shank. Maloney & Porcelli also won WINE SPECTATOR'S "Award of Excellence" in 1997 and 1998 and was "Tops for Business Lunch" in 1998, according to GOURMET. Kevin Dillon is our general manager at Maloney & Porcelli in New York and has been with us for 18 years. Patrick Vaccariello is our chef at Maloney & Porcelli in New York has been with us for five years. This location has a seating capacity of 410, and for the 12 months ended June 28, 1999, its average check per person was $65.10. Maloney & Porcelli offers dedicated banquet facilities on its third floor. We plan to open a Maloney & Porcelli in Washington, D.C. in the last quarter of 1999 or the first quarter of 2000.

    PARK AVENUE CAFE. Park Avenue Cafe opened in New York in February 1992 and in Chicago in October 1994. Park Avenue Cafe is a country-style restaurant offering New American cuisine in a "cafe" atmosphere. Corporate Executive Chef Burke's innovative menu includes Pastrami Smoked Salmon and the trademarked Park Avenue Cafe Swordfish Chop-Registered Trademark-. In 1997, Park Avenue Cafe won the Distinguished Restaurants of North America "DiRoNA Award," and in 1994 through 1998 Park Avenue Cafe won WINE SPECTATOR'S "Award of Excellence." The setting at Park Avenue Cafe is elegant and tailored, yet casual and warm, and is informally decorated with an American folk art motif. Park Avenue Cafe in New York is located on the upper east side of Manhattan. Park Avenue Cafe in New

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York includes the Townhouse, a dedicated banquet facility, which is located adjacent to the main restaurant and seats up to 50 guests. Nicholas de Seve is our general manager at Park Avenue Cafe in New York and has been with us for 17 years. Neil Murphy is our chef at Park Avenue Cafe in New York and has been with us for one year. This location has a seating capacity of 210, and for the 12 months ended June 28, 1999, its average check per person was $64.90.

    CITE. Cite, opened in New York in December 1989, is a Parisian grand cafe style restaurant. The adjacent Cite Grill offers a lower-priced, more casual alternative to the main dining room. Cite's menu is a streamlined version of the menu of an American brasserie, with dishes ranging from steak frite to crab cakes. The selection at Cite Grill is similar to Cite, with the addition of simple bistro favorites. Cite has a popular wine promotion program in which each night after 8:00 p.m., Cite offers a selection of four complimentary wines as part of a $59.95 per person prix fixe dinner menu. Cite's Parisian brasserie decor creates a colorful and festive atmosphere. Cite received the Distinguished Restaurants of North America "DiRoNA Award" in 1995, given to restaurants that exemplify the highest standards for food, beverage service and atmosphere. Cite has also received, each year from 1990 through 1998, the "Award of Excellence" from WINE SPECTATOR. Michael Hart is our general manager at Cite and has been with us for 19 years. David Amorelli is our chef at Cite and has been with us for eight years. Cite has a seating capacity of 375, and for the 12 months ended June 28, 1999, its average check per person was $48.90.

    THE MANHATTAN OCEAN CLUB. The Manhattan Ocean Club, opened in New York in January 1984, is an upscale seafood restaurant offering the finest, freshest fish and shellfish. The menu offers classic presentations of seafood, as well as more modern interpretations. Desserts, prepared on the premises, are served table side from antique glass-enclosed pastry carts. The extensive wine list, focusing on the great white wine producing regions of the world, complements its seafood menu and has received WINE SPECTATOR'S "Award for Excellence" from 1989 to 1998. The Manhattan Ocean Club's decor is designed to evoke an air of understated, continental elegance. The interior, separated into two dining levels by a circular metal stairway, is light and airy with white walls, wood railings, dark green marble floors and well-appointed tables. More than 50 Picasso-signed Vallauris ceramics are exhibited in wall niches throughout the restaurant. The Manhattan Ocean Club received the "DiRoNA Award" from the Distinguished Restaurants of North America in 1998. The Manhattan Ocean Club located just south of Central Park draws its clientele from the luxury hotels, residences, shopping areas and office towers surrounding its midtown Manhattan location. Samuel Pack is our general manager at The Manhattan Ocean Club and has been with us for 26 years. Jonathan Parker is our chef at The Manhattan Ocean Club and has been with us for 10 years. It has a seating capacity of 235, and for the 12 months ended June 28, 1999, its average check per person was $70.10.

    THE POST HOUSE. The Post House, opened in August 1980, is located on the upper east side of Manhattan in the Lowell Hotel. It is a distinctive steak and chop house in a sophisticated and warm dining setting with an Americana theme. The Post House was ranked as "One of the Top 10 Steakhouses in America" by WINE SPECTATOR in 1996, received WINE SPECTATOR'S "Award of Excellence" from 1989 through 1999 and won the "DiRoNA Award" from the Distinguished Restaurants of North America in 1998. John Hagan is our general manager at The Post House and has been with us for 18 years. Andres Tzul is our chef at The Post House and has been with us for six years. The Post House has a seating capacity of 175, and for the 12 months ended June 28, 1999, its average check per person was $73.60.

OTHER SOURCES OF REVENUE

    BANQUET FACILITIES. Maloney & Porcelli, Park Avenue Cafe and all of our owned Smith & Wollensky restaurants have dedicated banquet facilities. These facilities host numerous events which generate higher per-person average checks than do our restaurants. In addition to these dedicated

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banquet facilities, all of our restaurants have the capacity to host banquets and parties, and all of our restaurant locations have separate banquet managers that coordinate these special events.

    HOSPITALITY SERVICE. We provide food and beverage management services to a hotel in downtown Chicago. The services include room service, banquet services and the management of two restaurants, Mrs. Park's Tavern and Park Avenue Cafe in Chicago, which are located in the hotel. See "--MANAGEMENT ARRANGEMENTS."

    MERCHANDISE SALES. We have recently developed a comprehensive merchandising strategy to reinforce and capitalize on the upscale image of our Smith & Wollensky brand. At our Smith & Wollensky restaurants, we now offer selected products for sale under the Smith & Wollensky brand name, including custom steak knives, dry-aged steaks, steak sauces and cookbooks.

OPERATING STRATEGY

    We believe that the key to our success is our distinctive restaurant concepts that are focused on the high-end segment of the restaurant industry. To continue and leverage this success, we are pursuing the following operating strategies:

    HIGH-END, HIGH-VOLUME RESTAURANTS. Our core competency is the creation and development of high-end restaurants which serve distinctive cuisine within the upscale dining market. Our restaurants are characterized by strong brand recognition, high restaurant volume and high average checks. We believe that our core restaurant concept, Smith & Wollensky, as well as our other restaurant concepts, have generated customer satisfaction and brand loyalty.

    PROMINENT LOCATIONS. We believe that the locations of our restaurants are critical to our long-term success, and we devote significant time and resources to analyzing each prospective site. In general, we prefer to open restaurants on attractive, high-profile sites near central business districts within larger metropolitan areas. In addition to carefully analyzing demographic information for each prospective site, we consider factors such as visibility, traffic patterns, accessibility, adequacy of parking facilities, proximity to shopping areas, office towers or parks, hotels, tourist volume, and local competition.

    COMMITMENT TO SUPERIOR QUALITY FOOD. We believe that a primary element of our appeal to our customers is our reputation for superior quality menus and wine lists and the creative presentation of carefully prepared food. Our restaurants use only USDA prime grade beef, dry-aged on the premises, and the freshest, highest quality ingredients available, purchased daily in local marketplaces. Many of our restaurants bake their own bread on the premises and each of our restaurants feature highly trained pastry chefs who prepare a range of traditional desserts and special confections. To maintain our exacting standards, David Burke serves as our Corporate Executive Chef to oversee menu development and implementation and to monitor ongoing quality control at all of our restaurants. Chef Burke is nationally recognized for his culinary talents. In 1996, he received the first Auggie Award awarded by the Culinary Institute of America and was one of six recipients of the Robert Mondavi Culinary Award of Excellence, in 1997 he was named Chef of the Year by CHEF magazine, and in 1998 he was named Chef of the Year by Vatel Club.

    EXTENSIVE WINE SELECTION. Our commitment to fine wines is evident in our extensive inventory of approximately 2,400 listings and over 92,000 bottles of wine. Each restaurant has its own wine steward, who is supported at the corporate management level by our wine director. The wine lists at our restaurants have received numerous awards over the last decade, including WINE SPECTATOR'S "Grand Award."

    SIGNIFICANT AND INNOVATIVE MARKETING AND ADVERTISING. We believe that our marketing program has contributed to the success and national awareness of our restaurants. Our marketing strategy is designed to build a regular customer base, enhance the strong identity and name recognition of our restaurants and generate positive word-of-mouth advertising. The program is implemented through the

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use of advertising, promotional activity and cross-marketing of our restaurants.
We run full-page advertisements in leading national publications, including THE NEW YORK TIMES, FORBES AND FORTUNE. We also employ limited radio and cable television advertising. In addition, we hold creative promotional events such as "Wine Week," a popular semi-annual event, restaurant opening galas and concierge dinners. See "--MARKETING, ADVERTISING AND PROMOTIONS." We believe that our commitment to advertising sets us apart from other upscale restaurants and that our advertising expenditures are substantially greater than at comparable high-end restaurants. We also take advantage of opportunities to cross-promote our restaurants by publishing advertisements and marketing materials featuring all of our restaurants as a group.

    EXCEPTIONAL CUSTOMER SERVICE. We are committed to providing our customers attentive and professional service by employees trained to exceed guests' expectations. We believe that our significant brand recognition, high unit sales volume and high average check enable us to attract some of the industry's most talented managers, chefs and wait staff. Each restaurant is staffed with an experienced team of managers, kitchen personnel and wait staff, many of whom have a long tenure with us. Before being promoted to general manager, an employee is typically required to have three to five years of work experience in our restaurants. Restaurant personnel are instructed in areas of restaurant management, including food quality and preparation, wine selection, customer service and beverage service. In addition, our ability to offer opportunities for promotion and training by experienced managers enhances our recruiting and training efforts. We believe our low rate of turnover contributes to consistent quality and attentive customer service.

    DEPTH AND STABILITY IN MANAGEMENT. Our senior management team is highly experienced in the creation and implementation of successful restaurant concepts. Alan Stillman, our Chief Executive Officer, has been creating successful restaurant concepts for over 30 years, including the T.G.I. Friday's concepts. Mr. Stillman has been with us for over 20 years. Mr. Stillman is supported by a qualified team of professionals responsible for managing site selection, operations, systems design and implementation, staff hiring and training and administration. Our senior management team, comprised of Alan Stillman, James Dunn, Mark Levine, James Gersten and Eugene Byrne, has an average of 22 years of experience in the restaurant industry and have opened numerous restaurants. James Dunn, our President, has 20 years of experience operating restaurants, including responsibility for opening and operating five House of Blues, eight Hard Rock Cafe and three Chart House restaurants. Our restaurant general managers, most of whom are drawn from our restaurant personnel, have an average tenure with us of 15 years, and all of them have worked in the restaurant industry for at least 10 years. In addition to our general managers, we currently employ approximately 145 restaurant managers and believe they will be a substantial source of managerial talent as we expand.

GROWTH STRATEGY

    Our objective is to leverage our experience in developing and operating high-end restaurants through the expansion of our core and other leading concepts in new markets while building our restaurants' reputations for providing an exceptional dining experience and high-quality food. We plan to open three to four new restaurants per year for the next several years in carefully selected markets.

    OPEN SMITH & WOLLENSKY RESTAURANTS IN NEW MARKETS. Smith & Wollensky is the lead concept in our expansion strategy. As we open new Smith & Wollensky restaurants, we intend to convey the concept of our New York-based restaurant in decor, menu and atmosphere, while maintaining a flexible and fresh design that can be readily adapted to accommodate particular geographic regions and locations. Since December 1997, we have opened five new Smith & Wollensky restaurants in major metropolitan areas throughout the United States, including our most recent unit which opened in July, 1999 in Washington, D.C. We are currently considering sites in Atlanta, Boston, Denver and Philadelphia.

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    GROW AND DEVELOP RECENTLY OPENED RESTAURANTS.  Since December 1997, we have opened five Smith & Wollensky restaurants. Our experience has shown that our restaurants take between 15 and 36 months to achieve expected levels of operations. Our new restaurants are currently in various stages of the ramp-up phase, and we believe incremental revenue and restaurant level operating profitability can be realized from each of these restaurants as they continue to develop.

    CLUSTER OUR CONCEPTS IN EXISTING MARKETS. After entering a new market with our concept, we plan to selectively open our other branded concepts in these new markets. Our strategy calls for clustering our restaurants in high-profile sites near central business districts to increase revenue and maximize return on investment in a particular market. Additionally, we may consider opportunistic acquisitions of existing restaurants or operations and enter into new management arrangements. We intend to open a Maloney & Porcelli in Washington, D.C. in the last quarter of 1999 or the first quarter of 2000.

    LEVERAGE CENTRALIZED OPERATIONS TO INCREASE PROFITABILITY. We have established a central corporate infrastructure to manage our restaurants through which we seek to take advantage of volume discounts and the allocation of fixed costs over a larger revenue base. All of our restaurants report daily through a point-of-sale system which allows us to monitor our revenues, costs, inventory and other operating statistics. See "--RESTAURANT OPERATIONS AND MANAGEMENT." As we continue our expansion, we will seek to take advantage of even greater volume discounts.

    EXPAND RETAIL OFFERINGS AND DEVELOP BRANDED MERCHANDISE. We have developed a new merchandising program to create and reinforce a distinctive brand image built on the quality and name recognition of our restaurants. We anticipate creating retail areas in new restaurants and our other existing restaurants offering products incorporating the use of our restaurant logos with innovative packaging and unique product presentation. We will offer high-quality merchandise, such as Smith & Wollensky custom steak knives and cookbooks, as well as food products, including steaks and sauces. Sales of items incorporating the Smith & Wollensky name will be subject to the payment of a royalty. See "--EXPANSION PLANS, SITE SELECTION AND RESTAURANT DEVELOPMENT" AND "--SERVICE MARKS AND TRADEMARKS."

MARKETING, ADVERTISING AND PROMOTIONS

    For the past 20 years, the goal of our marketing strategy has been to build a regular customer base, enhance the strong identity and name recognition of our restaurants, generate positive word-of-mouth advertising and create opportunities to cross-promote our restaurants. In order to attract new customers, we focus primarily on print advertising, but also employ limited radio and television advertising. We achieve national as well as local exposure through our print campaign; advertisements for our restaurants have appeared in national publications and magazines such as THE NEW YORK TIMES, THE NEW YORK TIMES MAGAZINE, FORBES, THE NEW YORKER, FORTUNE, SENIOR GOLFER, DEPARTURES and various airline magazines. We also employ local advertising media. In Miami, Chicago, New Orleans and Las Vegas, for example, our restaurants receive significant exposure on airport dioramas, allowing us to take advantage of the influx of tourists into these areas.

    Not only do we advertise directly to the general public, but we also offer specific customer services which have the potential for repeated referrals. The Company's restaurants host parties for the concierges of nearby hotels which are designed to enhance each restaurant's name recognition and reputation for quality and service, thereby encouraging concierge recommendations. Additionally, our wait staff selectively provides complimentary food and drinks to customers, further developing customer loyalty.

    The Company is continually strengthening its name recognition and brand identity, particularly in new markets. In conjunction with restaurant openings, the Company hosts dinners, lunches and cocktail parties for various civic, philanthropic and charitable organizations. For example, in Miami Beach in

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1997, we held the 25th Anniversary party for the 1972 undefeated Miami Dolphin football team. This event was covered by the local television stations and appeared on the front page of THE MIAMI HERALD. In Las Vegas, we hosted the Andre Agassi Foundation party at our newly opened Smith & Wollensky.

    We also host Wine Week, which we started in 1986. Wine Week has evolved into "National Wine Weeks" which we hold twice a year, usually in September and March. Our restaurants sponsor wine tastings at lunch each day for the entire week where wine makers are invited to represent their wineries and to serve and discuss their wines with customers. These events earned our restaurants' reputations for dedication to maintaining superior quality wine lists. Additionally, in the summer of 1999, we are holding wine dinners called "Summer of the Grape" as off-season promotions in Miami and New Orleans. Our other promotions include cigar or scotch events as well as dinners hosted by nationally renowned chefs. We believe that our promotions build customer loyalty and increase future sales at our restaurants.

    We maintain a public relations department in order to continually promote our restaurants through print, television and radio. We have received wide coverage in all of these media including Pinnacle on CNN, Life Styles of the Rich and Famous, full page stories in THE NEW YORK TIMES, THE NEW YORK TIMES MAGAZINE, multiple stories in FOOD AND WINE, BUSINESS WEEK, FORBES, and numerous local newspapers. We have been named "The Quintessential New York Steakhouse" by GOURMET,
"A Steakhouse To End All Arguments" by THE NEW YORK TIMES, and we were recently selected as the "Best Steakhouse of Las Vegas" by the LAS VEGAS REVIEW--JOURNAL.

EXPANSION PLANS, SITE SELECTION AND RESTAURANT DEVELOPMENT

    We expect to grow our business primarily through the expansion of our branded restaurants outside of the New York metropolitan area. We recently opened a Smith & Wollensky in Washington, D.C. and plan to open a Maloney & Porcelli in Washington, D.C. in the last quarter of 1999 or the first quarter of 2000. In addition, we plan to open three to four new restaurants per year for the next several years. Based on our experience and our planning to date, we expect to make a total cash investment of $4.5 to $5.0 million in each new restaurant, excluding pre-opening expenses of $400,000 to $500,000, and to open restaurants with a seating capacity between 275 and 325 seats. Our typical new restaurant will have fewer seats than our existing restaurants due to the smaller size of new markets compared to our existing markets. Our cost estimates include the cost of building out the restaurant, furnishing and initially stocking the restaurant. Our experience has shown that it takes between 15 and 36 months for each new restaurant to achieve its expected level of operations. We expect that our new restaurants will experience a similar ramp-up phase. Although the anticipated costs and ramp-up periods associated with our planned expansion are based on our experience, we cannot be certain that our estimates will be correct.

    In general, we prefer to open our restaurants on attractive, high-profile sites and/or near central business districts within larger metropolitan areas. Typically, prior to opening a new restaurant our management team carefully analyzes demographic information for each prospective site, such as visibility, traffic patterns, accessibility, ample parking facilities, proximity to shopping areas, office towers or parks, hotels, tourist volume, local competition, gross revenues of such competition and average household income levels. After reviewing each of the relevant information management will rate the city in terms of whether or not it is an appropriate location for a high-end restaurant generally, and specifically, a Smith & Wollensky.

    We seek long-term leases providing for substantial development or rent contributions from our landlords or real estate developers in exchange for a minimum rent equal to the greater of a market-based minimum annual rent or a percentage of annual gross sales above a stipulated minimum. We also evaluate opportunities to purchase existing restaurant sites that satisfy our selection criteria. Use of such sites can significantly reduce construction costs, increase return on investment and shorten the

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time required to open a new restaurant. We have identified Atlanta, Boston,
Denver and Philadelphia as likely expansion opportunities and are actively involved in lease negotiations. We cannot assure you, however, that we will obtain a favorable lease at any of these sites.

    Our goal is to develop high profile locations which generate attractive cash-on-cash returns. The costs of opening a new restaurant will vary depending upon, among other things, size, landlord contributions, the location of the site and the extent of required renovations. We are striving, however, to reduce our new restaurant capital expenditures in the future by building smaller units on sites that do not require significant development costs.

    We have developed a restaurant opening program and team designed to optimize the performance of our new restaurants. The team includes a general manager, training manager, purchasing manager, beverage manager and chef/kitchen manager. Restaurant managers typically complete a three to six month training program, and the senior managers of our established restaurants spend up to six months at each of the new restaurants in order to ensure quality control. Management believes it is imperative for new managers to spend much of their training period side by side with managers in existing operations in order to gain critical insight into day to day operations and overall management philosophy. The director of operations and the local restaurant manager interview all staff on site. Chefs are brought to New York for training prior to an opening, and periodically are given the opportunity to work at other locations under the supervision of our award-winning chefs. The director of management information systems typically stays at each new location for three weeks to ensure that all accounting and management information systems are fully operational. We also coordinate our marketing, advertising and promotional program to support new restaurant openings while at the same time building national brand recognition.

RESTAURANT OPERATIONS AND MANAGEMENT

    We believe that our high unit sales volume, profitability and portfolio of concepts allow us to attract, compensate and maintain high-quality, experienced restaurant management and personnel. We believe we have a low rate of staff turnover for the restaurant industry. Professional, efficient and attentive service is integral to our overall success. Each of our restaurants is operated as an independent facility with each restaurant's general manager exercising discretion and playing a key role in its success. Prior to being promoted to general manager, our restaurant personnel have three to five years of working experience in our restaurants. The general managers in our restaurants have an average tenure with us of 15 years. During training, restaurant personnel are instructed in areas of restaurant management, including food quality and preparation, wine selection, customer service, beverage service, quality and cost controls and employee relations. Restaurant general managers are also provided with operations manuals relating to food and beverage preparation and operation of restaurants. These manuals are designed to ensure uniform operations, consistently high-quality products and service and proper accounting for restaurant operations.

    New wait staff at our restaurants participate in approximately three weeks of training during which time they work under the close supervision of the restaurant's management. Wait staff are trained and tested on proper service technique, wine and food knowledge, customer satisfaction and point-of-sale system usage.

PURCHASING

    Our ability to maintain consistent quality throughout our restaurants depends in part upon our ability to acquire food products and related items from reliable sources in accordance with our specifications. We have no long-term contracts for any food items in our restaurants. While we believe adequate alternative sources of supply are readily available, these alternative sources might not provide as favorable terms to us as our current suppliers when viewed on a long-term basis. We believe we are able to achieve cost savings through purchasing restaurant items such as glass, china, silver, utensils and similar items and equipment and certain food items for our restaurants from the same suppliers. We also maintain an extensive inventory of wines. Our wines are selected centrally by our Chief Wine Steward and the majority of our wine is purchased in local markets by the wine steward at each individual restaurant in order to tailor wine selections to customer preferences, market availability and menu/wine pairing.

    We devote considerable attention to controlling food costs. We make use of information technology and each of our restaurants' point-of-sale system, providing us with precise information on daily sales and inventory needs, thus reducing our need to carry large quantities of food inventory. This cost management system is complemented by our ability to obtain volume-based discounts. Additionally, as we expand we expect to take further advantage of volume discounts and other cost savings.

MANAGEMENT INFORMATION SYSTEMS

    We maintain financial and accounting controls for each of our restaurants through the use of centralized accounting and management information systems. We collect sales and related information daily from each restaurant and we provide restaurant managers with operating statements for their respective locations. We expect to connect point-of-sale systems in individual restaurants via modem to a central computer network in the corporate office and upgrade such point-of-sale systems to facilitate the instantaneous downloading and constant monitoring of financial information.

COMPETITION

    The restaurant business is highly competitive and fragmented nationally and in the metropolitan areas in which our restaurants operate. The number, size and strength of our competitors varies widely from region to region. We believe that competition is based on quality of the food products offered, customer service reputation, restaurant location, name awareness and price. There are a great number of restaurants, both locally owned restaurants and restaurants which are members of regional or national chains, that compete directly and indirectly with us. In the upscale steakhouse segment of the restaurant industry, we compete with Morton's of Chicago, Palm and Ruth's Chris Steak House. Although we believe we compete effectively, several of our competitors have been in existence longer than we have, have better access to capital than we do and are better established in areas where our restaurants are, or are planned to be, located. We compete with other restaurants and retail establishments for sites.

EMPLOYEES

    As of June 29, 1999, we had 879 employees, of whom 716 were hourly employees, 129 were salaried employees engaged in administrative and supervisory capacities, and 34 were corporate and office personnel. Many of the hourly employees are employed on a part-time basis to provide services necessary during peak periods of restaurant operations. None of the employees at our owned restaurants are covered by a collective bargaining agreement. Of the restaurants managed by us, Smith & Wollensky in New York and The Post House restaurants have employees covered by collective bargaining agreements which expire on August 31, 2000. We, on behalf of the owners of the restaurants, negotiate these contracts with these employees and while there can be no assurances, we believe we will negotiate extensions of such contracts. We believe that our relations with our employees and the employees in our managed restaurants are good. As of June 29, 1999, the restaurants managed by us had an aggregate of 387 employees, of whom 323 were hourly restaurant employees and 64 were salaried restaurant employees engaged in administrative and supervisory capacities.

PROPERTIES

    All of our owned restaurants, except one, are located in space leased by us as set forth below:

                                                                                                       YEAR OF
                                                                                    YEAR OF          EXPIRATION
                                                                     SQUARE       EXPIRATION       IF ALL OPTIONS
           RESTAURANT                         LOCATION               FOOTAGE    OF INITIAL TERM       EXERCISED
--------------------------------  --------------------------------  ---------  -----------------  -----------------
Smith & Wollensky in Miami......  1 Washington Avenue, FL              23,700        2005               2025
Smith & Wollensky in Chicago....  318 North State Street, IL           23,500        2012               2022
Smith & Wollensky in
  Las Vegas.....................  3767 Las Vegas Blvd., NV             30,000        2018               2058
Smith & Wollensky in Washington,
  D.C...........................  1112 19th Street, Washington,        20,000        2015               2025
                                  D.C.
Maloney & Porcelli in
  Washington, D.C. .............  601 Pennsylvania Avenue, N.W.,       10,000        2009               2019
                                  North Building,
                                  Washington, D.C.
Park Avenue Cafe................  100 E. 63rd Street, NY               11,000        2006               2016
Cite............................  120 W. 50th Street, NY               13,000        2009               2009
The Manhattan Ocean Club........  57 W. 57th Street, NY                12,000        2013               2013

    We own the property for the Smith & Wollensky in New Orleans. Also, we have an option to purchase the property for Smith & Wollensky in Las Vegas. In addition, we assumed certain debt from two bankrupt corporations in connection with the acquisition of the lease for Smith & Wollensky in Miami. Pursuant to the terms of the bankruptcy resolution, we are obligated to make quarterly and annual payments on such debt over a six-year period. This debt bears interest at rates ranging from 9.0% to 12.0%. The aggregate amount of such debt was approximately $636,000 at March 29, 1999. Also, we assumed a mortgage on the Miami property that requires monthly installments, expires in June 2004, and bears interest at 9.5%. We also assumed a loan payable to a financing institution that requires monthly installments through the year 2014 which bears interest at 7.67%. The aggregate balance of the mortgage and loan payable was approximately $2.0 million at March 29, 1999.

    All leases, with the exception of three, provide for a specified annual rental. The leases for Smith & Wollensky in Miami, Smith & Wollensky in Chicago and Cite require additional rental based on sales volumes over specified levels. The Cite lease, however, becomes a fixed-rate lease in 2001. Generally, the leases are net leases which require each of our respective subsidiaries to pay its pro rata share of all taxes, insurance and maintenance costs.

    The locations of our managed restaurants are either owned by the restaurant owner or subject to a long-term lease with a remaining term of at least ten years. We lease our executive offices of approximately 10,000 square feet in New York.

SERVICE MARKS AND TRADEMARKS

    We have registered with the United States Patent and Trademark Office the names "The Manhattan Ocean Club," "Park Avenue Cafe," "Park Avenue Cafe Swordfish Chop," "Swordfish Chop," "Mrs. Park's Tavern," "Cite," "La Cite," "Cite Grill," "The Grill Room," "Maloney & Porcelli" and "Wine Week" and certain other names used by our restaurants as trademarks or service marks. We have also registered trademarks in several foreign countries. In addition, pursuant to our management agreement regarding Maloney & Porcelli discussed below, we are the exclusive owner of the name "Maloney & Porcelli" and may use that name without liability to any party anywhere outside a five-mile radius from the Maloney & Porcelli in New York. We are not aware of any infringing uses of our trademarks or service marks that we believe could materially affect our business. We believe that our trademarks and service marks are valuable to the operation of our restaurants and are important to our marketing strategy.

    In August 1996, we acquired a license for the use of the names "Smith & Wollensky," "Wollensky's Grill," and all associated service marks, trademarks, trade names and trade dress from St. James Associates. The Smith & Wollensky license grants us the right to use the licensed names throughout the United States and the world, subject to the limitations discussed below. St. James Associates has reserved the exclusive right to use the licensed names, subject to receiving our consent in specified circumstances, within a 100-mile radius of the Smith & Wollensky in New York, subject to our exclusive right to use the name within a 10-mile radius of City Hall in Philadelphia, Pennsylvania. Consequently, we may not open new Smith & Wollensky restaurants or pursue retailing or merchandising opportunities within such reserved territory. We are required to pay a one-time fee to St. James Associates upon the opening of each new restaurant utilizing the licensed names. This fee is equal to the fee paid in the previous year (which in 1998 was $200,000) increased by the lesser of the amount the Consumer Price Index increased for such year and 5% of the fee for the preceding year. In addition, we must pay a royalty of 2.0% of aggregate annual gross restaurant sales and non-restaurant sales (subject to an annual aggregate minimum of $300,000 in 1999, increasing annually in $100,000 increments up to an annual aggregate minimum of $800,000 to be paid in 2004 and each year thereafter). Additionally, the Smith & Wollensky license provides for a royalty fee of 1.0% of annual gross restaurant sales for any new steakhouses opened in the future by us not utilizing the licensed names. If we terminate or default on the Smith & Wollensky license, we are subject to a fee of $2.0 million upon termination or $2.5 million to be paid over four years. An entity controlled by Alan Stillman is a general partner and a limited partner of St. James Associates. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

    MANAGEMENT ARRANGEMENTS

    Pursuant to our management arrangements, we provide new restaurant concept design, construction, staff training, menu development, administration, managerial and operating services to the restaurants we manage.

    SMITH & WOLLENSKY. We manage the Smith & Wollensky restaurant in New York pursuant to a management arrangement with St. James Associates. Smith & Wollensky Operating Corp., an entity controlled by Mr. Stillman, is a general partner and a limited partner of St. James Associates. Pursuant to the St. James agreement, we were retained to provide management services to the Smith & Wollensky restaurant in New York. Consequently, we manage the Smith & Wollensky restaurant in New York in exchange for a fee of 2.3% of all restaurant sales. However, there is no formal management contract between St. James Associates and us. The general partners may cancel the management arrangement at any time without notice to us. Additionally, under the terms of the St. James Associates Partnership Agreement, if the entity providing the management services on our behalf is not operated and directed by Mr. Stillman, the other general partner has the right to terminate retention of that entity and replace the entity with any person, firm or corporation which the other general partner chooses. This right does not include the right to terminate the trade name license. See "--SERVICE MARKS AND TRADEMARKS." Pursuant to the St. James Associates agreement, any dispute between the two general partners must be resolved by arbitration. See "RISK FACTORS--WE DEPEND ON OUR CHIEF EXECUTIVE OFFICER" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

    THE POST HOUSE. We also manage The Post House pursuant to a written restaurant management agreement. Pursuant to The Post House agreement, we provide operating services for The Post House in exchange for a fee of 6.0% of gross revenues of The Post House. The Post House agreement may be terminated by either party for cause or upon one year's notice. Additionally, The Post House agreement may be terminated by the owners under certain circumstances upon notice to us, including if Mr. Stillman ceases to be our controlling owner and chief operating officer or ceases to supervise and be closely associated with the rendering of services under The Post House agreement. See "RISK FACTORS--WE DEPEND ON OUR CHIEF EXECUTIVE OFFICER."

    MALONEY & PORCELLI. We also manage Maloney & Porcelli in New York pursuant to a written restaurant management agreement. We own the rights to the name Maloney & Porcelli and can use the name for our own use anywhere outside of a five mile radius of the New York Maloney & Porcelli. We are not obligated to pay a royalty or fee outside of New York. Therefore, this fee would not be payable in connection with our Maloney & Porcelli expected to open in Washington, D.C. in the last quarter of 1999 or the first quarter of 2000. We paid $1.5 million for the right to provide management services to Maloney & Porcelli, for which we receive a fee of 3.0% of all restaurant sales, plus a sum equal to the lesser of
(i) 50.0% of operating cash flow or (ii) cash flow minus certain sums to be retained by the owner of Maloney & Porcelli pursuant to the Maloney & Porcelli agreement. The amounts to be retained by Maloney & Porcelli increase from $300,000 in 1999, $360,000 in years 2000-2003 and $480,000 in 2004 and thereafter. The Maloney & Porcelli agreement grants us the right to manage Maloney & Porcelli so long as its owner occupies the premises for the operation of a restaurant. The Maloney & Porcelli agreement may be terminated by either party for cause. After September 1999, we may terminate the Maloney & Porcelli agreement upon 60 days' notice. We have an option to purchase all of the assets of the owner of Maloney & Porcelli at any time before July 1, 2001, at a price of $7.5 million (with such amount increasing by $1.0 million each year thereafter up to a maximum amount of $10.5 million at anytime on or after June 30, 2004 subject to the owner's right to preempt the purchase option by paying us an amount equal to the scheduled purchase price). Additionally, we have a right to first refusal, should the owner receive an offer to sell Maloney & Porcelli.

    PARK AVENUE CAFE IN CHICAGO. We also operate the food and beverage department of the Doubletree Hotel in Chicago pursuant to a written agreement. The Doubletree agreement expires on the earlier of December 31, 2004 and the termination of the Hotel Management Agreement between Chicago HSR Limited Partnership (the owner of the Doubletree Hotel) and Doubletree Partners. Either party may terminate the Doubletree agreement if certain financial conditions are not met. Doubletree may terminate the Doubletree agreement if Alan Stillman is not the owner of at least 20% of our common stock and is not our chief executive officer. We receive a fee of (a) 1.5% of the total revenue of the food and beverage department, plus (b) 17.5% of the profits of the food & beverage department in excess of certain scheduled financial targets, plus (c) 5.0% of hotel profits in excess of certain scheduled financial targets.

GOVERNMENT REGULATIONS

    Our business is subject to extensive Federal, state and local government regulations, including regulations relating to alcoholic beverage control, the preparation and sale of food, public health and safety, sanitation, building, zoning and fire codes. A significant percentage of the revenues of each of the restaurants we own or manage are attributable to the sale of alcoholic beverages. Each restaurant has appropriate licenses from regulatory authorities allowing it to sell liquor and/or beer and wine, and each restaurant has food service licenses from local health authorities. Our licenses to sell alcoholic beverages must be renewed annually and each restaurant is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations.

    We are subject, in certain states, to "dram shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to such person and we carry liquor liability coverage as part of its existing comprehensive general liability insurance.

    The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations.

    We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various state laws governing such matters as minimum wages, overtime, tip credits and other working conditions. A significant number of our hourly personnel are paid at rates related to the Federal minimum wage.

LEGAL PROCEEDINGS

    We and our subsidiaries are involved in legal proceedings arising in the ordinary course of our business. We do not believe that such claims or lawsuits, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or liquidity.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their respective ages as of June 28, 1999 and positions are as follows:

                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Alan N. Stillman.....................................          62   Chief Executive Officer and Director
James M. Dunn........................................          43   President and Director
                                                                    Chief Financial Officer, Executive Vice President of
                                                                    Finance, Director
Mark K. Levine.......................................          54
Eugene M. Byrne......................................          54   Director of New York Operations
James L. Gersten.....................................          30   Director of New Operations
Samuel Goldfinger....................................          30   Director of Finance
Eugene I. Zuriff.....................................          60   Director
Thomas H. Lee........................................          55   Director
Richard S. LeFrak....................................          54   Director

    ALAN N. STILLMAN, our founder, has been our Chairman and Chief Executive Officer and a Director since 1997, and was President from 1977 to 1997. He developed his first restaurant, T.G.I. Fridays, in 1965. In 1975, Mr. Stillman sold his interests in the concept and focused on the high-end market, founding Smith & Wollensky in 1977. Mr. Stillman received the Distinguished Restaurants of North America "DiRoNa" Hall of Fame Award in 1999 and the Silver Spoon Award given by FOOD ARTS magazine in 1992 and 1998. Mr. Stillman has also served as a director of Meals on Wheels USA for over 20 years.

    JAMES M. DUNN has been President since May 1998 and a Director since January 1996. He served as Executive Vice President of Development from 1995 through 1998. Prior to his employment with us, from 1991 to 1995 Mr. Dunn was the Executive Vice President of House of Blues, Inc. responsible for all operations. From 1987 to 1991, Mr. Dunn was the Director of European Operations for the Hard Rock Cafe.

    MARK K. LEVINE has been Chief Financial Officer and Executive Vice President of Finance since January 1996 and a Director since September 1997. From 1980 through 1995, Mr. Levine served as Vice President of Finance and Controller. Prior to joining us, he was Vice President of Finance and Administration for KaneMiller Corporation, and previously worked for Studebaker-Worthington Corporation and the accounting firm of Alexander Grant.

    SAMUEL GOLDFINGER has been Director of Finance since 1997. From 1995 to 1997, Mr. Goldfinger was an audit manager and from 1990 to 1994 a staff accountant at the accounting firm of Goldstein Golub Kessler & Co., P.C. where his client base focus was in the restaurant industry.

    EUGENE M. BYRNE has been Director of New York Operations since 1980. In addition, Mr. Byrne has supervised Smith & Wollensky in New York on a daily basis for over twenty years. Mr. Byrne is also a limited partner of St. James Associates.

    JAMES L. GERSTEN has been Director of New Operations since June 1998, and the Director of Training from June 1997 to May 1998. From 1993 to 1996, Mr. Gersten was the Project Manager for the Myriad Restaurant Group, opening, staffing and running projects such as Nobu, Layla, Harley Davidson, NYC, Tribeca Grill, Reebok Sports Club, TriBakery, East Hampton Point and Fresco by Scotto.

    EUGENE I. ZURIFF has been a financial, expansion, and legal consultant to us since February 1997 and a Director since October 1997. He has been actively involved in financing, lease negotiations, retail sales development and marketing activities for our new restaurants. From 1988 to 1997 Mr. Zuriff was the New York representative of Multi Commercial Bank in Geneva Switzerland. He was Executive Vice President of Century Business Credit from 1969 to 1988 and in 1988 became Founding Director and Member of the Executive Committee of the Commercial Bank of New York. Mr. Zuriff is also a Director of the Key Advisor Fund and the Omni Financial Corporation. Mr. Zuriff currently serves as Senior Chairman of the Health Care Chaplaincy.

    THOMAS H. LEE has been a Director since 1997. Mr. Lee founded the Thomas H. Lee Company in 1974. The Lee Company and its affiliated funds invest private equity capital in growing companies and have raised more than $6.5 billion of private equity funds, including its latest fund, Thomas H. Lee Equity Fund IV, L.P., with equity commitments of $3.45 billion. Mr. Lee serves as a Director of the following public companies; Finlay Fine Jewelry Corp., Livent, Inc., (which filed for protection under Chapter 11 of the Federal Bankruptcy Code in November
1998), Metris Companies, Inc., Safelite Class Corp., Vail Resorts, Inc., and Wyndham International, Inc.

    RICHARD S. LEFRAK has been a Director since 1997. Mr. LeFrak is the President of LeFrak Organization, Inc., a diversified, privately held company active in major residential and commercial real estate development projects, oil and gas exploration, finance and entertainment production since 1975. Mr. LeFrak is also a member of the Board of the Sequoia Corporation, a New York Stock Exchange company, a member of the Regional Advisory Board of Chase Manhattan Bank and a Member of the New York State Banking Board.

BOARD COMMITTEES

    The Compensation Committee of the Board of Directors is comprised of Alan Stillman, Thomas Lee and Richard LeFrak. The Compensation Committee is responsible for reviewing and establishing the compensation structure for our officers and directors, including salaries, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation. See "Benefit Plans."

    The Audit Committee of the Board of Directors of the Company is comprised of Richard LeFrak and Eugene Zuriff. We also expect to add one additional independent director within 12 months following the consummation of this offering. The Audit Committee is responsible for recommending to the Board our independent auditors, analyzing the reports and recommendations of the auditors and reviewing internal audit procedures and controls.

ELECTION AND COMPENSATION OF DIRECTORS

    Our Amended and Restated Certificate of Incorporation provides for a classified board of directors divided into three classes. Richard LeFrak is a Class I director and his term will expire at the annual meeting of stockholders to be held in 2000; each of Mark Levine and Eugene Zuriff are Class II directors and their terms will expire at the annual meeting of stockholders to be held in 2001. Each of Alan Stillman, Thomas Lee and James Dunn are Class III directors and their terms will expire at the annual meeting of stockholder to be held in 2002. At each annual meeting of stockholders, beginning with the 2000 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. To the extent there is an increase or reduction in the number of directors, increase or decrease in directorships resulting therefrom will be distributed among the classes so that, as nearly as possible, each class will consist of an equal number of directors.

    Our current directors do not receive any compensation for serving as directors. We intend to adopt a 1999 Non-Employee Director Stock Option Plan under which we will reserve 100,000 shares of our common stock for issuance under options to be granted to non-employee members of the board of directors. Under this proposed plan, each individual who becomes a non-employee member of the board of directors will receive an option to purchase 10,000 shares of common stock on the date such individual becomes a board member provided such individual has not previously been employed by us or any subsidiary and shall be eligible to receive 2,500 additional shares each year such person serves as a board member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the year ended December 28, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                            ANNUAL COMPENSATION                    AWARDS
                                                 -----------------------------------------  --------------------
                                                                               OTHER        NUMBER OF SECURITIES
                                                                              ANNUAL             UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR       SALARY      BONUS       COMPENSATION         OPTIONS/SARS       COMPENSATION
------------------------------------  ---------  ----------  ----------  -----------------  --------------------  --------------
Alan N. Stillman....................       1998  $  642,000  $  130,000     $     5,228              85,000        $         --
  Chief Executive Officer

James M. Dunn.......................       1998     249,640      55,000          12,845             106,000                  --
  President

Mark K. Levine......................       1998     186,400      35,000           5,816              47,500                  --
  Chief Financial Officer, Executive
  Vice President of Finance

James L. Gersten....................       1998      85,000      30,000             652              10,000                  --
  Director of New Operations

Eugene M. Byrne.....................       1998      74,100          --              --              47,500                  --
  Director of New York Operations(1)

------------------------

(1) EUGENE BYRNE ALSO RECEIVED COMPENSATION FROM ST. JAMES ASSOCIATES.

    The following table sets forth information regarding the option grants made during 1998 to each of the Company's named executive officers in the Summary Compensation Table above. The Company issued no stock appreciation rights in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                          --------------------------------------------------------------                POTENTIAL REALIZABLE
                                           PERCENT OF                                                     VALUE AT ASSUMED
                            NUMBER OF         TOTAL                                                    ANNUAL RATES OF STOCK
                           SECURITIES      OPTION/SARS                    MARKET VALUE                 PRICE APPRECIATION FOR
                           UNDERLYING      GRANTED TO      EXERCISE OR       ON DATE                      OPTION TERM (1)
                           OPTION/SARS    EMPLOYEES IN     BASE PRICE       OF GRANT      EXPIRATION   ----------------------
NAME                         GRANTED       FISCAL YEAR      PER SHARE       PER SHARE        DATE         5%          10%
------------------------  -------------  ---------------  -------------  ---------------  -----------  ---------  -----------
Alan N. Stillman........       10,000            11.4%      $    8.00       $    8.00        2/28/08   $  50,300  $   127,500
James M. Dunn...........       10,000            11.4            8.00            8.00        2/28/08      50,300      127,500
Mark K. Levine..........       10,000            11.4            8.00            8.00        2/28/08      50,300      127,500
James L. Gersten........       10,000            11.4            8.00            8.00        2/28/08      50,300      127,500
Eugene M. Byrne.........       10,000            11.4            8.00            8.00        2/28/08      50,300      127,500

------------------------

(1) IN ACCORDANCE WITH THE RULES OF THE SEC, SHOWN ARE THE GAINS OR "OPTION SPREADS" THAT WOULD EXIST FOR THE RESPECTIVE OPTIONS GRANTED. THESE GAINS ARE BASED ON THE ASSUMED RATES OF ANNUAL COMPOUND STOCK PRICE APPRECIATION OF 5% AND 10% FROM THE DATE THE OPTION WAS GRANTED OVER THE FULL OPTION TERM. THESE ASSUMED ANNUAL COMPOUND RATES OF STOCK PRICE APPRECIATION ARE MANDATED BY THE RULES OF THE SEC AND DO NOT REPRESENT THE OUR ESTIMATE OR PROJECTION OF FUTURE COMMON STOCK PRICES.

    YEAR END OPTION TABLE.

    The following table sets forth information regarding the number and value of options held at December 28, 1998, by each of our named executive officers in the Summary Compensation Table above. No options or stock appreciation rights were exercised during 1998 and no stock appreciation rights were outstanding as of December 28, 1998. The value of unexercised in-the-money options at December 28, 1998 is based on the difference between the option exercise price and an assumed initial public offering price of the common stock of $ multiplied by the number of shares of common stock underlying the option.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                           YEAR-END OPTION/SAR VALUES

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                                                                         OPTIONS AT DECEMBER 28,     MONEY OPTIONS AT DECEMBER
                                                                                   1998                       28, 1998
                                                                        --------------------------  ----------------------------
NAME                                                                    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------  -----------  -------------  -----------  ---------------
Alan N. Stillman......................................................      23,500        61,500
James M. Dunn.........................................................      29,800        76,200
Mark K. Levine........................................................      12,250        35,250
James L. Gersten......................................................       1,000         9,000
Eugene M. Byrne.......................................................      12,250        35,250

EMPLOYMENT AGREEMENTS

    ALAN M. STILLMAN

    We entered into an employment agreement with Alan Stillman, our Chief Executive Officer, effective January 1, 1998 pursuant to which Mr. Stillman will serve as our Chief Executive Officer through December 31, 2002. This agreement provides that Mr. Stillman is entitled to a base salary of $650,000 per year, subject to annual cost of living increases. In addition, Mr. Stillman is entitled to customary employee benefits. Mr. Stillman's employment agreement may be terminated by us at any time for "cause", which is defined as (a) the conviction or plea of no contest to any felony and other specified crimes, (b) continued and uncured insubordination, (c) fraud, embezzlement, intentional breach of fiduciary duties or intentional dishonesty, any if which has a material adverse effect, or (d) failure to perform his duties or breach of his employment agreement. This agreement may also be terminated by us without cause or by Mr. Stillman for "good reason," which is defined as (a) a material breach by us of the employment agreement, (b) removal of Mr. Stillman as President or Chief Executive Officer or a material diminution in his responsibilities, or (c) relocation of Mr. Stillman outside of New York City. If Mr. Stillman is terminated without cause or terminates for "good reason" (1) before December 31, 2000, Mr. Stillman is entitled to a severance payment equal to his base salary through December 31, 2002, or (2) after December 31, 2000, Mr. Stillman is entitled to a severance payment equal to his base salary for the greater of (x) the remainder of the term, and (y) 12 months.

    On January 1, 1996, we entered into a non-competition agreement with Alan Stillman and Thomas H. Lee Company, Thomas H. Lee Equity Partners, L.P. and THL-CCI Limited Partnership. This agreement provides that Mr. Stillman will not, directly or indirectly, own, finance, manage or operate any "high-end, white table cloth" restaurant (such as The Manhattan Ocean Club, Park Avenue Cafe, Cite, Smith & Wollensky, The Post House and Mrs. Parks Tavern) located in any city (or, in the case of New York City, any borough) in which we or our subsidiaries own, operate or manage such a restaurant, until September 29, 1999, or until a material breach of the agreement (which is not cured within 20 days) by any of Thomas H. Lee Company, Thomas H. Lee Equity Partners, L.P., or THL-CCI Limited Partnership of their obligation, during a prescribed period, to offer to us any opportunity presented to any of them or their affiliates by a third party to own, finance, manage or operate any "high-end, white table cloth" restaurant in which such Lee entities would be entitled have an interest in 10% or more of the revenues of such restaurant.

    We are currently negotiating a new employment agreement with Mr. Stillman.

    JAMES M. DUNN

    We are currently negotiating an employment agreement with James Dunn.

    MARK K. LEVINE

    We are currently negotiating an employment agreement with Mark Levine.

BENEFIT PLANS

    We have two stock option plans in effect:

    - 1996 Option Plan (1996 Plan)

    - 1997 Stock Option Plan (1997 Plan)

    We also intend to adopt a 1999 Stock Option Plan (1999 Plan) prior to consummation of this offering upon approval of a majority in interest of our outstanding preferred stock.

    As of March 29, 1999, we had options to purchase 313,050 shares of common stock outstanding under the 1996 Plan and options to purchase 87,100 shares of common stock outstanding under the 1997 Plan. No further option grants will be made under the 1996 Plan or 1997 Plan. The outstanding options have a weighted average exercise price of $6.96 per share.

    1996 PLAN

    Our 1996 Plan permits the grant of nonqualified options. The maximum number of shares of our common stock available for stock options granted under the 1996 Plan is 384,525 shares. The maximum number of shares available under the 1996 Plan is subject to adjustment for capital changes.

    The 1996 Plan may be administered by the full board of directors. The Board has the authority to adopt, amend and rescind rules and regulations which, in its opinion, may be advisable in the administration of the 1996 Plan.

    Options may be granted to any officer or key employee of us or our subsidiaries. Options granted under the 1996 Plan will vest as determined by the board of directors.

    The right of any option holder to exercise an option granted to him or her shall not be assignable or transferable by the option holder other than by will or the laws of descent and distribution. Options exercisable during the lifetime of the option holder may be exercised only by the option holder.

    Subject to the following, an option granted to any employee option holder who ceases to be an employee of us or one of our subsidiaries shall terminate 90 days following the date on which that option holder ceases to be an employee of us or one of our subsidiaries. If that termination of employment is because of dismissal for cause, then the option will terminate immediately on the date the option holder ceases to be an employee of us or one of our subsidiaries. If that termination of employment is because the option holder has died or become permanently disabled, the option shall terminate 180 days following the date on which the option holder ceases to be an employee. In no event shall an option be exercisable after the date upon which it expires by its terms.

    An option granted to an employee option holder who ceases to be an employee of us or one of our subsidiaries shall be exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be an employee of us or one of our subsidiaries.

    1997 PLAN

    Our 1997 Plan permits the grant of stock options, which may be either incentive stock or nonqualified options. The maximum number of shares of our common stock available for stock options granted under the 1997 Plan is 250,000 shares. The maximum number of shares available under the 1997 Plan is subject to adjustment for capital changes.

    Prior to the date of registration of our common stock under the Securities Act, the 1997 Plan may be administered either by the full board of directors or by a committee consisting of two or more members of our board of directors. After any registration under the Securities Act, the committee must administer the 1997 Plan. The committee has the authority to adopt, amend and rescind rules and regulations which, in its opinion, may be advisable in the administration of the 1997 Plan.

    Options designated as incentive stock options may be granted only to our officers and other employees. Non-qualified options may be granted to any officer, employee, consultant or director of us or our subsidiaries. No option designated as an incentive stock option shall be granted to any employee if that employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of our stock or a parent or a subsidiary, unless the purchase price for the stock under that option is at least 110% of its fair market value at the time the option is granted and the option, by its terms, is not exercisable more than five years from the date it is granted. Options granted under the 1997 Plan will vest as determined by the board of directors or the committee.

    The right of any option holder to exercise an option granted to him or her shall not be assignable or transferable by the option holder other than by will or the laws of descent and distribution, except that an option holder may transfer options that are not incentive stock options pursuant to a qualified domestic relations order. Options exercisable during the lifetime of the option holder may be exercised only by the option holder.

    Subject to the following, an option granted to any employee option holder who ceases to be an employee of us or one of our subsidiaries shall terminate 90 days following the date on which that option holder ceases to be an employee of us or one of our subsidiaries. If that termination of employment is because of dismissal for cause, the option will terminate immediately on the date the option holder ceases to be an employee of us or one of our subsidiaries. If that termination of employment is because the option holder has died or become permanently disabled, the option shall terminate 180 days following the date that option holder ceases to be an employee.

    An option granted to an employee option holder who ceases to be an employee of us or one of our subsidiaries shall be exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be an employee of us or one of our subsidiaries.

    1999 PLAN

    The following summarizes the terms of the proposed 1999 Plan. We expect our 1999 Plan to permit the grant of either incentive stock or nonqualified options. The maximum number of shares of our common stock available for stock options granted under the 1999 Plan will be 950,000 shares. The maximum number of shares available under the 1999 Plan will be subject to adjustment for capital changes.

    The 1999 Plan may be administered either by the full board of directors or by a committee consisting of two or more members of our board of directors. The board or the committee will have the authority to adopt, amend and rescind rules and regulations which, in its opinion, may be advisable in the administration of the 1999 Plan.

    We will only be permitted to grant options designated as incentive stock options to our officers and other employees. We will be permitted to grant non-qualified options to any officer, employee or consultant of ours or our subsidiaries. No option designated as an incentive stock option shall be granted to any employee if that employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of our stock or a parent or a subsidiary, unless the purchase price for the stock under that option is at least 110% of its fair market value at the time the option is granted and the option, by its terms, is not exercisable more than five years from the date it is granted. We will provide that options granted under the 1999 Plan will vest as determined by the board of directors or the committee.

    The 1999 Plan will also provide that the right of any option holder to exercise an option granted to him or her shall not be assignable or transferable by the option holder other than by will or the laws of descent and distribution, except that an option holder may transfer options that are not incentive stock options to the option holder's spouse or children or to a trust for the benefit of the option holder or the option holder's spouse or children. The 1999 Plan will further provide that options exercisable during the lifetime of the option holder may be exercised only by the option holder.

    In addition, we expect the 1999 Plan to provide, subject to the following, an option granted to any employee option holder who ceases to be an employee of us or one of our subsidiaries shall terminate

90 days following the date on which that option holder ceases to be an employee of us or one of our subsidiaries. If that termination of employment is because of dismissal for cause, the option will terminate immediately on the date the option holder ceases to be an employee of us or one of our subsidiaries. If that termination of employment is because the option holder has died or become permanently disabled, the option shall terminate 180 days following the date that option holder ceases to be an employee.

    An option granted to an employee option holder who ceases to be an employee of us or one of our subsidiaries shall be exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be an employee of us or one of our subsidiaries.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    We also expect to adopt, upon approval of a majority in interest of our outstanding preferred stock, a 1999 Employee Stock Purchase Plan (Stock Purchase
Plan) which will be intended to provide a means whereby eligible employees may purchase our common stock through payroll deductions. The following summarizes the terms of the proposed Stock Purchase Plan.

    We intend to reserve 200,000 shares of our common stock for issuance under the Stock Purchase Plan. All persons employed by us and any subsidiaries will be eligible to participate in the Stock Purchase Plan, except persons whose customary employment is less than twenty hours per week or five months or less per year and persons who have been employed by us for less than three months on the first day of the purchase period, with the exception of persons previously eligible. In addition, persons who are deemed for purposes of Section 423(b)(3) of the Internal Revenue Code of 1986, as amended, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of us or a subsidiary will be ineligible to participate in the Stock Purchase Plan. Employment will be treated as continuing intact while a participating employee is on military leave or other bona fide leave of absence, for up to 90 days or for so long as such employee's right to re-employment is guaranteed by statute or contract, if longer than 90 days.

    The Stock Purchase Plan shall be administered by the board of directors or the committee appointed from time to time by the board of directors. Committee members shall be ineligible to participate under the Stock Purchase Plan. All members of the committee shall serve at the discretion of the board of directors. The board of directors or the committee, if one has been appointed, is vested with full authority to make, administer and interpret rules and regulations regarding the Stock Purchase Plan as it may deem advisable. Determinations by the board of directors or the committee, as to the interpretation and operation of the Stock Purchase Plan, shall be final and conclusive.

    There shall be four purchase periods within each year, with each commencing on February 1, May 1, August 1 and November 1 of each year and continuing through the final day of such period. The initial purchase period shall begin on a date determined by our board of directors. The participating employee will authorize regular payroll deductions amounting to a full percentage of the participant's regular compensation as the participant shall designate. These payroll deductions cannot amount to less than one percent (1%) nor more than ten percent (10%) of the participant's regular compensation and cannot exceed $25,000 per year.

    All sums deducted from the regular compensation of participants will be credited to a stock purchase account established for each participant on our books, but prior to use of these funds for the purchase of shares of our common stock in accordance with the Stock Purchase Plan, we may use these funds for any valid corporate purpose. We will not be under any obligation to pay interest on funds credited to a participant's stock purchase account in any event.

    The purchase price of shares of our common stock under the Stock Purchase Plan will be the lower of eighty-five percent (85%) of the fair market value of a share of common stock for the first business day of the relevant purchase period, or eighty-five percent (85%) of this value for the relevant exercise date. The fair market value on a given day will be the mean between the high and low sales prices of a share of common stock of the Company on the Nasdaq National Market. Each participating employee will receive an option, effective on the first day of the purchase period, to purchase shares of common stock on the exercise date, which is the last business day of the purchase period. The number of shares which a participant may purchase under the option will be the quotient of the aggregate payroll deductions in the purchase period authorized by the participant, divided by the purchase price. No employee will be granted an option in one purchase period for more than 25,000 shares or 100,000 shares annually, or such other number of shares as determined from time to time by the board or the committee, as the case may be.

    Upon our dissolution or liquidation or a merger or consolidation in which we are not the surviving entity, every option outstanding under the Stock Purchase Plan shall terminate, and each participant shall be refunded the sums then in his account.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Delaware General Corporation Law, we have included in our Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to a number of exceptions. In addition, our Bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

    The registration rights agreement among affiliates of the Thomas H. Lee Company, our management stockholders and us provides that the stockholders party to this agreement may require us to effect, on two occasions, the registration for sale to the public of shares of common stock held by these stockholders as a result of the conversion of notes previously issued to them after the earlier of January 1, 2001 or the initial public offering of our common stock, subject to resale limitations, and provided that any request for registration by management stockholders must be for shares having an estimated fair market value of $20.0 million. In addition, under the terms of the registration rights agreement, if we propose to register any of our shares under the Securities Act, whether for our own account or otherwise, any stockholders party to this agreement are entitled to notice of a registration and are entitled to include their shares in such offering. All fees, costs and expenses, other than underwriting discounts and commissions, transfer taxes and attorney's fees, of any registration effected pursuant to the registration rights agreement will be paid by us. The parties to the registration rights agreement have waived their rights to include their shares in this offering. SEE "DESCRIPTION OF CAPITAL STOCK--REGISTRATION RIGHTS OF CERTAIN HOLDERS."

STOCKHOLDERS AGREEMENT

    The stockholders agreement among the holders of our preferred stock, affiliates of the Thomas H. Lee Company, Alan Stillman and us provides that the stockholders party to this agreement may require us to effect the registration of shares of common stock held by these stockholders on two occasions beginning six months following an initial public offering of our common stock, subject to resale limitations, and provided that any request for registration must be made with respect to shares with an expected aggregate offering price to the public of at least $10.0 million. In addition, under the terms of the stockholders agreement, if we propose to register any of our shares under the Securities Act, whether for our own account or otherwise, any stockholders party to this agreement are entitled to notice of this registration and are entitled to include their shares in this offering. All fees, costs and expenses, other than underwriting discounts and commissions, transfer taxes and attorney's fees, of any registration effected pursuant to the stockholders agreement will be paid by us. The parties to the stockholders agreement have waived their rights to include their shares in this offering. All other provisions of the stockholders agreement terminate upon conversion of the preferred stock to common stock. SEE "DESCRIPTION OF CAPITAL STOCK--REGISTRATION RIGHTS OF CERTAIN HOLDERS."

MANAGEMENT AGREEMENT WITH THOMAS H. LEE COMPANY

    Under the terms of a management agreement with the Thomas H. Lee Company, we are required to pay to them an annual management fee of $60,000 and reimburse any reasonable expenses incurred by them in performing such management services. The management agreement continues until terminated by the mutual consent of the parties or January 1, 2001.

TRANSACTIONS INVOLVING MANAGEMENT

    COMPENSATION AND BENEFITS

    Our executive officers receive compensation, bonuses and other benefits under various employee benefit plan arrangements maintained by us. Our executive officers have participated in such benefit plans under the same terms generally made available to other similarly situated employees with similar responsibilities and levels of compensation. SEE "MANAGEMENT--EXECUTIVE COMPENSATION AND BENEFIT PLANS."

    ST. JAMES ASSOCIATES

    An entity controlled by Alan Stillman is a limited partner and a general partner of St. James Associates, which owns the Smith & Wollensky in New York and the rights to the trademarks "Smith & Wollensky" and "Wollensky Grill." An entity controlled by Alan Stillman is also a general partner and limited partner of MW Realty Associates, the owner of the property on which the Smith & Wollensky in New York is located. We have entered into a licensing agreement with St. James Associates which permits us to use the name Smith & Wollensky. In 1998, we paid to St. James Associates $600,000 in opening fees for our Smith & Wollenskys in Chicago, New Orleans and Las Vegas and $310,000 in royalty fees. In 1997, we paid to St. James Associates $200,000 in opening fees for our Smith & Wollensky in Miami. In 1996 we paid to St. James Associates a one-time licensing fee of $2.5 million.

    Pursuant to the management arrangement with St. James Associates, we were retained to provide management services to the Smith & Wollensky restaurant in New York. Under the terms of the agreement, the services arrangement between us and St. James Associates may be terminated at any time and without prior notice. Additionally, St. James Associates has the right to terminate the arrangement in the event that Mr. Stillman no longer serves in his present role as operator or manager of the New York Smith & Wollensky. In 1998, St. James Associates paid us $562,000; in 1997 St. James Associates paid us $540,000; and in 1996 St. James Associates paid us $513,000. Eugene Byrne is a limited partner of St. James Associates. SEE "BUSINESS--MANAGEMENT AGREEMENTS--SMITH & WOLLENSKY."

    ROLL-UP TRANSACTIONS

    Our current corporate entity was formed in October 1997, as the result of a merger with our predecessor, The New York Restaurant Group, LLC, with us surviving the merger. Our predecessor was formed in August 1995 to act as a holding company for a series of partnerships and limited liability companies affiliated by a common control group which operated our owned restaurants. In January 1996 we and the operating entities entered into a group of related asset contribution and merger agreements whereby the owners of the operating entities exchanged their underlying equity interests or exchanged the operating net assets of the business in exchange for either cash or membership interests in us, at their option.

    Simultaneous with the roll-up transaction, we executed a Note Purchase Agreement whereby we sold to Thomas H. Lee Equity Partners, L.P. and THL-CCI Limited Partnership 6.0% convertible exchangeable subordinated notes for $7.4 million which notes were convertible into approximately 25.0% of the outstanding membership units of our corporate predecessor. An additional $4.0 million of these notes were sold in February 1997. These notes were converted into 10.4% of the outstanding common stock in October 1997. Pursuant to these agreements, certain owners sold their equity interests in the predecessor company for approximately $3.0 million in cash, at a value of $10 per membership unit (or $6.67 current per share common stock equivalent), and certain owners and new investors purchased additional membership units at the same cost aggregating approximately $0.7 million.

    In a related transaction, Alan Stillman assigned his rights to receive management fees from certain of our owned and managed restaurants in exchange for 250,000 membership units.

    EUGENE ZURIFF

    Eugene Zuriff, one of our directors, has also provided consulting services to us since 1997 on an at-will basis for which he receives $500.00 per day plus reimbursement for out of pocket expenses. In 1998, we paid to Mr. Zuriff an aggregate of $107,250. In 1997 we paid Mr. Zuriff an aggregate of $98,750.

    LOAN TO JAMES DUNN

    In 1996, we loaned $100,000 to James Dunn, our President, in connection with a purchase of ownership interests in The New York Restaurant Group, LLC prior to its recapitalization into a corporation. This interest was converted into 44,800 shares of our common stock in our recapitalization. This loan is evidenced by a promissory note which bears interest at an annual rate of 6.0% and is payable on demand. At March 29, 1999, the outstanding principal amount of this promissory note was $53,888.

    NON-COMPETITIVE AGREEMENT

    Pursuant to a non-competitive agreement dated January 1, 1996 with us and Alan Stillman, Thomas H. Lee Company, Thomas H. Lee Equity Partners, L.P. and THL-CCI Limited Partnership agreed to offer to us any opportunity presented to any of them or their affiliates by a third party during the period ending on the earlier of September 29, 1999 and the termination of Alan Stillman's employment with us to own, finance, manage or operate any "high-end, white tablecloth" restaurant in which such Lee entities would have an interest in 10.0% or more of the revenues of such interest. See "MANAGEMENT--EMPLOYMENT AGREEMENT."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of July 1, 1999, and as adjusted to reflect the sale of the common stock offered hereby by:

    - each person who is known by us to own beneficially more than 5% of the outstanding shares of our capital stock;

    - each of our directors;

    - the named executive officers; and

    - all directors and executive officers as a group.

    Percentage of ownership is calculated as required by the Commission Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The table below includes the number of shares underlying options which are exercisable within 60 day from the date of this offering. Unless otherwise indicated, the address of each of the beneficial owners identified is 1114 First Avenue, New York, New York 10021.

                                                                     BENEFICIAL              BENEFICIAL OWNERSHIP
                                                                  OWNERSHIP PRIOR                    AFTER
                                                                  TO THIS OFFERING               THIS OFFERING
                                                           ------------------------------  -------------------------
NAME OF BENEFICIAL OWNER                                   NUMBER OF SHARES     PERCENT        NUMBER OF SHARES
---------------------------------------------------------  -----------------  -----------  -------------------------

Alan N. Stillman (1).....................................          2,024,060        29.7%

James M. Dunn (2)........................................             44,800         1.0

Mark K. Levine (3).......................................             68,382           *

Eugene M. Byrne (4)......................................            176,866         2.3

Eugene I. Zuriff (5).....................................             18,500           *

James L. Gersten (6).....................................              4,000           *

Thomas H. Lee
  75 State Street
  Boston, MA 02109 (7)...................................          1,589,550        23.4

Richard S. LeFrak (8)....................................             10,362           *

Thomas H. Lee Equity Partners, L.P. (9)..................          1,312,410        19.3

THL-CCI Limited Partnership (10).........................            277,140         4.1

Warburg Pincus Emerging Growth Fund (11).................            336,786         5.0

Warburg Pincus Post-Venture Capital Fund (12)............             77,720         1.1

All Directors and Executive Officers as a Group (7
  persons, including the above)..........................          3,926,158        57.7%

NAME OF BENEFICIAL OWNER                                       PERCENT
---------------------------------------------------------      -------
Alan N. Stillman (1).....................................
James M. Dunn (2)........................................
Mark K. Levine (3).......................................
Eugene M. Byrne (4)......................................
Eugene I. Zuriff (5).....................................
James L. Gersten (6).....................................
Thomas H. Lee
  75 State Street
  Boston, MA 02109 (7)...................................
Richard S. LeFrak (8)....................................
Thomas H. Lee Equity Partners, L.P. (9)..................
THL-CCI Limited Partnership (10).........................
Warburg Pincus Emerging Growth Fund (11).................
Warburg Pincus Post-Venture Capital Fund (12)............
All Directors and Executive Officers as a Group (7
  persons, including the above)..........................

------------------------

  * LESS THAN ONE PERCENT

 (1) INCLUDES 161,250 SHARES OWNED BY STILLMAN'S FIRST, 522,287 SHARES HELD BY LA CITE, INC., 592,605 SHARES HELD BY WHITE & WITKOWSKY, 578,100 SHARES HELD BY THURSDAYS SUPPER PUB, INC., 75,000 SHARES HELD BY THE DONNA STILLMAN TRUST, 1,200 SHARES HELD BY DONNA STILLMAN AND 1,200 SHARES HELD BY MICHAEL STILLMAN. ALSO INCLUDES IMMEDIATELY EXERCISABLE OPTIONS TO PURCHASE 23,500 SHARES OF COMMON STOCK.

 (2) INCLUDES IMMEDIATELY EXERCISABLE OPTIONS TO PURCHASE 29,800 SHARES OF COMMON STOCK.

 (3) INCLUDES IMMEDIATELY EXERCISABLE OPTIONS TO PURCHASE 12,250 SHARES OF COMMON STOCK.

 (4) INCLUDES IMMEDIATELY EXERCISABLE OPTIONS TO PURCHASE 12,250 SHARES OF COMMON STOCK.

 (5) INCLUDES 3,000 SHARES HELD BY HIS INDIVIDUAL RETIREMENT ACCOUNT. ALSO INCLUDES IMMEDIATELY EXERCISABLE OPTIONS TO PURCHASE 500 SHARES OF COMMON STOCK.

 (6) INCLUDES IMMEDIATELY EXERCISABLE OPTIONS TO PURCHASE 1,000 SHARES OF COMMON STOCK.

 (7) INCLUDES 1,312,410 SHARES HELD BY THOMAS H. LEE EQUITY PARTNERS, L.P. AND 277,140 SHARES HELD BY THL-CCI LIMITED PARTNERSHIP AS INDICATED BELOW. MR. LEE IS THE GENERAL PARTNER OF THL EQUITY ADVISORS LIMITED PARTNERSHIP, WHICH IS THE GENERAL PARTNER OF THOMAS H. LEE EQUITY PARTNERS, L.P. MR. LEE IS ALSO THE GENERAL PARTNER OF THL-CCI LIMITED PARTNERSHIP. MR. LEE IS ALSO A DIRECTOR OF THE NEW YORK RESTAURANT GROUP.

 (8) PRINCIPAL ADDRESS IS 97-77 QUEENS BLVD. REGO PARK, NY 11374.

 (9) PRINCIPAL ADDRESS IS 75 STATE STREET BOSTON, MA 02109.

(10) PRINCIPAL ADDRESS IS 75 STATE STREET BOSTON, MA 02109.

(11) PRINCIPAL ADDRESS IS 466 LEXINGTON AVENUE NEW YORK, NY 10017.

(12) PRINCIPAL ADDRESS IS 466 LEXINGTON AVENUE NEW YORK, NY 10017.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 20,000,000 shares of common stock, $.01 par value per share, of which shares will be outstanding, and 1,000,000 shares of preferred stock, $.01 par value per share, none of which will be outstanding. The following description of our capital stock, certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to this Registration Statement of which this prospectus is a part.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor, and shall be entitled to receive, pro rata, all assets available for distribution to such holders upon liquidation. Holders of common stock have no preemptive, subscription or redemption rights.

PREFERRED STOCK

    Our Amended and Restated Certificate of Incorporation authorizes us to issue "blank check" preferred stock which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock. We currently have no plans to issue any preferred stock.

WARRANTS TO PURCHASE COMMON STOCK

    In connection with our $10.0 million senior subordinated note financing with Magnetite Asset Investors, L.L.C., on June 29, 1999, we issued a warrant to Magnetite to purchase up to 107,983 shares (subject to adjustment for dividends, distributions, recapitalizations, stock splits, subdivisions and the like) of our common stock (increasing to 143,977 shares of common stock if the $10.0 million senior subordinated note is not paid in full by June 29, 2001) at an exercise price of $.01 per share. These warrants expire on June 29, 2009. Magnetite has piggyback registration rights with respect to the common stock underlying the warrant.

CERTAIN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY
  ANTI-TAKEOVER PROVISIONS AFFECTING STOCKHOLDERS

    CLASSIFIED BOARD.

    Our board of directors is divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected each year. Removal of a member of the board of directors with or without cause requires a majority vote of the board of directors or of the stockholders. A majority of the remaining directors then in office, though less than a quorum, or the stockholders, are empowered to fill any vacancy on the board of directors. A majority vote of the stockholders is required to alter, amend or repeal the foregoing.

    DELAWARE TAKEOVER STATUTE

    We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. With limited exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and
      (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions described in the Delaware General Corporation Law, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, provisions of our Amended and Restated Certificate of Incorporation and Bylaws summarized in the foregoing paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our Amended and Restated Certificate of Incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of the Amended and Restated Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock purchases or redemptions; or

    - for any transaction from which the director derived an improper personal benefit.

    Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our Bylaws, any agreement, a vote of stockholders or otherwise. The Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our Amended and Restated Certificate of Incorporation provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director of or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. We believe that these provisions are necessary to attract and retain qualified directors and executive officers. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have liability insurance for our officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Amended and Restated Certificate of Incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    Under the terms of the Stockholders Agreement, if we propose to register any of our securities under the Securities Act following this offering, whether for our own account or otherwise, holders of approximately 2,172,794 million shares of common stock are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. The holders of registrable shares also may require us to effect the registration of their registrable shares for sale to the public, subject to other conditions and limitations.

    Additionally, under the terms of the Registration Rights Agreement, if we propose to register any of our securities under the Securities Act following this offering, whether for our own account or otherwise, holders of approximately 3,927,477 million shares of common stock are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. The holders of registrable shares also may require us to effect the registration of their registrable shares for sale to the public, subject to other conditions and limitations.

    Also, the terms of the Magnetite Warrant provide that in the event we propose to register any of our securities under the Securities Act following this offering, then Magnetite is entitled to notice of such registration and is entitled to include the 107,983 shares of common stock underlying the warrant in such registration, subject to certain conditions and limitations, Magnetite does not have such registration rights in connection with this offering.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is             , of
            .

                        SHARES ELIGIBLE FOR FUTURE SALE

    The market price of our common stock could decline as a result of sales of a larger number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and
price that we deem appropriate. After this offering,             shares of
common stock will be outstanding. Of these shares, the             shares being
offered in this offering are freely tradable. This leaves             shares
eligible for sale in the public market as follows:

NUMBER OF SHARES                                                                           DATE
---------------------------------------------------------------------------------------  ---------
After the date of this prospectus

Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plans

At various times after 180 days from the date of this prospectus, subject, in some cases, to volume limitations.

    In general, under Rule 144, as currently in effect, an affiliate of ours or a person or persons whose shares are required to be aggregated and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1)
approximately             shares immediately after this offering or (2) the
average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to other restrictions under Rule 144. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    As of the date of this prospectus, options to purchase a total of
            shares of common stock are outstanding, of which             shares
are currently vested and immediately exercisable. Upon the closing of this offering, we intend to file a registration statement to register for resale the shares of common stock reserved for issuance under our stock option plans. We expect such registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of options held by persons who have signed lock-up agreements referred to below, the expiration of the lock-up agreements. Under Rule 701, shares held as a result of option exercised prior to the effectiveness of this prospectus shall be eligible for resale under Rule 144 ninety days after the date of this prospectus.

    We and our executive officers, directors and holders of approximately shares of common stock have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, issue, sell, offer or agree to sell or otherwise dispose of any shares of common stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of common stock). Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such agreements.

    Holders of approximately             shares of common stock have the right,
subject to conditions and limitations described in the Shareholder and Registration Rights Agreements, to include their shares in registration statements relating to our securities. Also, Magnetite has the right to include 107,983 shares of common stock underlying its warrant in certain registration statements relating to our securities (excluding this offering). By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. Please see "DESCRIPTION OF CAPITAL STOCK-- REGISTRATION RIGHTS OF CERTAIN HOLDERS" for a description of the registration rights of our stockholders and "RISK FACTORS--THE PRICE OF OUR COMMON STOCK COULD DECREASE AS A RESULT OF SHARES BEING SOLD IN THE MARKET AFTER THIS OFFERING" for a discussion of the risks associated with a large number of shares being available for public sale.

                                  UNDERWRITING

    The underwriters of this offering named below, for whom Bear, Stearns & Co. Inc. and Thomas Weisel Partners LLC are acting as representatives, have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus is a part), to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

UNDERWRITERS                                                                                     NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Bear, Stearns & Co. Inc........................................................................
Thomas Weisel Partners LLC.....................................................................
                                                                                                 -----------------
    Total......................................................................................
                                                                                                 -----------------
                                                                                                 -----------------

    The nature of the respective obligations of the underwriters is such that all of the shares of common stock (other than shares of common stock covered by the over-allotment option described below) must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

    The Company has been advised that the underwriters propose to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain selected
dealers at such price less a concession not to exceed $           per share,
that the underwriters may allow, and such selected dealers may allow, a
concession to certain other dealers not to exceed $           per share and that
after the commencement of this offering, the public offering price and the concessions may be changed.

    We have granted to the underwriters an option to purchase in the aggregate
up to       additional shares of common stock to be sold in this offering solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

    The underwriters have reserved for sale at the initial public offering price up to 5% of the number of shares of common stock offered hereby for sale to our directors, officers, other employees, business affiliates and related persons who have expressed an interest in purchasing shares.

    The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

    The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                                                      FULL
                                                                    NO EXERCISE     EXERCISE
                                                                    ------------  ------------
Per Share.........................................................  $              $
Total.............................................................

    Bear, Stearns & Co. Inc. provided us with investment banking services in connection with the June 29, 1999 subordinated debt transaction with Magnetite Asset Investors, L.L.C. for which they received customary fees. On June 29, 1999, we entered into a senior subordinated note purchase agreement with Magnetite Asset Investors, L.L.C. pursuant to which we sold to Magnetite $10.0 million in face value of the Company's senior subordinated notes due June 29, 2006 and warrants for 107,983 shares of our common stock expiring June 29, 2009.

    Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined through negotiations among us and the representatives of the underwriters. Among the factors considered in making such determination were our financial and operating history and condition, market valuations of other companies engaged in activities similar to ours, our prospects and prospects for the industry in which we do business in general, our management, prevailing equity market conditions and the demand for securities considered comparable to ours.

    In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has lead-managed one public offering of equity securities, co-managed 24 public offerings of equity securities and acted as an underwriter in an additional 19 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us pursuant to the Underwriting Agreement to be entered into in connection with this offering.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for The New York Restaurant Group, Inc. by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Certain stockholders of Hutchins, Wheeler & Dittmar are limited partners in THL-- CCI Limited Partnership and as a result may be deemed to have a beneficial interest in an aggregate of 5,300 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of The New York Restaurant Group, Inc. (formerly The New York Restaurant Group, LLC) and subsidiaries as of December 29, 1997 and December 28, 1998, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of The New York Restaurant Group, LLC and subsidiaries for the year ended December 30, 1996, have been included herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is hereby made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

    Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the SEC.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent certified public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)

                                AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                             -----------

Independent Auditors' Report of KPMG LLP...................................................................         F-2

Independent Auditors' Report of Goldstein Golub Kessler LLP................................................         F-3

Consolidated Balance Sheets as of December 29, 1997 and December 28, 1998..................................         F-4

Consolidated Statements of Operations for the years ended December 30, 1996, December 29, 1997 and December
  28, 1998.................................................................................................         F-5

Consolidated Statements of Equity for the years ended December 30, 1996, December 29, 1997 and December 28,
  1998.....................................................................................................         F-6

Consolidated Statements of Cash Flows for the years ended December 30, 1996, December 29, 1997 and December
  28, 1998.................................................................................................         F-7

Notes to Consolidated Financial Statements.................................................................         F-9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The New York Restaurant Group, Inc.:

We have audited the accompanying consolidated balance sheets of The New York Restaurant Group, Inc. (formerly The New York Restaurant Group, LLC) and subsidiaries as of December 29, 1997 and December 28, 1998, and the related consolidated statements of operations, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of the Company for the year ended December 30, 1996 were audited by other auditors whose report dated February 28, 1997, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of The New York Restaurant Group, Inc. (formerly The New York Restaurant Group, LLC) and subsidiaries at December 29, 1997 and December 28, 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP

New York, New York

June 29, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The New York Restaurant Group, L.L.C

We have audited the accompanying statements of operations, owners' equity, and cash flows for the year ended December 30, 1996 of The New York Restaurant Group, L.L.C. and subsidiaries. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of The New York Restaurant Group, L.L.C. and subsidiaries for the year ended December 30, 1996 in conformity with generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

February 28, 1997

                      THE NEW YORK RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets
                    December 29, 1997 and December 28, 1998
            (dollar amounts in thousands, except per share amounts)

                                  ASSETS                                         1997       1998
                                                                            ---------  ---------
Current assets:
  Cash....................................................................  $   9,638  $      --
  Accounts receivable, net................................................        822        996
  Merchandise inventory...................................................      1,314      2,446
  Prepaid expenses and other current assets...............................        337      1,004
                                                                            ---------  ---------
        Total current assets..............................................     12,111      4,446
Property and equipment, net...............................................     18,489     38,810
Goodwill, net.............................................................      8,121      7,831
Licensing agreement, net..................................................      2,637      3,137
Management contract, net..................................................      1,329      1,229
Other assets..............................................................      1,660      2,923
                                                                            ---------  ---------
        Total assets......................................................  $  44,347  $  58,376
                                                                            ---------  ---------
                                                                            ---------  ---------

                          LIABILITIES AND EQUITY
Current liabilities:
  Current portion of long-term debt.......................................  $     217  $     279
  Accounts payable and accrued expenses...................................      5,706      7,440
                                                                            ---------  ---------
        Total current liabilities.........................................      5,923      7,719
Long-term debt, net of current portion....................................      3,298     16,825
Deferred rent.............................................................      2,321      3,221
                                                                            ---------  ---------
        Total liabilities.................................................     11,542     27,765
Convertible redeemable preferred stock (par value $.01; authorized
  5,000,000 shares; 2,172,794 shares issued and outstanding)                   19,628     21,115

Equity:
  Common stock (par value $.01; authorized 10,000,000 shares;
    4,599,891 and 4,625,891 shares issued and outstanding at December 29,
    1997 and December 28, 1998, respectively)                                      46         46
  Additional paid-in capital..............................................     13,997     14,248
  Accumulated deficit.....................................................       (866)    (4,798)
                                                                            ---------  ---------
                                                                               13,177      9,496
                                                                            ---------  ---------
Commitments and contingencies
        Total liabilities and equity......................................  $  44,347  $  58,376
                                                                            ---------  ---------
                                                                            ---------  ---------

See accompanying notes to consolidated financial statements.

                      THE NEW YORK RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                     Consolidated Statements of Operations

              Years ended December 30, 1996, December 29, 1997 and
                               December 28, 1998

            (dollar amounts in thousands, except per share amounts)

                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
Owned restaurant sales..................................................  $     25,002  $     26,582  $     42,521
                                                                          ------------  ------------  ------------
Cost of owned restaurant sales:
  Food and beverage costs...............................................         6,642         7,031        12,188
  Salaries and related benefits.........................................         7,230         8,022        14,058
  Restaurant operating expenses.........................................         4,046         3,998         7,318
  Occupancy and related expenses........................................         1,620         1,624         2,656
  Marketing and promotional expenses....................................         1,753         1,702         2,801
  Depreciation and amortization.........................................           546           429         1,310
                                                                          ------------  ------------  ------------
Total cost of owned restaurant sales....................................        21,837        22,806        40,331
                                                                          ------------  ------------  ------------
Income from owned restaurant operations.................................         3,165         3,776         2,190
Management fee income...................................................           988         1,901         2,968
                                                                          ------------  ------------  ------------
Income from owned and managed restaurants...............................         4,153         5,677         5,158
General and administrative expenses.....................................         3,557         5,169         6,384
Royalty expense.........................................................            --             7           310
Write-off of offering and financing costs...............................            --           647            --
Acquisition of management contract......................................         2,500            --            --
                                                                          ------------  ------------  ------------
Operating loss..........................................................        (1,904)         (146)       (1,536)
Interest expense........................................................          (443)         (516)         (453)
Interest income.........................................................           168           185           116
                                                                          ------------  ------------  ------------
                                                                                  (275)         (331)         (337)
Loss before provision (benefit) for income taxes........................        (2,179)         (477)       (1,873)
Provision (benefit) for income taxes....................................          (116)          483           572
                                                                          ------------  ------------  ------------
Net loss................................................................        (2,063)         (960)       (2,445)
Accrual of dividends and amortization of issuance costs on preferred
  shares................................................................            --          (248)       (1,487)
                                                                          ------------  ------------  ------------
Net loss applicable to common shares....................................  $     (2,063) $     (1,208) $     (3,932)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net loss per common share:
Basic and diluted.......................................................  $      (0.62) $      (0.34) $      (0.85)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average common shares outstanding:
  Basic and diluted.....................................................     3,333,450     3,567,134     4,619,551
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

See accompanying notes to consolidated financial statements.

                      THE NEW YORK RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                       Consolidated Statements of Equity

              Years ended December 30, 1996, December 29, 1997 and
                               December 28, 1998

                         (dollar amounts in thousands)

                                                                                                         COMMON STOCK
                                                                          MEMBERSHIP    MEMBERS'    ----------------------
                                                                             UNITS       EQUITY      SHARES      AMOUNT
                                                                          -----------  -----------  ---------  -----------
Balance at January 1, 1996..............................................          --    $   2,254          --   $      --
Issuance of membership units............................................   2,450,000           --          --          --
Acquisition of minority interests.......................................          --        8,455          --          --
Management contract.....................................................          --        2,500          --          --
Capital contributions...................................................      68,888          689          --          --
Capital withdrawals.....................................................    (296,588)      (2,966)         --          --
Distributions...........................................................          --       (1,564)         --          --
Net assets not contributed..............................................          --         (287)         --          --
Net loss................................................................          --       (2,063)         --          --
                                                                          -----------  -----------  ---------         ---
Balance at December 30, 1996............................................   2,222,300        7,018          --          --
Capital contributions...................................................      27,340          335          --          --
Capital withdrawals.....................................................      (1,700)         (21)         --          --
Distributions...........................................................          --         (855)         --          --
Membership unit split 3 for 2...........................................   1,123,970           --          --          --
Net loss for period December 31, 1996 through October 31, 1997..........          --         (342)         --          --
Conversion of membership interest in The New York Restaurant Group, LLC
  to common shares of The New York Restaurant Group, Inc................  (3,371,910)      (6,135)  3,371,910          34
Conversion of $11,937 of convertible notes into common shares of The New
  York Restaurant Group, Inc............................................          --           --   1,589,550          16
Redemption and retirement of 361,569 common shares......................          --           --    (361,569)         (4)
Accrued dividends on preferred shares...................................          --           --          --          --
Amortization of issuance costs on preferred shares......................          --           --          --          --
Net loss for period November 1, 1997 through December 29, 1997..........          --           --          --          --
                                                                          -----------  -----------  ---------         ---
Balance at December 29, 1997............................................          --           --   4,599,891          46
Issuance of common shares...............................................          --           --      26,000          --
Accrued dividends on preferred shares...................................          --           --          --          --
Amortization of issuance costs on preferred shares......................          --           --          --          --
Net loss................................................................          --           --          --          --
                                                                          -----------  -----------  ---------         ---
Balance at December 28, 1998............................................          --    $      --   4,625,891   $      46
                                                                          -----------  -----------  ---------         ---
                                                                          -----------  -----------  ---------         ---

                                                                          ADDITIONAL
                                                                            PAID-IN     ACCUMULATED     TOTAL
                                                                            CAPITAL       DEFICIT      EQUITY
                                                                          -----------  -------------  ---------
Balance at January 1, 1996..............................................   $      --     $      --    $   2,254
Issuance of membership units............................................          --            --           --
Acquisition of minority interests.......................................          --            --        8,455
Management contract.....................................................          --            --        2,500
Capital contributions...................................................          --            --          689
Capital withdrawals.....................................................          --            --       (2,966)
Distributions...........................................................          --            --       (1,564)
Net assets not contributed..............................................          --            --         (287)
Net loss................................................................          --            --       (2,063)
                                                                          -----------  -------------  ---------
Balance at December 30, 1996............................................          --            --        7,018
Capital contributions...................................................          --            --          335
Capital withdrawals.....................................................          --            --          (21)
Distributions...........................................................          --            --         (855)
Membership unit split 3 for 2...........................................          --            --           --
Net loss for period December 31, 1996 through October 31, 1997..........          --            --         (342)
Conversion of membership interest in The New York Restaurant Group, LLC
  to common shares of The New York Restaurant Group, Inc................       6,101            --           --
Conversion of $11,937 of convertible notes into common shares of The New
  York Restaurant Group, Inc............................................      11,381            --       11,397
Redemption and retirement of 361,569 common shares......................      (3,485)           --       (3,489)
Accrued dividends on preferred shares...................................          --          (210)        (210)
Amortization of issuance costs on preferred shares......................          --           (38)         (38)
Net loss for period November 1, 1997 through December 29, 1997..........          --          (618)        (618)
                                                                          -----------  -------------  ---------
Balance at December 29, 1997............................................      13,997          (866)      13,177
Issuance of common shares...............................................         251            --          251
Accrued dividends on preferred shares...................................          --        (1,257)      (1,257)
Amortization of issuance costs on preferred shares......................          --          (230)        (230)
Net loss................................................................          --        (2,445)      (2,445)
                                                                          -----------  -------------  ---------
Balance at December 28, 1998............................................   $  14,248     $  (4,798)   $   9,496
                                                                          -----------  -------------  ---------
                                                                          -----------  -------------  ---------

See accompanying notes to consolidated financial statements.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                Years ended December 30, 1996, December 29, 1997
                             and December 28, 1998

                         (dollar amounts in thousands)

                                                                                    1996        1997        1998
                                                                                  ---------  ----------  ----------
Cash flows from operating activities:
  Net loss......................................................................  $  (2,063) $     (960) $   (2,445)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
      Depreciation and amortization.............................................        968         935       1,944
      Gain on sale of property and equipment....................................         (9)         --          --
      Acquisition of creative management contract...............................      2,500          --          --
      Write-off of offering and financing costs.................................         --         647          --
      Changes in operating assets and liabilities:
        Accounts receivable.....................................................       (382)        (22)       (174)
        Advances to equity holders..............................................        112          --          --
        Merchandise inventory...................................................         10        (796)     (1,132)
        Prepaid expenses and other current assets...............................        316        (187)       (667)
        Other assets............................................................     (1,130)        249        (915)
        Accounts payable and accrued expenses...................................      1,234       1,649       1,734
        Deferred rent...........................................................        227         181         874
                                                                                  ---------  ----------  ----------
          Net cash provided by (used in) operating activities...................      1,783       1,696        (781)
                                                                                  ---------  ----------  ----------
Cash flows from investing activities:
  Purchase of property and equipment, including construction-in-progress........       (653)    (12,573)    (21,621)
  Purchase of nondepreciable assets.............................................        (76)       (344)       (476)
  Purchase of and payments under licensing agreement............................     (2,548)       (200)       (600)
  Purchase of management contract...............................................     (1,500)         --          --
  Acquisition of leasehold rights...............................................         --        (338)         --
  Site development costs........................................................       (249)         --          --
  Transaction costs in connection with acquisition of minority interests........       (246)         --          --
                                                                                  ---------  ----------  ----------
          Net cash used in investing activities.................................     (5,272)    (13,455)    (22,697)
                                                                                  ---------  ----------  ----------
Cash flows from financing activities:
  Proceeds from issuance of convertible preferred stock, net....................         --      19,380          --
  Proceeds from issuance of common shares.......................................         --          --         251
  Proceeds from issuance of long-term debt......................................      7,397       4,683      14,393
  Principal payments on loans...................................................       (405)         --          --
  Principal payments of long-term debt..........................................       (175)       (206)       (804)
  Redemption of common stock and capital withdrawals............................     (2,966)     (3,489)         --
  Capital contributions.........................................................        689         335          --
  Distributions.................................................................     (1,851)       (855)         --
                                                                                  ---------  ----------  ----------
          Net cash provided by financing activities.............................      2,689      19,848      13,840
                                                                                  ---------  ----------  ----------

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

               Consolidated Statements of Cash Flows (Continued)

                Years ended December 30, 1996, December 29, 1997
                             and December 28, 1998

                         (dollar amounts in thousands)

                                                                                    1996        1997        1998
                                                                                  ---------  ----------  ----------
Net increase (decrease) in cash and cash equivalents............................  $    (800) $    8,089  $   (9,638)
Cash at beginning of year.......................................................      2,349       1,549       9,638
                                                                                  ---------  ----------  ----------
Cash at end of year.............................................................  $   1,549  $    9,638  $       --
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest....................................................................  $     443  $      525  $      503
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
    Income taxes................................................................  $      --  $        5  $      356
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
    Unincorporated business tax.................................................  $     114  $      102  $      156
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
  Noncash investing and financing activities: Acquisition of minority
    interests...................................................................  $   8,455  $       --  $       --
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
    Capital contribution--management contract...................................  $   2,500  $       --  $       --
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
    Assumption of liabilities in connection with acquisition of leasehold
      rights....................................................................  $      --  $    3,038  $       --
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
    Conversion of convertible notes into common shares..........................  $      --  $   11,397  $       --
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
    Accrued dividends on preferred shares.......................................  $      --  $      210  $    1,257
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

    The New York Restaurant Group, Inc. and subsidiaries operate in a single segment which develops, operates, owns and manages a diversified portfolio of upscale tablecloth restaurants. The Company also manages certain other restaurants and the food and beverage service for a hotel operation. The following table identifies the operating location and the date operations commenced at each of these locations:

                                                                               OPERATIONS
                                                                            COMMENCEMENT DATE
                                                                           -------------------
OWNED AND OPERATED
The Manhattan Ocean Club ("MOCA")........................................        January 1984
Cite.....................................................................       December 1989
Park Avenue Cafe ("PAC").................................................       February 1992
Smith & Wollensky in Miami...............................................       December 1997
Smith & Wollensky in Chicago.............................................          April 1998
Smith & Wollensky in New Orleans.........................................        October 1998
Smith & Wollensky in Las Vegas...........................................       December 1998

MANAGEMENT AGREEMENTS
Smith & Wollensky in New York............................................        October 1977
The Post House...........................................................         August 1980
Doubletree Hotel.........................................................        October 1994
Maloney & Porcelli ("M&P")...............................................      September 1996

    The New York Restaurant Group, Inc. (a C corporation) was formed in connection with the consummation of the private placement offering described in note 12. Upon consummation of such offering, The New York Restaurant Group, Inc. was merged with The New York Restaurant Group, LLC, with The New York Restaurant Group, Inc. surviving the merger (the "Merger"). References to "the Company" refer to The New York Restaurant Group, LLC and subsidiaries prior to November 1, 1997 and The New York Restaurant Group, Inc. and subsidiaries on or after November 1, 1997. Prior to the Merger, the Company effected a three-for-two split of membership units. In connection with the Merger, members of The New York Restaurant Group, LLC received one share of The New York Restaurant Group, Inc. common stock for every membership unit held by them as of October 31, 1997.

    The New York Restaurant Group, LLC was formed in August 1995 to act as a holding Company for a series of partnerships and limited liability companies affiliated by a common control group (the "Predecessor Company") which operated the Company-owned restaurants. In addition, the Predecessor Company managed restaurants and a hotel food service business. The control group is defined as Alan Stillman (the "Company Chairman") and his spouse ("Control Group"). Pursuant to a Master Agreement dated September 29, 1995, in January 1996 the Company and the operating entities entered into a group of related asset contribution and merger agreements whereby the owners of the operating entities exchanged their underlying equity interests or exchanged the operating net assets of the businesses in exchange for either cash or membership interests in the Company, at their option.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED)
    Simultaneous with this transaction, the Company executed a Note Purchase Agreement (the "Note Agreement") dated September 29, 1995, whereby the Company sold to an investment group 6% convertible exchangeable subordinated notes for $7,397, which notes were convertible into approximately 25% of the outstanding membership units of the Company, representing a value of $10 per membership unit. An additional $4,000 of these notes were sold in February 1997. In connection with the consummation of the private placement offering described in note 12, these notes were converted into common shares of the Company.

    Pursuant to these agreements, certain owners sold their equity interests in the Predecessor Company for approximately $2,966 in cash, at a value of $10 per membership unit, and certain owners and new investors purchased additional membership units at the same cost aggregating approximately $689.

    In a related transaction, the Company Chairman assigned his rights to receive management fees from certain Company-owned and managed restaurants in exchange for 250,000 membership units. In the fiscal 1996 statement of operations a charge of $2,500 was recorded relating to the assignment of this agreement, utilizing the $10 per unit fair value established in the convertible note sale discussed above.

    The remaining Company membership units were allocated to the operating entities owned at the proportional fair value of each individual operating entity. The valuation of the Company was determined in conjunction with the value assigned to the convertible note transaction discussed above and valuations of the individual operating entities prepared by Company management. This valuation incorporated numerous factors, including historical financial results, projections of future operating earnings and cash flow, industry conditions, as well as other economic factors. The transaction, including the note purchase and creative management fee assignment agreements, closed on January 11, 1996 and was deemed effective by the parties as of January 1, 1996.

    This transaction has been accounted for, in part, as a purchase transaction, whereby the portion of the net assets representing the minority interests of the Predecessor Company was recorded utilizing a fair value of $10 per membership unit. Accordingly, goodwill of approximately $8,700, including $246 of transaction costs, was recorded at January 1, 1996. The portion of the net assets attributable to the Control Group was recorded at its proportional underlying book value at January 1, 1996.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) REPORTING PERIOD

    The Company utilizes a 52- or 53-week reporting period ending on the Monday nearest to December 31st. The periods ended December 30, 1996 ("Fiscal 1996"), December 29, 1997 ("Fiscal 1997") and December 28, 1998 ("Fiscal 1998") represent 52-week reporting periods.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(B) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(C) CASH AND CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents as of December 29, 1997 and December 28, 1998.

(D) ACCOUNTS RECEIVABLE

    Accounts receivable consists primarily of bank credit card accounts receivable and management fees receivable.

(E) INVENTORY

    Merchandise inventory consists primarily of restaurant food and beverages and are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

(F) PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Landlord allowances for leasehold improvements, furniture, fixtures and equipment are offset against the related property and equipment accounts. Depreciation is calculated primarily on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements and rights are amortized on the straight-line basis over the shorter of the lease term or the estimated useful life of the asset. The estimated useful lives are as follows:

Building and building improvements............................  30 years
Machinery and equipment.......................................  5 to 7 years
Furniture and fixtures........................................  7 years
Leasehold improvements........................................  5 to 27
                                                                years
Leasehold rights..............................................  27 years
Banquet room..................................................  40 years
Automobile....................................................  3 years

(G) ARTWORK

    The Company occasionally purchases artwork and antiques for display in its restaurants. The Company does not depreciate artwork and antiques since these assets have cultural, aesthetic or historical value that is worth preserving perpetually and the Company has the ability and intent to protect and preserve these assets. Such assets are recorded at cost.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(H) INTANGIBLE ASSETS

    Goodwill, which represents the excess of fair value of minority interests acquired in the formation of the Company over the book value of identifiable net assets allocated to minority interests, is being amortized on a straight-line basis over the expected periods to be benefited, 30 years. The Company assesses the recoverability of this intangible asset in accordance with Statement of Financial Accounting Standards No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

    Costs attributable to a sale and licensing agreement ("Licensing Agreement") consist of a $2,500 payment (plus any payments made upon the opening of additional units) and legal fees made by the Company to acquire the rights and license to use the names "Smith & Wollensky" and "Wollensky's Grill" (the "Names") as described in note 4. The Licensing Agreement exists in perpetuity and is being amortized over the 30-year estimated useful life of the Names, using the straight-line method.

    The cost of the acquisition of the management contract ("M&P Agreement") for the M&P restaurant amounting to $1,500 is being amortized over the 15-year period of the underlying operating lease, using the straight-line method.

    Amortization of intangible assets aggregating $422, $506 and $544 in Fiscal 1996, 1997 and 1998, respectively, is included in general and administrative expenses in the accompanying consolidated statements of operations.

(I) MARKETING AND PROMOTIONAL EXPENSES

    Marketing and promotional expenses, including newspaper and magazine advertisements, in the accompanying statements of operations include advertising expenses of $738, $603 and $994 for Fiscal 1996, 1997 and 1998, respectively. Marketing and promotional costs are recorded as expense in the period incurred.

(J) PRE-OPENING COSTS

    Pre-opening costs incurred in connection with the opening of new restaurants are expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of operations.

(K) DEBT FINANCING COSTS

    Deferred debt financing costs, which are included in other assets (see note
6), relate to costs incurred in connection with bank borrowings and other long-term debt and are amortized over the term

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of the related borrowings. Amortization expense of deferred financing costs was $19, $56 and $100 in Fiscal 1996, 1997 and 1998, respectively.

(L) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(M) STOCK-BASED COMPENSATION

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, under which compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Under the provisions of SFAS 123, the Company must provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(N) NET LOSS PER COMMON SHARE

    The Company calculates earnings (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per common share are computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share assumes the conversion of the convertible preferred shares as of the beginning of the year and the exercise of stock options using the treasury stock method, if dilutive. Dilutive net loss per common share for fiscal 1996, 1997 and 1998 are the same as basic net loss per common share due to the antidilutive effect of the assumed conversion of preferred shares and exercise of stock options.

(O) LONG-LIVED ASSETS

    On January 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.

(P) USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(Q) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's current assets and liabilities which are financial instruments approximate their fair values based on the short-term nature of such items. The carrying value of long-term debt approximates fair value since the interest rate is variable at terms currently available to the Company.

(R) COMPREHENSIVE INCOME (LOSS)

    On January 1, 1998, the Company adopted SFAS No.130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income (loss) and its components in the consolidated financial statements. The Company does not have any components of comprehensive income (loss) other than the net loss presented in the consolidated statements of operations.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(3) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                          DEC. 29,    DEC.28,
                                                                            1997       1998
                                                                          ---------  ---------
Land, building and building improvements................................  $   1,217  $   6,346
Machinery and equipment.................................................      1,913      5,448
Furniture and fixtures..................................................      2,934      3,787
Leasehold improvements..................................................      9,263     25,708
Banquet room............................................................        475        475
Automobile..............................................................         15         15
Leasehold rights........................................................      3,376      3,376
Construction-in-progress (note 9).......................................      4,631        290
                                                                          ---------  ---------
                                                                             23,824     45,445
Less accumulated depreciation and amortization..........................      5,335      6,635
                                                                          ---------  ---------
                                                                          $  18,489  $  38,810
                                                                          ---------  ---------
                                                                          ---------  ---------

    Depreciation and amortization expense of property and equipment was $527, $373 and $1,300 in Fiscal 1996, 1997 and 1998, respectively.

(4) LICENSING AGREEMENT

    On August 16, 1996, the Company entered into a Licensing Agreement with St. James Associates ("St. James"), an entity related through common management and ownership and the owner of the Smith & Wollensky restaurant in New York (note
13).

    The Licensing Agreement provides the Company with the right to utilize the Names throughout the United States and internationally, with the exception of a reserved territory, as defined. Consequently, the Company may not open additional Smith & Wollensky restaurants or otherwise utilize the Names in the reserved territory. The Licensing Agreement requires the Company to make additional payments to St. James as follows: (i) $200 for each new restaurant opened during the period from the commencement date through December 31, 1998 (increasing annually commencing in 1999 by the lesser of the annual increase in the Consumer Price Index or 105% of the fee required in the preceding year),
(ii) a royalty fee of 2% based upon annual gross sales for each restaurant utilizing the Names, as defined, and (iii) a royalty fee of 1% of annual gross sales for any steakhouses opened in the future by the Company which do not utilize the Names. In addition, should the Company terminate or default on the license, as defined, it is subject to a fee of $2,000 upon termination or $2,500 to be paid over four years.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(4) LICENSING AGREEMENT (CONTINUED)
    The future minimum royalty payments relating to (ii) and (iii) above are as follows:

    Fiscal year ending in:
    1999.............................................................  $     300
    2000.............................................................        400
    2001.............................................................        500
    2002.............................................................        600
    2003.............................................................        700
    2004 and thereafter..............................................        800

    During Fiscal 1997, the Company paid $200 pursuant to the Licensing Agreement in connection with the opening of Smith & Wollensky in Miami and during Fiscal 1998 paid $600 in connection with the opening of Smith & Wollensky units in Chicago, New Orleans and Las Vegas.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(5) MANAGEMENT AGREEMENTS

    Pursuant to the limited partnership agreement of St. James, the Company manages the restaurant and receives annual management fees of 2.3% of restaurant sales. However, there is no formal management contract between the Company and St. James. The two general partners of St. James, one of which is the Company's Chairman, may, acting together, terminate the management arrangement at any time without cause. An unrelated general partner of St. James has the right to terminate the management agreement if the Company Chairman no longer directs the delivery of the management services.

    Pursuant to the terms of a Restaurant Management Agreement ("Post Agreement") dated October 29, 1996, as amended, the Company manages The Post House Restaurant in the Lowell Hotel and the food and beverage service for the Lowell Hotel. The Company receives a management fee of 6% of gross revenue, as defined. The Post Agreement expires on January 23, 2001 and is subject to cancellation by either party under specified conditions, including cancellation by The Post House if the Company's Chairman no longer directs the delivery of the management services. The agreement may also be terminated by either party for cause or upon one year's notice.

    The Company manages the operations of the Maloney & Porcelli restaurant pursuant to the terms of a Restaurant Management Agreement ("Maloney Agreement") dated April 18, 1996. The Company paid $1,500 for the right to provide these management services, which amount is being amortized over the 15-year term of the underlying operating lease of the restaurant. Under the provisions of the Maloney Agreement, the Company will receive a management fee equal to the sum of 3% of restaurant sales and a percentage of net cash flows, as defined. The Maloney Agreement can be terminated by either party for cause and the Company has a right to purchase the restaurant under specified conditions and the restaurant owner can preempt the purchase option by remitting a specified cash payment to the Company.

    The Maloney Agreement provides the restaurant owner with the following minimum distributions (i.e., restaurant operating cash flow less the Company's management fee):

Fiscal year ending in:
  1999...............................................................  $     300
  2000...............................................................        360
  2001...............................................................        360
  2002...............................................................        360
  2003...............................................................        360
  2004 and thereafter................................................        480

    Pursuant to a Submanagement Agreement ("Doubletree Agreement") dated June 9, 1995, the Company manages the food and beverage service for the Doubletree Hotel in Chicago, Illinois. The Company receives a management fee equal to the sum of 1.5% of sales and a percentage of earnings, as defined. The Doubletree Agreement expires on the earlier of December 31, 2004 or the termination of a related Hotel Management Agreement.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(6) OTHER ASSETS

    Other assets consist of the following:

                                                                              DEC. 29,     DEC. 28,
                                                                                1997         1998
                                                                             -----------  -----------
Artwork--nondepreciable assets.............................................   $     698    $   1,174
Smallwares (a).............................................................         172          595
Lease acquisition costs, net (b)...........................................          95           79
Deferred debt financing costs..............................................         253          471
Deposits...................................................................          93          209
Other (c)..................................................................         349          395
                                                                             -----------  -----------
                                                                              $   1,660    $   2,923
                                                                             -----------  -----------
                                                                             -----------  -----------

------------------------

    (a) Smallwares consist of tableware, supplies and other miscellaneous items. The Company estimates the amount of such items at each restaurant.

    (b) Upon the organization of MOCA, the general partner assigned its interest in a lease in exchange for $67 in equity, at fair value, and the assumption of $250 in debt. Such lease acquisition costs are being amortized over the remaining life of the lease.

    (c) In Fiscal 1996, the Company loaned $100 to an officer in connection with a purchase of membership units. The note is unsecured, bears interest at 6% and is payable in quarterly installments. At December 29, 1997 and December 28, 1998, $78 and $56, respectively, was outstanding.

(7) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                              DEC. 29,     DEC. 28,
                                                                                1997         1998
                                                                             -----------  -----------
Accounts payable...........................................................   $     998    $   1,710
Accrued construction costs.................................................       2,078        1,235
Taxes payable..............................................................         563          749
Accrued payroll and payroll taxes..........................................       1,075        1,971
Gift certificates payable..................................................         255          366
Insurance premium payable..................................................         123          385
Other accrued expenses.....................................................         614        1,024
                                                                             -----------  -----------
                                                                              $   5,706    $   7,440
                                                                             -----------  -----------
                                                                             -----------  -----------

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(8) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                            DEC. 29,    DEC. 28,
                                                                              1997        1998
                                                                           -----------  ---------
Credit facility (a)......................................................   $      --   $  14,393
Other (b)................................................................       3,515       2,711
                                                                           -----------  ---------
                                                                                3,515      17,104
Less current portion.....................................................         217         279
                                                                           -----------  ---------
                                                                            $   3,298   $  16,825
                                                                           -----------  ---------
                                                                           -----------  ---------

------------------------

(a) Pursuant to the terms of a loan agreement, dated September 1, 1998, as amended on June 8, 1999 and June 29, 1999, with a financial institution, the Company may borrow up to a maximum of $15,000. The credit facility can be utilized for restaurant construction and to provide a maximum of $5,000 for working capital purposes. The loan agreement provides the Company with the option of selecting a rate of interest either at the prime rate or 3.25% above the LIBOR rate, as defined. Under the provisions of the loan agreement, the financial institution received a commitment fee of $160. The facility will enable the Company to borrow up to 75% of the respective restaurant's appraised value (as defined) for the construction of its Las Vegas and New Orleans Smith & Wollensky restaurants. The agreement provides for the conversion of up to $12,200 in new restaurant construction financing to a three-year term loan on January 15, 2000.

    The Company has provided the financial institution with a first security interest in all personal property, except for the Names, specified restaurant operating leases and the management agreements. In addition, the Company has assigned to the financial institution the term life insurance policy for the Company Chairman. The obligation under the loan agreement is guaranteed by all Company subsidiaries. The loan agreement contains several financial covenants, including, among other things, minimum annual levels of net worth, earnings before interest, taxes, depreciation and amortization and required fixed charge and leverage ratios, as well as quarterly limitations on individual subsidiary's operating losses. As of December 28, 1998, the Company was not in compliance with certain financial covenants. On June 29, 1999, the financial institution waived the covenant violations and amended certain of the financial covenants. The Company believes it will meet the revised financial covenants based on its projections for the remainder of Fiscal 1999. Additionally, the loan agreement includes restrictions and limitations on the payment of dividends and capital expenditures.

(b) In Fiscal 1997, the Company assumed certain debt in connection with the acquisition of leasehold rights relating to its Smith & Wollensky in Miami location from two bankrupt corporations. Pursuant to the terms of the bankruptcy resolution, the Company is obligated to make quarterly and annual payments over a six-year period. These obligations bear interest at rates ranging from 9% to 12%. The aggregate balance outstanding at December 29, 1997 and December 28, 1998 was $799 and $727, respectively.

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(8) LONG-TERM DEBT (CONTINUED)
    In addition, the Company assumed a mortgage on the property that requires monthly installments, expires in June 2004, and bears interest at 9.5%. The Company also assumed a loan payable to a financing institution that requires monthly installments, through the year 2014, which bears interest at 7.67%. The aggregate balance of the mortgage and loan payable outstanding at December 29, 1997 and December 28, 1998 was $2,033 and $1,985, respectively.

    The Company also entered into a mortgage for property located in New Orleans on which a Smith & Wollensky unit was constructed. This mortgage was paid in full in Fiscal 1998 utilizing the borrowings available under the credit facility discussed in note 8(a).

    Principal payments on these obligations are as follows:

1999...............................................................  $     279
2000...............................................................      3,464
2001...............................................................        762
2002...............................................................        799
2003...............................................................     10,128
Thereafter.........................................................      1,672
                                                                     ---------
                                                                     $  17,104
                                                                     ---------
                                                                     ---------

(c) On June 29, 1999, the Company entered into a senior subordinated note purchase agreement with another lender. In connection with this agreement, the Company issued $10,000 of senior subordinated notes bearing interest at 12.5%. The notes will become due in June 2006 and cannot be prepaid prior to June 2002 unless prepayment is made from the proceeds of an offering of securities of the Company's capital stock. In addition, prepayment of the senior subordinated notes also requires the payment of a prepayment premium. In connection with the issuance of the senior subordinated notes, the Company also issued warrants to the lender to purchase up to 2% of the outstanding shares of the Company's stock at a per share exercise price of $0.01. The Company intends to utilize the proceeds from the senior subordinated notes to finance its planned new restaurant construction.

(9) RESTAURANT RELATED COMMITMENTS

    All of the Company's operations, except for the Smith & Wollensky restaurant in New Orleans, are conducted in leased premises. Remaining lease terms range from approximately 9 to 27 years, including anticipated renewal options. The leases generally provide for minimum annual rental payments and are subject to escalations based upon increases in the Consumer Price Index, real estate taxes and other costs. In addition, certain leases contain contingent rental provisions based upon the sales of the underlying restaurants. Certain leases also provide for rent deferral during the initial term of such leases and/or scheduled minimum rent increases during the terms of the leases. Included in long-term liabilities in the accompanying consolidated balance sheets at the end of Fiscal 1997 and 1998 are accruals related to such rent deferrals and scheduled rent increases of approximately $2,321 and $3,196,

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(9) RESTAURANT RELATED COMMITMENTS (CONTINUED) respectively. For financial reporting purposes, such leases are accounted for on a straight-line rental basis. Future minimum annual rental commitments under these leases are approximately as follows:

Fiscal year:
  1999.............................................................  $   3,600
  2000.............................................................      3,745
  2001.............................................................      3,969
  2002.............................................................      3,903
  2003.............................................................      4,068
  Thereafter.......................................................     60,484
                                                                     ---------
                                                                     $  79,769
                                                                     ---------
                                                                     ---------

    Rental expense consists of the following:

                                                                               FISCAL
                                                                   -------------------------------
                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------
Minimum rentals..................................................  $   1,136  $   1,283  $   2,238
Contingent rentals...............................................        421        349        645
                                                                   ---------  ---------  ---------
                                                                   $   1,557  $   1,632  $   2,883
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    As of December 28, 1998, the Company is in the process of constructing a new Smith & Wollensky restaurant in Washington, D.C. In addition to lease commitments, construction and other costs to complete such restaurant are estimated to be approximately $4,300. In addition, subsequent to December 28, 1998, the Company entered into a lease relating to a planned Maloney and Porcelli restaurant in Washington, D.C. Costs associated with new restaurants are anticipated to be funded by existing cash balances, working capital generated from 1999 operations and the proceeds from long-term debt (note 8).

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(10) INCOME TAXES

    Prior to November 1, 1997, the Company was a limited liability company (LLC) under the provisions of the Internal Revenue Code. As such, the taxable results and available tax credits of the Company passed directly to the members' income tax returns. As a C corporation beginning November 1, 1997, the Company's taxable results will be directly subject to Federal and state income taxes.

    In accordance with SFAS No.109, "Accounting for Income Taxes", the Company's change in tax status from an LLC to a C corporation on October 31, 1997 resulted in the creation of a net deferred tax asset of approximately $776.

    The provision (benefit) for income taxes consists of the following:

                                                                                    FISCAL
                                                                        -------------------------------
                                                                          1996       1997       1998
                                                                        ---------  ---------  ---------
Federal:
  Current.............................................................  $      --  $      --  $      --
  Deferred............................................................         --         --         --
                                                                        ---------  ---------  ---------
                                                                               --         --         --
State and local:
  Current.............................................................         89        278        572
  Deferred............................................................       (205)       205         --
                                                                        ---------  ---------  ---------
                                                                             (116)       483        572
                                                                        ---------  ---------  ---------
                                                                        $    (116) $     483  $     572
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(10) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant components of deferred tax assets and liabilities are presented below:

                                                                              DEC. 29,     DEC. 28,
                                                                                1997         1998
                                                                             -----------  -----------
Deferred tax assets:
  Net operating loss carryforwards.........................................   $      65    $     155
  Deferred rent............................................................         928        1,288
  Accelerated depreciation and amortization for book purposes..............         229           --
  Book accruals in excess of tax...........................................         208          704
  Historic rehabilitation and enterprise zone credits......................          --        1,161
  FICA tax credits.........................................................         232          615
                                                                             -----------  -----------
                                                                                  1,662        3,923
Less valuation allowance...................................................         975        3,097
                                                                             -----------  -----------
                                                                                    687          826
Deferred tax liabilities:
  Difference between tax and book basis of leasehold rights acquired.......        (687)        (655)
  Accelerated depreciation and amortization for tax purposes...............          --         (171)
                                                                             -----------  -----------
                                                                                   (687)        (826)
Net deferred tax assets....................................................   $      --    $      --
                                                                             -----------  -----------
                                                                             -----------  -----------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and net operating losses and tax credits can be carried forward. Management considers projected future taxable income and tax planning strategies in making this assessment. In light of the Company's losses in recent years, a valuation allowance has been established against the Company's net deferred tax assets. The change in the Company's valuation allowance was $975 and $2,122 in Fiscal 1997 and 1998, respectively.

    Effective for the 1994 fiscal year, the Company implemented a FICA tip reporting system in compliance with IRS guidelines. In the opinion of management, settlement, if any, for any potential future liabilities for unpaid FICA taxes for the 1991 through 1993 fiscal years would not have a material adverse impact on the Company's financial position, results of operations or liquidity.

(11) COMMON STOCK

    Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Subject to the preferential rights of any outstanding preferred stock (see note 12), the holders of common stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(11) COMMON STOCK (CONTINUED)
funds legally available therefore, and will be entitled, after payment of all prior claims, to receive pro rata all assets of the Company upon the liquidation, dissolution, winding up of the Company. Holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of the Company. Information in the remainder of this note has been adjusted for the conversion of membership units to common shares and the 3:2 split described in note 1.

    In January 1996, the Company adopted the 1996 Option Plan (the "Plan"), which provides for the issuance to officers and key employees of nonqualified options to purchase up to 384,525 shares of common stock of the Company. The Plan is currently administered by the Company Chairman. The term of the option is generally ten years, subject to earlier termination upon cessation of employment with the Company. Additionally, the option agreements contain antidilution provisions and acceleration provisions for a change in control, as defined. The exercise price of options granted in Fiscal 1996 was $6.67 per share, the fair market value at the date of grant. The exercise price for all other nonqualified options granted will be the fair market value of the Company's shares at the date of grant. The options vest as follows: (i) 50% of the total options granted vest ratably over a five-year period commencing from the date of grant, (ii) the remaining 50% of the option award, defined as performance-based units, are subject to certain restrictions, which may be removed upon the attainment of defined operating earnings targets, as defined in the agreement, but no later than December 31, 2000. If the earnings targets are met, a charge to earnings based on the fair value of the shares will be required.

    The Company also adopted a 1997 Stock Option Plan which provides for the issuance of incentive stock options to purchase up to 250,000 shares of common stock. The option provisions are similar to those contained in the 1996 Option Plan. However, if performance targets are not met related to the performance--based options, the options will automatically vest after seven years. The exercise price of options granted in Fiscal 1998 was $8.00 per share, the fair market value at the date of grant.

    Activity relating to the Company's option plans was as follows:

                                                                                        OPTION
                                                                                       PRICE PER
                                                                                       SHARE OF
                                                                           NUMBER       COMMON
                                                                         OF OPTIONS      STOCK
                                                                         -----------  -----------
Options outstanding at January 1, 1996.................................          --           --
Options granted........................................................     313,050    $    6.67
Options exercised......................................................          --           --
                                                                         -----------       -----
Options outstanding at December 30, 1996...............................     313,050         6.67
Options granted........................................................          --           --
Options exercised......................................................          --           --
                                                                         -----------       -----
Options outstanding at December 29, 1997...............................     313,050         6.67
Options granted........................................................      87,100         8.00
Options exercised......................................................          --
                                                                         -----------       -----
Options outstanding at December 28, 1998...............................     400,150    $    6.96
                                                                         -----------       -----
                                                                         -----------       -----

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(11) COMMON STOCK (CONTINUED)
    As of December 28, 1998, there were 62,610 options exercisable at $6.67 per share.

    During Fiscal 1998, the Company issued 26,000 common shares at $9.65 per share.

    The per share weighted average fair value of stock options granted during fiscal 1996 and 1998 was $2.31 and $3.38, respectively. The fair values were based on the Black-Scholes option-pricing model with the following assumptions:
Fiscal 1996--expected dividend yield of 0%, risk-free interest rate of 5.4% and an expected life of 5 years; Fiscal 1998--expected dividend yield at 0%, risk-free interest rate of 5.6% and an expected life of 6 years. Had the Company determined compensation cost based on the fair value of the options at the date of grant, the Company's pro forma net loss applicable to common shares and net loss per common share would have been the following amounts:

                                                          FISCAL 1996  FISCAL 1997  FISCAL 1998
                                                          -----------  -----------  -----------
Net loss applicable to common shareholders:
  As reported...........................................   $  (2,063)   $  (1,208)   $  (3,932)
  Pro forma.............................................      (2,111)      (1,256)      (4,031)
Net loss per common share:
  As reported...........................................   $   (0.62)   $   (0.34)   $   (0.85)
  Pro forma.............................................       (0.63)       (0.35)       (0.87)

(12) SERIES A CONVERTIBLE PREFERRED STOCK

    On October 31, 1997, the Company completed a private placement offering (the "Offering") of 2,172,794 shares of its Series A Convertible Preferred Stock (the "Preferred Stock") at $9.65 per share. Net proceeds to the Company from the Offering were $19,380 after deducting related expenses of $1,588. The Company used $3,489 of the proceeds to redeem 361,569 shares of common stock held by the Company Chairman.

    The Preferred Stock provides for a cumulative annual dividend of 6.0% payable in the event of the liquidation of the Company or the redemption of the Preferred Stock. Holders of a majority of the outstanding shares of Preferred Stock may elect, beginning on September 30, 2004, to have the Company redeem all of the then outstanding shares of Preferred Stock at the original price plus cumulative and unpaid dividends. As a result of this "put" provision, the Preferred Stock has been classified outside of equity in the accompanying consolidated balance sheet. In addition, the Offering related expenses are being amortized directly to retained earnings on a straight-line basis through September 30, 2004. Dividends of approximately $210 and $1,258 have been accrued in Fiscal 1997 and Fiscal 1998, respectively, and are being charged directly to retained earnings.

    Upon liquidation, holders of the Preferred Stock are entitled to receive, prior and in preference to the holders of common stock, the original purchase price per share of Preferred Stock plus any cumulative unpaid dividends. Holders of the Preferred Stock also have the right to convert, at any time, shares of the Preferred Stock into an equal number of common shares, subject to the anti-dilution provisions discussed below. The Preferred Stock will automatically convert into common stock upon the

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(12) SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED) completion by the Company of a public offering (subject to minimum proceeds requirements) or upon the written consent of at least two-thirds of the shares of Preferred Stock then outstanding.

    The conversion price of shares of the Preferred Stock is subject to adjustment in the event of (i) any subdivision or combination of the Company's outstanding common stock, or (ii) any distribution by the Company of (a) a stock dividend, or (b) assets (other than cash payable out of retained earnings) to holders of common stock. The conversion price of shares of Preferred Stock may also be adjusted upon the Company's issuance of additional common shares for consideration per share which is less than the conversion price of the Preferred Stock.

    Holders of Preferred Stock generally have one vote for each common-equivalent share and vote with holders of common shares as a single class except as otherwise required by law and except for matters relating to restrictive covenants. On such occasions, the Preferred Stock holders vote as a separate class. As long as 20% or more of the Preferred Stock is outstanding, the Company may not, without the consent of holders of at least a majority of the outstanding Preferred Stock, (i) authorize or issue any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or a winding up of the Company; (ii) redeem or repurchase outstanding common stock in excess of an aggregate of 50,000 shares; (iii) amend its Certificate of Incorporation or By-Laws in any way which adversely affects the rights and preferences of the holders of Preferred Stock as a class (except that the Company may complete a reverse-split of its common stock without the consent of the holders of the Preferred Stock); (iv) sell or lease 25% or more of the assets of the Company, except in the ordinary course of business; (v) issue additional Company securities to employees, officers or directors, except securities issuable upon the exercise of outstanding options and warrants, or issuable upon the exercise of options granted in the future at fair market value; (vi) issue any securities for a price less than fair market value; (vii) enter into any transactions (or series of transactions), including loans, with any officer or director of the Company or to or with their affiliates and family members involving $100,000 or more per year individually or $500,000 or more per year in the aggregate, except as may be contemplated by presently existing contractual commitments; or (viii) adopt any additional stock option plans or increase the number of shares available for issuance under existing plans without the consent of the holders of the Preferred Stock.

    Holders of the Preferred Stock also have certain registration rights (after an initial public offering), co-sale rights (under certain conditions in the event the Company Chairman or certain other common shareholders sell their shares) and preemptive rights (to participate on a pro-rata basis in future sales of equity securities prior to an initial public offering).

(13) RELATED PARTY TRANSACTIONS

    Pursuant to the limited partnership agreement of St. James, the Company manages the Smith & Wollensky restaurant and receives annual management fees of 2.3% of restaurant sales. Certain shareholders of the Company are also limited partners of St. James, which owns the Smith & Wollensky restaurant in New York and the Names in the reserved territory, as well as being limited partners of MW Realty Associates, which owns the property on which the Smith & Wollensky

                      THE NEW YORK RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER MEMBERSHIP UNIT AMOUNTS)

(13) RELATED PARTY TRANSACTIONS (CONTINUED) restaurant is located. An affiliate of the Company Chairman is a general and limited partner of St. James and MW Realty Associates. Management fee revenue relating to this agreement amounted to approximately $513, $540 and $562 for Fiscal 1996, 1997 and 1998, respectively.

    Pursuant to the licensing agreement with St. James, the Company obtained the rights and license to use the Names for $2,500. The agreement also provides for additional payments to St. James relating to new restaurant openings and also contains a provision for the payment of a specified termination fee.

    In connection with the sale of the 6% convertible exchangeable subordinated notes for $7,397, the Company Chairman assigned his existing rights to receive creative management fees from certain Company owned and managed restaurants to the Company in exchange for 250,000 membership units valued at $10 per membership unit. Additionally, pursuant to the aforementioned sale, certain owners sold all or a portion of their equity interest in the predecessor Company for approximately $2,966 in cash, at a value of $10 per membership unit and other owners purchased additional membership units at $10, aggregating $689.

    The Company and the investment group which purchased the 6% convertible exchangeable subordinated notes (note 1) entered into a management agreement whereby the investment group receives $60 annually for the earlier of five years or until the investment group reduces its ownership interest by more than 50%, for consulting services rendered to the Company.

    In Fiscal 1996, the Company loaned $100 to an officer in connection with the purchase of membership units. The note is unsecured, bears interest at 6% and is payable in quarterly installments. At December 29, 1997 and December 28, 1998, $78 and $56, respectively, was outstanding.

(14) BENEFIT PLAN

    The Company offers a 401(k) retirement savings plan to all full-time employees age 21 or older upon completing one year of service (1,000 hours in any 12-month period). Employees may contribute a percentage of their gross salaries as defined in the plan, subject to limits prescribed by the IRS. Company contributions are at the discretion of the board of directors. Participants are fully vested upon joining the plan and officers of the Company serve as Trustees of the plan. For Fiscal 1996, 1997 and 1998, the Company contributions to the plan amounted to approximately $20, $21 and $23, respectively.

(15) LEGAL MATTERS

    The Company is a defendant in litigation arising from the normal course of its affairs. Management is of the opinion, pursuant to the advice of counsel, that settlement, if any, of the aforementioned litigation will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

                       THE NEW YORK RESTAURANT GROUP, INC
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                      Unaudited Consolidated Balance Sheet

                                 March 29, 1999

            (dollar amounts in thousands, except per share amounts)

                                            ASSETS
Current assets:
  Cash.............................................................................  $      --
  Accounts receivable, net.........................................................      1,304
  Merchandise inventory............................................................      2,382
  Prepaid expenses and other current assets........................................        976
                                                                                     ---------
      Total current assets.........................................................      4,662

Property and equipment, net........................................................     39,546
Goodwill, net......................................................................      7,758
Licensing agreement, net...........................................................      3,109
Management contract, net...........................................................      1,204
Other assets.......................................................................      2,748
                                                                                     ---------
      Total assets.................................................................  $  59,027
                                                                                     ---------
                                                                                     ---------
                                    LIABILITIES AND EQUITY
Current liabilities:
  Current portion of long-term debt................................................  $     530
  Accounts payable and accrued expenses............................................      7,765
                                                                                     ---------
      Total current liabilities....................................................      8,295
Long-term debt, net of current portion.............................................     17,070
Deferred rent......................................................................      3,461
                                                                                     ---------
      Total liabilities............................................................     28,826

Convertible redeemable preferred stock (par value $.01; authorized
  5,000,000 shares; 2,172,794 shares issued and outstanding).......................     21,487
Equity:
  Common stock (par value $.01; authorized 10,000,000 shares;
    4,625,891 shares issued and outstanding).......................................         46
  Additional paid-in capital.......................................................     14,248
  Accumulated deficit..............................................................     (5,580)
                                                                                     ---------
                                                                                         8,714
                                                                                     ---------
Commitments and contingencies
      Total liabilities and equity.................................................  $  59,027
                                                                                     ---------
                                                                                     ---------

     See accompanying notes to unaudited consolidated financial statements.

                      THE NEW YORK RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                Unaudited Consolidated Statements of Operations
              Three months ended March 30, 1998 and March 29, 1999
            (dollar amounts in thousands, except per share amounts)

                                                                                            1998          1999
                                                                                        ------------  ------------
Owned restaurant sales................................................................  $      9,212  $     16,988
                                                                                        ------------  ------------
Cost of owned restaurant sales:
  Food and beverage costs.............................................................         2,699         4,970
  Salaries and related benefits.......................................................         2,844         5,143
  Restaurant operating expenses.......................................................         1,437         2,782
  Occupancy and related expenses......................................................           570         1,064
  Marketing and promotional expenses..................................................           498         1,125
  Depreciation and amortization.......................................................           215           630
                                                                                        ------------  ------------
      Total cost of owned restaurant sales............................................         8,263        15,714
                                                                                        ------------  ------------
Income from owned restaurant operations...............................................           949         1,274
Management fee income.................................................................           576           648
                                                                                        ------------  ------------
Income from owned and managed restaurants.............................................         1,525         1,922
General and administrative expenses...................................................         1,405         1,625
Royalty expense.......................................................................            50           207
                                                                                        ------------  ------------
Operating income......................................................................            70            90
Interest expense......................................................................           (63)         (364)
Interest income.......................................................................            80             2
                                                                                        ------------  ------------
                                                                                                  17          (362)
Income (loss) before provision for income taxes.......................................            87          (272)
Provision for income taxes............................................................           135           138
                                                                                        ------------  ------------
Net loss..............................................................................  $        (48) $       (410)
Accrual of dividends and amortization of issuance costs on preferred shares...........          (372)         (372)
                                                                                        ------------  ------------
Net loss applicable to common shares..................................................  $       (420) $       (782)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Net loss per common share:
Basic and diluted.....................................................................  $      (0.09) $      (0.17)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average common shares outstanding:
Basic and diluted.....................................................................     4,599,891     4,625,891
                                                                                        ------------  ------------
                                                                                        ------------  ------------

     See accompanying notes to unaudited consolidated financial statements.

                      THE NEW YORK RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES

                Unaudited Consolidated Statements of Cash Flows

              Three months ended March 30, 1998 and March 29, 1999

            (dollar amounts in thousands, except per share amounts)

                                                                                                 1998       1999
                                                                                               ---------  ---------
Cash flows from operating activities:
  Net loss...................................................................................  $     (48) $    (410)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization............................................................        370        828
    Changes in operating assets and liabilities:
      Accounts receivable....................................................................       (198)      (308)
      Merchandise inventory..................................................................       (121)        64
      Prepaid expenses and other current assets..............................................       (318)        28
      Other assets...........................................................................        (13)       164
      Accounts payable and accrued expenses..................................................     (2,455)       325
      Deferred rent..........................................................................         24        233
                                                                                               ---------  ---------
        Net cash provided by (used in) operating activities..................................     (2,759)       924
                                                                                               ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment, including construction-in-progress.....................     (3,726)    (1,366)
  Purchase of nondepreciable assets..........................................................       (231)       (54)
                                                                                               ---------  ---------
        Net cash used in investing activities................................................     (3,957)    (1,420)
                                                                                               ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of common shares....................................................        251         --
  Proceeds from issuance of long-term debt...................................................         --        607
  Principal payments of long-term debt.......................................................        (31)      (111)
                                                                                               ---------  ---------
        Net cash provided by financing activities............................................        220        496
                                                                                               ---------  ---------
Net increase (decrease) in cash and cash equivalents.........................................  $  (6,496) $      --
Cash at beginning of period..................................................................      9,638         --
                                                                                               ---------  ---------
Cash at end of period........................................................................  $   3,142  $      --
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest.................................................................................  $      63  $     364
                                                                                               ---------  ---------
                                                                                               ---------  ---------
    Income taxes.............................................................................  $     129  $      80
                                                                                               ---------  ---------
                                                                                               ---------  ---------
    Unincorporated business tax..............................................................  $      23  $      27
                                                                                               ---------  ---------
                                                                                               ---------  ---------
  Noncash investing and financing activity:
    Accrued dividends on preferred shares....................................................  $     315  $     315
                                                                                               ---------  ---------
                                                                                               ---------  ---------

     See accompanying notes to unaudited consolidated financial statements.

                      THE NEW YORK RESTAURANT GROUP, INC.
                             (FORMERLY THE NEW YORK
                             RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) GENERAL

    The accompanying consolidated financial statements have been prepared by The New York Restaurant Group, Inc. and its wholly-owned subsidiaries (collectively, the "Company") and have not been audited. They do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in accordance with generally accepted accounting principles. In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of and for such periods indicated. These unaudited consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus for each of the years in the three year period ended December 28, 1998. Results for the interim periods presented herein are not necessarily indicative of the results which may be reported for any other interim period or for the entire fiscal year.

    The Company utilizes a 52- or 53-week reporting period ending on the Monday nearest to December 31st. The periods ended March 30, 1998 and March 29, 1999 represent 13-week reporting periods.

(2) NET LOSS PER SHARE

    The Company calculates loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings
(loss) per common share are computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share assumes the conversion of the convertible preferred shares as of the beginning of the year and the exercise of stock options using the treasury stock method, if dilutive. Diluted net loss per common share for the three months ended March 30, 1998 and March 29, 1999 are the same as basic net loss per common share due to the antidilutive effect of the assumed conversion of preferred shares and exercise of stock options.

                      THE NEW YORK RESTAURANT GROUP, INC.
                             (FORMERLY THE NEW YORK
                             RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(3) PROPERTY AND EQUIPMENT

                                                                                                MARCH 29,
                                                                                                  1999
                                                                                               -----------
Property and equipment consists of the following:

        Land, building and building improvements.............................................   $   6,361
        Machinery and equipment..............................................................       5,597
        Furniture and fixtures...............................................................       3,914
        Leasehold improvements...............................................................      25,918
        Banquet room.........................................................................         475
        Automobile...........................................................................          15
        Leasehold rights.....................................................................       3,376
        Construction-in-progress.............................................................       1,155
                                                                                               -----------
                                                                                                   46,811
        Less accumulated depreciation and amortization.......................................       7,265
                                                                                               -----------
                                                                                                $  39,546
                                                                                               -----------
                                                                                               -----------

    Depreciation and amortization expense of property and equipment was $215 and $630 for the three months ended March 30, 1998 and March 29, 1999, respectively.

(4) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                                                MARCH 29,
                                                                                                  1999
                                                                                               -----------
Accounts payable and accrued expenses consist of the following:

        Accounts payable.....................................................................   $   3,533
        Accrued construction costs...........................................................         238
        Taxes payable........................................................................         794
        Accrued payroll and payroll taxes....................................................       1,729
        Gift certificates payable............................................................         302
        Insurance premium payable............................................................         382
        Other accrued expenses...............................................................         787
                                                                                               -----------
                                                                                                $   7,765
                                                                                               -----------
                                                                                               -----------

(5) SUBSEQUENT EVENT

    As described in note 8(a) to the audited consolidated financial statements for the years ended December 30, 1996, December 29, 1997 and December 28, 1998, the Company has a $15,000 credit facility with a financial institution. On June 29, 1999 the financial institution waived certain debt covenant violations and amended certain financial covenants related to this credit facility. The Company believes it will meet the revised financial covenants based on its projections for the next twelve months.

                      THE NEW YORK RESTAURANT GROUP, INC.
                             (FORMERLY THE NEW YORK
                             RESTAURANT GROUP, LLC)
                                AND SUBSIDIARIES
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    On June 29, 1999, the Company entered into a senior subordinated note purchase agreement with another lender. In connection with this agreement, the Company issued $10,000 of senior subordinated notes bearing interest at 12.5%. The notes will become due in June 2006 and cannot be prepaid prior to June 2002 unless prepayment is made from the proceeds of an offering of securities of the Company's capital stock. In addition, prepayment of the senior subordinated notes also requires the payment of a prepayment premium. In connection with the issuance of the senior subordinated notes, the Company also issued warrants to the lender to purchase up to 2% of the outstanding shares of the Company's stock at a per share exercise price of $0.01.

(6) LEGAL MATTERS

    The Company is a defendant in litigation arising from the normal course of its affairs. Management is of the opinion, pursuant to the advice of counsel, that settlement, if any, of the aforementioned litigation will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

                                             The New York Restaurant Group, Inc.

AWARDS AND STAR REVIEWS

SMITH & WOLLENSKY

    - 1999 ZAGAT SURVEY--Top Food, Steak Houses

    - 1999 ZAGAT SURVEY--Top Food, Hamburgers

    - 1999 ZAGAT SURVEY--Top Food, Pub Dining

    - 1999 ZAGAT SURVEY--Top Food, Late Dining

    - Three Beans from NEW ORLEANS TIMES-PICAYUNE--March 5, 1999

    - Three and A Half Stars from MIAMI SUN SENTINEL--December 25, 1998

    - Two Stars from CHICAGO TRIBUNE--June 5, 1998

    - WINE SPECTATOR Grand Award 1987-1995

    - WINE SPECTATOR Award of Excellence 1996-1998

    - WINE ENTHUSIAST Restaurant Award 1996

    - DiRoNA--Distinguished Restaurants of North America--1994

    - Two Stars from NEW YORK TIMES--December 24, 1997

    - Best Steakhouse from LAS VEGAS REVIEW-JOURNAL--March 21, 1999

PARK AVENUE CAFE

    - 1999 ZAGAT SURVEY--One of the Most Popular Restaurants

    - 1999 ZAGAT SURVEY--Top 50 Food Ranking

    - 1999 ZAGAT SURVEY--Tops by Cuisine, Brunch

    - 1999 ZAGAT SURVEY--Top Food by Neighborhood, Upper East Side

    - WINE SPECTATOR Award of Excellence 1994-1998

    - JAMES BEARD AWARDS--Richard Leach for Outstanding Pastry Chef of the Year for 1997

    - CHEF Magazine--David Burke for Best Chef of the Year for 1997

    - Robert Mondavi Culinary Award of Excellence in 1996 to Chef/Partner David Burke

    - VATEL CLUB--CHEF OF THE YEAR, 1998

    - DiRoNA--Distinguished Restaurants of North America--1997

    - Five Star Diamond Award from the American Academy of Hospitality Sciences for 1997

    - Culinary Institute of America--Auggie Award (named for Auguste Escoffier)

    - Three Stars from CHICAGO SUN TIMES--June 20, 1997

    - Three Stars from CHICAGO TRIBUNE--April 12, 1995 and June 10, 1997

    - Three Stars from FORBES Magazine in 1996

    - WINE ENTHUSIAST Restaurant Award 1996

    - For Best Restaurant Design: Gold Key Awards Finalist, HOSPITALITY DESIGN in 1993

    - Two Stars from NEW YORK TIMES--December 26, 1993

    - National Advisory Committee of Chefs in America--Best Chef of the Year for 1991

    - Les Meilleurs Ouvriers de France (Burke was first non-Frenchman to receive) for 1988

    - Nippon Award of Excellence for Distinguished Skill and Technique, 1988

THE POST HOUSE

    - 1999 ZAGAT SURVEY--Top Food, Steak Houses

    - DiRoNA-Distinguished Restaurants of North America-1996

    - One of the Top Ten Steakhouses in America, WINE SPECTATOR--March 31, 1996

    - WINE ENTHUSIAST Restaurant Award 1996

    - Two Stars from NEW YORK OBSERVER--May 17, 1993

    - Two Stars from NEW YORK TIMES--August 26, 1988

    - WINE SPECTATOR Award of Excellence 1989 - 1998

    - WINE ENTHUSIAST Restaurant Award 1995 - 1996

THE MANHATTAN OCEAN CLUB

    - 1999 ZAGAT SURVEY--One of the Most Popular Restaurants

    - 1999 ZAGAT SURVEY--Top 50 Food Ranking

    - 1999 ZAGAT SURVEY--Top Food, Seafood

    - 1999 ZAGAT SURVEY--Top Food by Neighborhood, Midtown

    - DiRoNA-Distinguished Restaurants of North America--1998

    - WINE SPECTATOR Award of Excellence 1989 - 1998

    - WINE ENTHUSIAST Restaurant Award 1996

    - Three Stars from CRAIN'S NEW YORK--June 3, 1996

    - Two Stars from NEW YORK OBSERVER--Sept. 25, 1995

    - Two Stars from NEW YORK TIMES--August 12, 1994

MALONEY & PORCELLI

    - WINE SPECTATOR Award of Excellence 1997 - 1998

    - GOURMET "Tops for Business Lunch", 1998

    - Top 10 Dish in America--Crackling Pork Shank, USA TODAY--July 18, 1997

    - WINE ENTHUSIAST Restaurant Award March 1997

    - Two Half Stars from NEW YORK OBSERVER--Sept. 30, 1996

    - Three Stars from CRAIN'S NEW YORK--Sept. 1996

CITE

    - WINE SPECTATOR Award of Excellence 1990 - 1998

    - WINE ENTHUSIAST Restaurant Award 1995 - 1996

    - DiRoNA--Distinguished Restaurants of North America--1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                  PAGE
                                                ---------
Prospectus Summary............................          3
Risk Factors..................................          9
Use of Proceeds...............................         17
Dividend Policy...............................         17
Dilution......................................         18
Capitalization................................         19
Selected Historical Consolidated Financial
  Data........................................         20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................         22
Business......................................         34
Management....................................         48
Certain Relationships and Related
  Transactions................................         58
Principal Stockholders........................         61
Description of Capital Stock..................         63
Shares Eligible for Future Sale...............         66
Underwriting..................................         68
Legal Matters.................................         69
Experts.......................................         70
Where You Can Find More
  Information.................................         70
Index to Consolidated Financial Statements....        F-1

                            ------------------------

    UNTIL                    (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                                  THE NEW YORK
                             RESTAURANT GROUP, INC.

                                 _______ SHARES
                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

                            BEAR, STEARNS & CO. INC.
                           THOMAS WEISEL PARTNERS LLC

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses (other than underwriting discount and commissions) payable in connection with the sale of the common stock offered hereby (including the common stock which may be sold pursuant to the underwriters' over-allotment option) are as follows, all of which will be paid by the Company:

                                                                                                         AMOUNT
                                                                                                      ------------
Commission registration fee.........................................................................  $      9,730
NASD filing fee.....................................................................................  $      4,000
Nasdaq National Market fee..........................................................................  $     66,875
Printing expenses...................................................................................
Legal fees and expenses.............................................................................
Accounting fees and expenses........................................................................
Blue sky fees and expenses (including legal fees and expenses)......................................
Transfer agent and registrar fees and expenses......................................................
Miscellaneous.......................................................................................
                                                                                                      ------------
  Total.............................................................................................  $
                                                                                                      ------------
                                                                                                      ------------

------------------------

* All amounts are estimated, except Commission Registration, NASD and Nasdaq National Market Fees.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, pursuant to our Certificate of Incorporation and Bylaws, we shall indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

    The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1.1 hereto.

    We maintain directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    For the three year period ending June 30, 1999, we have issued the following securities, none of which have been registered under the Securities Act:

    1. In 1997, we authorized 10,000,000 shares of our common stock. In February 1997, we sold to Thomas H. Lee Equity Partners, L.P. and THL-CCI Limited Partnership 6.0% convertible exchangeable subordinated notes for $4.0 million. In October 1997, these notes, along with $7.4 million of 6.0% notes previously issued were converted into 1,589,550 shares of our common stock.

    2. In October 1997, in connection with our recapitalization, the outstanding membership units held in our predecessor company were exchanged for an aggregate of 366,969 shares of our common stock.

    3. On October 31, 1997, we issued and sold an aggregate of 2,172,794 shares of Series A Convertible Preferred Stock, which is convertible into an equal number of shares of our common stock, for an aggregate purchase price of approximately $21.0 million, or $9.65 per share, to a total of 116 accredited investors.

    4. On March 18, 1998, we issued and sold 26,000 shares of common stock for an aggregate purchase price of approximately $250,900, or $9.65 per share, to a total of 2 accredited investors.

    5. On June 29, 1999, we issued to Magnetite Asset Investors, L.L.C., a $10.0 million senior subordinated note bearing interest at 12.5%. In connection with this financing, on June 29, 1999, we issued a warrant to purchase an aggregate of 107,983 shares of our common stock to Magnetite Asset Investors, L.L.C. with an exercise price of $0.01 per share.

    6. From January 1, 1999 to June 30, 1999, we issued to our employees, officers, directors and consultants options to purchase an aggregate of 400,150 shares of our common stock, at exercise prices ranging from $6.67 per share to $8.00 per share.

    The sales of securities set forth in paragraphs 1-5 above are deemed to be exempt from the registration requirements of the Securities Act in reliance on
Section 4(2) thereof as transactions by an issuer not involving a public offering. The granting of stock options described in paragraph 6 above did not require registration under the Securities Act, or an exemption therefrom, insofar as such grants did not involve a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

ITEM 16. EXHIBITS

 EXHIBITS
    NO.                                              DESCRIPTION OF DOCUMENTS
-----------  --------------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement
      3.1*   Form of Amended and Restated Certificate of Incorporation of the Registrant
      3.2    Form of Amended and Restated Bylaws of the Registrant
      4.1*   Form of Stock Certificate
      5.1    Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
     10.1    Lease by and between Holrod Associates and Thursday's Supper Pub, Inc. assigned to Manhattan Ocean Club
             Associates, dated August 31, 1983, including all amendments thereto.
     10.2    Lease by and between Beekman Tenants Corporation and White &Witkowsky, Inc., dated November 1, 1991
     10.3    Lease by and between Rockefeller Center North, Inc. and White & Witkowsky, Inc., dated June 21, 1988
     10.4    Lease by and between the City of Miami Beach and Specialty Restaurants Corporation, dated February 8,
             1985, including all addendums thereto
     10.5    Lease by and between Marina City Hotel Enterprises, L.L.C. and S&W Chicago, L.L.C., dated July 31, 1997
     10.6    Lease with an option to purchase by and between The Somphone Limited Partnership and S&W of Las Vegas,
             L.L.C., dated February 9, 1998, including amendments, guaranty and exhibits thereto
     10.7    Specific Assignment, Subordination and Attornment Agreement by and among S&W D.C., L.L.C., 1112
             Nineteenth Street Associates and Aid Associates for Lutherans, dated September 18, 1998
     10.8    Lease Agreement by and between 1112 Nineteenth Street Associates and S&W D.C., L.L.C., dated July 8,
             1998, including amendments, guaranty and exhibits thereto.
     10.9    Lease Agreement by and between Pennsylvania Plaza Associates
     10.10   Management Agreement by and between 37 East 50th Street Corporation and Restaurant Group Management
             Services, L.L.C., dated April 18, 1996
     10.11   Sale and License Agreement by and between St. James Associates and The New York Restaurant Group, LLC,
             dated August 16, 1996
     10.12   Limited Partnership Agreement of St. James Associates by and between Smith & Wollensky Operating
             Corporation, Chamblair Realty Inc. and those individuals listed in Amendment 6 thereto, dated September
             12, 1997
     10.13   Management Agreement dated February 26, 1991, among Stillman's First and Nabil Chartouni and Fouad
             Chartouni, the owners of The Post House, as amended
     10.14   Sub-management Agreement dated June 9, 1995 between Mrs. Parks Management Company, L.L.C., our wholly owned subsidiary, and Doubletree Partners, the manager of the Doubletree Hotel
     10.15   $15,000,000 Loan Agreement between The New York Restaurant Group, Inc. and Fleet Bank, N.A., dated
             September 1, 1998, as amended.
     10.16   $10,000,000 Senior Subordinated Note Purchase Agreement between The New York Restaurant Group, Inc. and
             Magnetite Asset Investors, L.L.C., dated June 29, 1999
     10.17   Registration Rights Agreement by and among The New York Restaurant Group, L.L.C., affiliates of the
             Thomas H. Lee Company, and Management Stockholders, dated January 1, 1996

 EXHIBITS
    NO.                                              DESCRIPTION OF DOCUMENTS
-----------  --------------------------------------------------------------------------------------------------------
     10.18*  Shareholders' Agreement by and among The New York Restaurant Group, Inc., Alan Stillman, Thomas H. Lee
             Equity Partners, L.P., THL-CCI Limited Partnership and persons listed as shareholders on the counterpart signature pages thereto, dated October 31, 1997
     10.19   Employment Agreement with Alan Stillman
     10.20   Non-Competition Agreement with Alan Stillman
     10.21   1996 Option Plan
     10.22   1997 Stock Option Plan
     10.23*  1999 Stock Option Plan
     10.24*  1999 Employee Stock Purchase Plan
     10.25*  1999 Non-Employee Director Stock Option Plan
     21.1*   Subsidiaries of the Registrant
     23.1    Consent of KPMG LLP
     23.2    Consent of Goldstein Golub Kessler LLP
     23.3    Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1)
     24.1    Power of Attorney (included on page II-4)
     27.1    Financial Data Schedule
     99.1*   Consent of Prospective Director

------------------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing the specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit proper delivery to each purchaser.

    The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of his registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it, The New York Restaurant Group, Inc. meets all of the requirements for filing on Form S-1 and has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on July 26, 1999.

                                THE NEW YORK RESTAURANT GROUP, INC.

                                By:  /s/ ALAN N. STILLMAN
                                     ------------------------------------------
                                     Alan N. Stillman, Chief Executive Officer

    We, the undersigned officers and directors of The New York Restaurant Group, Inc. hereby severally constitute and appoint Alan Stillman and Mark Levine and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ ALAN N. STILLMAN       Chairman of the Board,
------------------------------    Chief Executive Officer      July 26, 1999
       Alan N. Stillman           and Director (principal
                                  executive officer)

      /s/ MARK K. LEVINE        Chief Financial Officer,
------------------------------    Treasurer and Executive      July 26, 1999
        Mark K. Levine            Vice President Finance
                                  (principal financial and
                                  accounting officer)

      /s/ JAMES M. DUNN         Director
------------------------------                                 July 26, 1999
        James M. Dunn

      /s/ THOMAS H. LEE         Director
------------------------------                                 July 26, 1999
        Thomas H. Lee

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ EUGENE I. ZURIFF       Director
------------------------------                                 July 26, 1999
       Eugene I. Zuriff

    /s/ RICHARD S. LEFRAK       Director
------------------------------                                 July 26, 1999
      Richard S. LeFrak

                                 EXHIBIT INDEX

 EXHIBITS
    NO.                                              DESCRIPTION OF DOCUMENTS
-----------  --------------------------------------------------------------------------------------------------------
       1.1*  Form of Underwriting Agreement
       3.1*  Form of Amended and Restated Certificate of Incorporation of the Registrant
       3.2   Form of Amended and Restated Bylaws of the Registrant
       4.1*  Form of Stock Certificate
       5.1   Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
      10.1   Lease by and between Holrod Associates and Thursday's Supper Pub, Inc. assigned to Manhattan Ocean Club
             Associates, dated August 31, 1983, including all amendments thereto.
      10.2   Lease by and between Beekman Tenants Corporation and White &Witkowsky, Inc., dated November 1, 1991
      10.3   Lease by and between Rockefeller Center North, Inc. and White & Witkowsky, Inc., dated June 21, 1988
      10.4   Lease by and between the City of Miami Beach and Specialty Restaurants Corporation, dated February 8,
             1985, including all addendums thereto
      10.5   Lease by and between Marina City Hotel Enterprises, L.L.C. and S&W Chicago, L.L.C., dated July 31, 1997
      10.6   Lease with an option to purchase by and between The Somphone Limited Partnership and S&W of Las Vegas,
             L.L.C., dated February 9, 1998, including amendments, guaranty and exhibits thereto
      10.7   Specific Assignment, Subordination and Attornment Agreement by and among S&W D.C., L.L.C., 1112
             Nineteenth Street Associates and Aid Associates for Lutherans, dated September 18, 1998
      10.8   Lease Agreement by and between 1112 Nineteenth Street Associates and S&W D.C., L.L.C., dated July 8,
             1998, including amendments, guaranty and exhibits thereto.
      10.9   Lease Agreement by and between Pennsylvania Plaza Associates
      10.10  Management Agreement by and between 37 East 50th Street Corporation and Restaurant Group Management
             Services, L.L.C., dated April 18, 1996
      10.11  Sale and License Agreement by and between St. James Associates and The New York Restaurant Group, LLC,
             dated August 16, 1996
      10.12  Limited Partnership Agreement of St. James Associates by and between Smith & Wollensky Operating
             Corporation, Chamblair Realty Inc. and those individuals listed in Amendment 6 thereto, dated September
             12, 1997
      10.13  Management Agreement dated February 26, 1991, among Stillman's First and Nabil Chartouni and Fouad
             Chartouni, the owners of The Post House, as amended
      10.14  Sub-management Agreement dated June 9, 1995 between Mrs. Parks Management Company, L.L.C., our wholly owned subsidiary, and Doubletree Partners, the manager of the Doubletree Hotel
      10.15  $15,000,000 Loan Agreement between The New York Restaurant Group, Inc. and Fleet Bank, N.A., dated
             September 1, 1998, as amended.
      10.16  $10,000,000 Senior Subordinated Note Purchase Agreement between The New York Restaurant Group, Inc. and
             Magnetite Asset Investors, L.L.C., dated June 29, 1999
      10.17  Registration Rights Agreement by and among The New York Restaurant Group, L.L.C., affiliates of the
             Thomas H. Lee Company, and Management Stockholders, dated January 1, 1996
     10.18*  Shareholders' Agreement by and among The New York Restaurant Group, Inc., Alan Stillman, Thomas H. Lee
             Equity Partners, L.P., THL-CCI Limited Partnership and persons listed as shareholders on the counterpart signature pages thereto, dated October 31, 1997
      10.19  Employment Agreement with Alan Stillman
      10.20  Non-Competition Agreement with Alan Stillman
      10.21  1996 Option Plan
      10.22  1997 Stock Option Plan

 EXHIBITS
    NO.                                              DESCRIPTION OF DOCUMENTS
-----------  --------------------------------------------------------------------------------------------------------
     10.23*  1999 Stock Option Plan
     10.24*  1999 Employee Stock Purchase Plan
     10.25*  Non-Employee Director Stock Option Plan
      21.1*  Subsidiaries of the Registrant
      23.1   Consent of KPMG LLP
      23.2   Consent of Goldstein Golub Kessler LLP
      23.3   Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1)
      24.1   Power of Attorney (included on page II-4)
      27.1   Financial Data Schedule
      99.1*  Consent of Prospective Director